As filed with the Securities and Exchange Commission on January 24, 2006

                               Reg. No. 333-125564

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 AMENDMENT NO. 2

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NATURAL GAS SYSTEMS, INC.


                 (Name of Small Business Issuer in its Charter)



        NEVADA                          1311                     80-0028196
(State of jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
   of incorporation         Classification Code Number)      Identification No.)
   or organization)

                                   820 GESSNER
                                   SUITE 1340
                                HOUSTON, TX 77024
                                 (713) 935-0122


          (Address and telephone number of principal executive offices and principal place of business)

                            NATURAL GAS SYSTEMS, INC.
                                   820 GESSNER
                                   SUITE 1340
                                HOUSTON, TX 77024
                                 (713) 935-0122

            (Name, address and telephone number of agent for service)
                                    COPY TO:
                             LAWRENCE SCHNAPP, ESQ.
                      TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 789-1255

              Approximate date of proposed sale to the public: From
                  time to time after the date this registration
                          statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2006

                                   PROSPECTUS

                            NATURAL GAS SYSTEMS, INC.

                      6,551,445 shares of our common stock

This prospectus relates to the sale of up to 5,301,445 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 1,250,000 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants held by some of our warrantholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol NGSY. On January 23, 2006, the closing price of our common stock was $1.36 per share.

The shares included in this prospectus may be offered and sold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a selling stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

YOU SHOULD UNDERSTAND THE RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK. BEFORE MAKING AN INVESTMENT, READ THE "RISK FACTORS," WHICH BEGIN ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January ___, 2006.

                                TABLE OF CONTENTS



                                                                            Page

PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................3
FORWARD-LOOKING STATEMENTS....................................................11
USE OF PROCEEDS...............................................................11
MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS..................11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS.......................................................12
BUSINESS......................................................................19
MANAGEMENT....................................................................25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................32
SELLING STOCKHOLDERS..........................................................33
PLAN OF DISTRIBUTION..........................................................38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................40
DESCRIPTION OF SECURITIES.....................................................40
EXPERTS.......................................................................43
LEGAL MATTERS.................................................................43
WHERE YOU CAN FIND MORE INFORMATION...........................................43
GLOSSARY OF TERMS.............................................................43
INDEX TO FINANCIAL STATEMENTS................................................F-1



YOU SHOULD RELY ONLY ON THE INFORMATION THAT IS CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS MAY BE USED ONLY IN JURISDICTIONS WHERE IT IS LEGAL TO SELL THESE SECURITIES. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision, including the information under the headings "Risk Factors."

All information contained in this prospectus is adjusted to reflect a 40:1 reverse split of our common stock effected in May 2004.

Throughout this prospectus, the terms "we," "us," "our," "our company" and "NGS" refer to Natural Gas Systems, Inc., a Nevada corporation formerly known as Reality Interactive, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

                                COMPANY OVERVIEW

Natural Gas Systems, Inc. was formed in late 2003 to acquire established crude oil and natural gas resources and exploit them through the application of conventional and specialized technology with the objective of increasing production, ultimate recoveries, or both. We currently operate in four crude oil and natural gas fields in the State of Louisiana. Our principal executive offices are located at 820 Gessner, Suite 1340, Houston, Texas 77024. Our telephone number is 713-935-0122 and we maintain a website at www.natgas.us. Information contained on our website does not constitute part of this prospectus.

In acquiring our crude oil and natural gas properties, we target established, shallow oil and gas fields or resources, preferably with existing road, pipeline and storage infrastructure, and reservoirs with low permeability (referred to as "tight" reservoirs in which oil or gas flow is inhibited). Such reservoirs typically have low decline rate production and limited drainage areas per well. Our strategy is to develop incremental value by:

(i) bringing undrained or partially drained areas of the reservoirs into production, and

(ii) accelerating existing production by engaging in:

      o work-overs to clean sand, water and paraffin from wells,

      o re-completions into other reservoirs,

      o optimization of production facilities including installation of compression facilities,

      o development and exploitation drilling,

      o applying lateral drilling, hydraulic fracturing and other stimulation methods to older fields that matured prior to the application of these technologies, and

      o selective use of newer technologies, some of which may be unproved, to locate bypassed resources in mature fields.

The NGS team is broadly experienced in oil and gas operations, development, acquisitions and financing and follows a strategy of outsourcing most of the property, corporate administrative and accounting functions.

                       CORPORATE HISTORY OF REVERSE MERGER

Reality Interactive, Inc. ("Reality"), a Nevada corporation that traded on the OTC Bulletin Board under the symbol RLYI.OB, and the predecessor of Natural Gas Systems, Inc., was incorporated on May 24, 1994 for the purpose of developing technology-based knowledge solutions for the industrial marketplace. On April 30, 1999, Reality ceased business operations, sold substantially all of its assets and terminated all of its employees. Subsequent to ceasing operations, Reality explored other potential business opportunities to acquire or merge with another entity, while continuing to file reports with the SEC.

On May 26, 2004, Natural Gas Systems, Inc., a privately owned Delaware corporation formed in September 2003 ("Old NGS"), was merged into a wholly owned subsidiary of Reality. Reality was thereafter renamed Natural Gas Systems, Inc. and adopted a June 30 fiscal year end. As part of the merger, the officers and directors of Reality resigned, the officers and directors of Old NGS became the officers and directors of our company and the crude oil and natural gas business of Old NGS became that of our company.

                                  THE OFFERING

We are registering 6,551,445 shares of our common stock in order to enable the holders of those shares to freely re-sell those shares (on the open market or otherwise) from time to time in the future through the use of this prospectus. Of these shares, 5,301,445 shares are currently outstanding and were issued in private transactions and 1,250,000 shares may be issued to selling stockholders upon their exercise of outstanding warrants issued in private transactions. Since the foregoing shares and warrants were issued in private, unregistered transactions, none of the 6,551,445 shares can be freely transferred at this time by the selling stockholders unless the shares are included in a prospectus, such as this prospectus, or unless the shares are sold in an exempt transaction such as a sale that complies with the terms and conditions of Rule 144 under the Securities Act of 1933.



Common stock offered by the selling
stockholders                                 6,551,445 shares, consisting of
                                             5,301,445 outstanding shares owned
                                             by selling stockholders and
                                             1,250,000 shares issuable to
                                             selling stockholders upon exercise
                                             of warrants.

Common stock currently outstanding           24,948,364 shares (1)

Common stock to be outstanding after the
offering, assuming no exercise of the
warrants for the shares covered by this
prospectus                                   24,948,364 shares (1)

Common stock to be outstanding after the
offering, assuming the exercise of all
warrants for the shares covered by this
prospectus                                   26,198,364 shares (2)

OTC Bulletin Board Trading Symbol            NGSY

Risk Factors                                 An investment in our common stock
                                             involves significant risks. See
                                             "Risk Factors" beginning on page 3.



(1) Does not include (i) up to 2,019,000 shares of our common stock available for issuance under our 2004 Stock Plan, (ii) up to 1,836,000 shares of our common stock issuable upon the exercise of options granted under our 2004 Stock Plan, (iii) up to 510,000 shares of our common stock issuable upon the exercise of options granted under our 2003 Stock Option Plan, or (iv) up to 2,421,467 shares of our common stock issuable upon exercise of our outstanding warrants.

(2) Does not include (i) up to 2,019,000 shares of our common stock available for issuance under our 2004 Stock Plan, (ii) up to 1,836,000 shares of our common stock issuable upon the exercise of options granted under our 2004 Stock Plan, (iii) up to 510,000 shares of our common stock issuable upon the exercise of options granted under our 2003 Stock Option Plan, or (iv) up to 1,178,467 shares of our common stock issuable upon exercise of some of our outstanding warrants.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE MAY BE UNABLE TO OBTAIN THE LARGE AMOUNT OF ADDITIONAL CAPITAL THAT WE NEED TO GROW OUR BUSINESS.

Based on our current estimates of production and current oil and gas prices, and absent a default causing acceleration of our debt, we currently have sufficient capital reserves to satisfy our short-term obligations through September 30, 2006. We will require more capital or success in our development activities or both to execute additional acquisitions, fund our development program beyond our 2005 Delhi Development Drilling Program we began in October 2005 (as defined in the "Properties/Delhi Field" portion of the "Business" section below), replace our existing depleting reserves or exploit any technology projects we may develop from time to time. Additionally, we may encounter unforeseen costs or lower commodity prices that could also require us to seek additional capital. While we are exploring various capital raising avenues, we cannot assure you that we will be able to obtain the capital needed to acquire additional crude oil and natural gas fields. Further, we have been operating at a loss and intend to increase our operating expenses and overhead significantly as we expand our acquisitions of crude oil and natural gas production and expand our field operations staff. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such resources would significantly impair our ability to execute our growth plan or respond to competitive pressures. Furthermore, our growth strategy may not produce material revenues even if successfully funded.

We intend to explore a number of options to secure alternative sources of capital, including the issuance of senior secured debt, volumetric production payments, subordinated debt, or additional equity, including preferred equity securities or other equity securities. We have not yet identified the sources for the additional financing we require and we do not have commitments from any third parties to provide this financing. We might not succeed, therefore, in obtaining additional and acceptable financing when we need it or at all. Our ability to obtain additional capital will also depend on market conditions, national and global economics and other factors beyond our control. We cannot assure you that we will be able to implement or capitalize on various financing alternatives or otherwise obtain required working capital, the need for which is substantial given our operating loss history. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

OUR CURRENT CREDIT FACILITY INCLUDES STRICT FINANCIAL COVENANTS THAT WE MAY BE UNABLE TO SATISFY.

In February 2005, we entered into a credit facility with Prospect Energy Corporation. This facility is secured by substantially all of our existing and certain future assets including the common stock of certain subsidiaries. While no principal payments are required prior to maturity, we are required to meet certain ongoing financial covenants. The primary covenants include maintaining a minimum ratio of borrowing base to debt and a minimum ratio of EBITDA (earnings before interest, income tax and other non-cash charges such as depreciation, depletion and amortization) to total interest. Our borrowing base is dependent upon our proved reserves as determined by our outside engineers and the reasonable satisfaction of Prospect, future operating costs and capital expenditures and commodity prices. We cannot assure you that, in the future, commodity prices will not decline, projected reserve increases will be obtained or current proved reserves will be realized, any one of which could reduce our borrowing base, which could in turn require us to reduce our outstanding borrowings or prepay our debt due to an acceleration by our lender. At September 30, 2005, we were in compliance with our borrowing base covenant.

Under the Prospect facility, we are required to maintain an EBITDA of two times interest payable, beginning no later than the three month period ending January 31, 2006. Our ability to comply with this requirement is dependent on achieving certain operating results, especially with respect to our 2005 Delhi Development Drilling Program that was scheduled to begin in May 2005. On October 9, 2005, this program commenced operations, following a five month delay caused by casualty repairs sustained by the drilling contractor for the account of another customer. Due to these delays and the uncertain operating results of these wells, we can not assure you that the results from this program will provide sufficient EBITDA to meet the required interest coverage ratio. If such a covenant breach occurs and is not waived by Prospect, the debt would become immediately due and payable. Since we do not have sufficient liquid assets to prepay our debt in full, we would be required to refinance all or a portion of our existing debt or obtain additional financing. If we were unable to refinance our debt or obtain additional financing, we would be required to curtail portions of our development program, sell assets, and/or reduce capital expenditures. Had we been subject to this requirement on September 30, 2005, we would not have been in compliance.

Other covenants limit additional borrowings, sales of assets and the distributions of cash or properties and prohibit the payment of dividends and the incurrence of liens. The restrictions of the credit facility may have adverse consequences on our operations and financial results, including our ability to obtain financing for working capital, capital expenditures, our development program, purchases of new technology or other purposes. We will be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities. A substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements, thus requiring us to modify operations which could result in our becoming more vulnerable to downturns in our business or the economy generally.

Our ability to obtain and service indebtedness will depend on our future performance and performance of vendors, including our ability to manage cash flow and working capital and availability of services from vendors, which are in turn subject to a variety of factors beyond our control. We may not get timely access to vendor services to allow us to carry out our business plan. Our business may not generate cash flow at or above anticipated levels or we may not be able to borrow funds in amounts sufficient to enable us to service indebtedness, make anticipated capital expenditures or finance our development program. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to curtail portions of our development program, sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We may not be able to refinance our debt or obtain additional financing for many reasons, including restrictions on our ability to incur debt under our existing debt or installment purchase arrangements, and the fact that substantially all of our assets are currently pledged to secure obligations under our existing debt or installment purchase arrangements.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT FUTURE RESULTS AND INCREASES THE RISK OF YOUR INVESTMENT.

We commenced our crude oil and natural gas operations in late 2003 and have a limited operating history. Therefore, we face all the risks common to companies in their early stages of development, including uncertainty of funding sources, high initial expenditure levels and uncertain revenue streams, an unproven business model, and difficulties in managing growth. Our prospects must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business. Any forward-looking statements in this prospectus do not reflect any possible effect on us from the outcome of these types of uncertainty. Since inception, we have incurred significant losses. We cannot assure you that we will be successful. While members of our management have previously carried out or been involved with acquisition and production activities in the crude oil and natural gas industry while employed by other companies, we cannot assure you that our intended acquisition targets and development plans will lead to the successful development of crude oil and natural gas production or additional revenue.

WE MAY BE UNABLE TO CONTINUE LICENSING FROM THIRD PARTIES THE TECHNOLOGIES THAT WE USE IN OUR BUSINESS OPERATIONS.

As is customary in the crude oil and natural gas industry, we utilize a variety of widely available technologies in the crude oil and natural gas development and drilling process. We do not have any patents or copyrights for the technology we currently utilize. Instead, we license or purchase services from the holders of such technology, or outsource the technology integral to our business from third parties. Our commercial success will depend in part on these sources of technology and assumes that such sources will not infringe on the propriety rights of others. We cannot be certain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties' intellectual property rights. Our inability to acquire any third-party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations.

REGULATORY AND ACCOUNTING REQUIREMENTS MAY REQUIRE SUBSTANTIAL REDUCTIONS IN PROVEN RESERVES (SEE GLOSSARY) AND LIMITATIONS OF HEDGING.

We review on a periodic basis the carrying value of our crude oil and natural gas properties under the applicable rules of the various regulatory agencies, including the SEC. Under these rules, the carrying value of proved reserves of crude oil and natural gas properties may not exceed the present value of estimated future net after-tax cash flows from proved reserves, discounted at 10%. Application of this "ceiling" test generally requires pricing future revenues at the unescalated prices in effect as of the end of our fiscal year and requires a write down for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time. We may in the future be required to write down the carrying value of our crude oil and natural gas properties when crude oil and natural gas prices are depressed or unusually volatile. Whether we will be required to take such a charge will depend on the prices for crude oil and natural gas at the end of any fiscal period and the effect of reserve additions or revisions and capital expenditures during such period. If a write down is required, it would result in a charge to our earnings but would not impact our cash flow from operating activities.

In order to reduce our exposure to short-term fluctuations in the price of crude oil and natural gas and comply with the terms of our credit facility, we have entered into commodity contracts. These arrangements apply to only a portion of our production and provide only partial price protection against declines in crude oil and natural gas prices. Our commodity contracts may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase contracted quantities of crude oil or natural gas or a sudden, unexpected event materially impacts crude oil or natural gas prices. In addition, our commodity contracts may limit the benefit to us of increases in the price of crude oil and natural gas.

WE MAY BE UNABLE TO ACQUIRE AND DEVELOP THE ADDITIONAL OIL AND GAS RESERVES THAT ARE REQUIRED IN ORDER TO SUSTAIN OUR BUSINESS OPERATIONS.

In general, the volumes of production from crude oil and natural gas properties decline as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we acquire properties containing proved reserves or conduct successful development activities, or both, our proved reserves will decline. Our future crude oil and natural gas production is, therefore, highly dependent upon our level of success in finding or acquiring additional reserves. Under the terms of our current credit facility with Prospect, our ability to purchase additional oil and gas properties is limited to a maximum of $100,000 (plus the amount of proceeds to us from financing transactions and positive cash flow from operations, if any, in each case subsequent to September 22, 2005), until we are in compliance with the interest coverage covenant contained in the Prospect Facility.

WE ARE SUBJECT TO SUBSTANTIAL OPERATING RISKS THAT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The crude oil and natural gas business involves numerous operating hazards such as well blowouts, mechanical failures, explosions, uncontrollable flows of crude oil, natural gas or well fluids, fires, formations with abnormal pressures, hurricanes, flooding, pollution, releases of toxic gas and other environmental hazards and risks. We could suffer substantial losses as a result of any of these events. While we carry general liability, control of well, and operator's extra expense coverage typical in our industry, we are not fully insured against all risks incident to our business.

We may not always be the operator of some of our wells. As a result, our operating risks for these wells and our ability to influence the operations for these wells will be less subject to our control. Operators of these wells may act in ways that are not in our best interests. If this occurs, the development of, and production of crude oil and natural gas from, some wells may not occur which would have an adverse effect on our results of operations.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT US.

We depend to a large extent on the services of certain key management personnel, including our executive officers, the loss of any of whom could have a material adverse effect on our operations. In particular, our future success is dependent upon Robert S. Herlin, our President, for capital raising, sourcing and evaluating and closing deals, and oversight of development and operations.

THE LOSS OF ANY OF OUR SKILLED TECHNICAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

We depend to a large extent on the services of skilled technical personnel to operate and maintain our crude oil and natural gas fields. We do not have the resources to perform all of these services and therefore we outsource our requirements. Additionally, as our production increases, so does our need for such services. Generally, we do not have long-term agreements with our drilling and maintenance service providers. Accordingly, there is a risk that any of our service providers could discontinue servicing our crude oil and natural gas fields for any reason. Although we believe that we could establish alternative sources for most of our operational and maintenance needs, any delay in locating, establishing relationships with, and training our sources could result in production shortages and maintenance problems, with a resulting loss of revenue to us. We also rely on third-party carriers for the transportation and distribution of our production, the loss of any of which could have a material adverse effect on our operations.

BECAUSE OUR CURRENT GAS PRODUCING FIELD HAS ONLY ONE GAS PIPELINE OUTLET, OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE LOST ACCESS TO THAT OUTLET.

All of our natural gas sales are made via one gas pipeline connection. Our ability to sell natural gas would be adversely affected if the operators of this pipeline refused to or were unable to accept our gas. We have had infrequent sales curtailment due to gas quality issues resulting from operational problems with our gas treating facility that we believe have been rectified. Our only alternative in such event would be to permit and construct a new pipeline connection to a pipeline located several miles from the field, which could require re-locating our gas treating facility.

WE MAY HAVE DIFFICULTY MANAGING FUTURE GROWTH AND THE RELATED DEMANDS ON OUR RESOURCES AND MAY HAVE DIFFICULTY IN ACHIEVING FUTURE GROWTH.

We hope to experience rapid growth through acquisitions and development activity. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including:

o our ability to identify and acquire new development or acquisition prospects;

o our ability to develop existing properties;

o our ability to continue to retain and attract skilled personnel;

o the results of our development program and acquisition efforts;

o the success of our technologies;

o hydrocarbon prices;

o our ability to successfully integrate new properties; and

o our access to capital.

We can not assure you that we will be able to successfully grow or manage any such growth.

WE FACE STRONG COMPETITION FROM LARGER CRUDE OIL AND NATURAL GAS COMPANIES.

Our competitors include major integrated crude oil and natural gas companies and numerous independent crude oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than we have. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, many of these larger competitors are able to pay more for development projects and productive crude oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies are able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in our industry.

THE CRUDE OIL AND NATURAL GAS RESERVES INCLUDED IN THIS PROSPECTUS ARE ONLY ESTIMATES AND MAY PROVE TO BE INACCURATE.

There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values. The reserves discussed in this prospectus are only estimates that may prove to be inaccurate because of these uncertainties. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable crude oil and natural gas reserves depend upon a number of variable factors, such as historical production from the area compared with production from other producing areas and assumptions concerning effects of regulations by governmental agencies, future crude oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs. Some or all of these assumptions may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of crude oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times, may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenue and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. The information regarding discounted future net cash flows included in this prospectus should not be considered as the current market value of the estimated crude oil and natural gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for crude oil and natural gas, increases or decreases in consumption, and changes in governmental regulations or taxation. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the crude oil and natural gas industry in general.

WE CANNOT MARKET THE CRUDE OIL AND NATURAL GAS THAT WE PRODUCE WITHOUT THE ASSISTANCE OF THIRD PARTIES.

The marketability of the crude oil and natural gas that we produce depends upon the proximity of our reserves to, and the capacity of, facilities and third-party services, including crude oil and natural gas gathering systems, pipelines, trucking or terminal facilities, and processing facilities. The unavailability or lack of capacity of such services and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. A shut-in or delay or discontinuance could adversely affect our financial condition. In addition, federal and state regulation of crude oil and natural gas production and transportation could affect our ability to produce and market our crude oil and natural gas on a profitable basis.

THE TYPES OF RESOURCES WE FOCUS ON HAVE CERTAIN RISKS.

Our business plan focuses on the acquisition and development of shallower, more complex and/or lower permeability reservoirs. Shallow reservoirs usually have lower pressure and, necessarily, less hydrocarbons in place, complex reservoirs are more difficult to analyze and exploit, and low permeability reservoirs require more wells and stimulation for development and such wells may have low profit margins.

In addition, the mature fields we currently own have well bores that were drilled as early as the 1920s. As such, they contain older down-hole equipment and casing that is more subject to failure than new equipment. The failure of such equipment or other subsurface failure can result in the complete loss of a well.

CRUDE OIL AND NATURAL GAS DEVELOPMENT, RE-COMPLETION OF WELLS FROM ONE RESERVOIR TO ANOTHER RESERVOIR, AND RESTORING WELLS TO PRODUCTION ARE SPECULATIVE ACTIVITIES AND INVOLVE NUMEROUS RISKS AND SUBSTANTIAL AND UNCERTAIN COSTS.

Our growth will be materially dependent upon the success of our future development program. Drilling for crude oil and natural gas and re-working existing wells involve numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors beyond our control, including:

o unexpected drilling conditions;

o pressure or irregularities in formations;

o equipment failures or accidents;

o inability to obtain leases on economic terms, where applicable;

o adverse weather conditions;

o compliance with governmental requirements; and

o shortages or delays in the availability of drilling rigs or crews and the delivery of equipment.

Drilling or re-working is a highly speculative activity. Even when fully and correctly utilized, modern well completion techniques such as hydraulic fracturing and lateral drilling do not guarantee that we will find crude oil and/or natural gas in our wells. Hydraulic fracturing involves pumping a fluid with or without particulates into a formation at high pressure, thereby creating fractures in the rock and leaving the particulates in the fractures to ensure that the fractures remain open, thereby potentially increasing the ability of the reservoir to produce oil or gas. Lateral drilling involves drilling horizontally out from an existing vertical well bore, thereby potentially increasing the area and reach of the well bore that is in contact with the reservoir. Our future drilling activities may not be successful and, if unsuccessful, such failure would have an adverse effect on our future results of operations and financial condition. We cannot assure you that our overall drilling success rate or our drilling success rate for activities within a particular geographic area will not decline. We may identify and develop prospects through a number of methods, some of which do not include lateral drilling or hydraulic fracturing, and some of which may be unproven. The drilling and results for these prospects may be particularly uncertain. Our drilling schedule may vary from our capital budget. The final determination with respect to the drilling of any scheduled or budgeted prospects will be dependent on a number of factors, including, but not limited to:

o the results of previous development efforts and the acquisition, review and analysis of data;

o the availability of sufficient capital resources to us and the other participants, if any, for the drilling of the prospects;

o the approval of the prospects by other participants, if any, after additional data has been compiled;

o economic and industry conditions at the time of drilling, including prevailing and anticipated prices for crude oil and natural gas and the availability of drilling rigs and crews;

o our financial resources and results;

o the availability of leases and permits on reasonable terms for the prospects; and

o the success of our drilling technology.

We cannot assure you that these projects can be successfully developed or that the wells discussed will, if drilled, encounter reservoirs of commercially productive crude oil or natural gas. There are numerous uncertainties in estimating quantities of proved reserves, including many factors beyond our control.

CRUDE OIL AND NATURAL GAS PRICES ARE HIGHLY VOLATILE IN GENERAL AND LOW PRICES WILL NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

Our revenues, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent upon prevailing prices of crude oil and natural gas. Lower crude oil and natural gas prices may reduce the amount of crude oil and natural gas that we can produce economically. Historically, the markets for crude oil and natural gas have been very volatile, and such markets are likely to continue to be volatile in the future. Prices for crude oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for crude oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control, including:

o the level of consumer product demand;

o weather conditions;

o domestic and foreign governmental regulations;

o the price and availability of alternative fuels;

o political conditions;

o the foreign supply of crude oil and natural gas; and

o the price of foreign imports and overall economic conditions.

It is impossible to predict future crude oil and natural gas price movements. Declines in crude oil and natural gas prices may materially adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.

GOVERNMENT REGULATION AND LIABILITY FOR ENVIRONMENTAL MATTERS MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Crude oil and natural gas operations are subject to extensive federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of crude oil and natural gas wells below actual production capacity in order to conserve supplies of crude oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of crude oil and natural gas, by-products thereof and other substances and materials produced or used in connection with crude oil and natural gas operations. In addition, we may inherit liability for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities. We are also subject to changing and extensive tax laws, the effects of which cannot be predicted. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on us.

                           RISKS RELATED TO OUR STOCK

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VERY VOLATILE.

Our common stock is thinly traded and the market price has been, and is likely to continue to be, highly volatile. For the twelve month period ended on December 31, 2005, our stock price as traded on the OTC Bulletin Board has ranged from $1.00 to $3.47. The variance in our stock price makes it extremely difficult to forecast with any certainty the stock price at which you may be able to buy or sell shares of our common stock. The market price for our common stock could be subject to wide fluctuations as a result of factors that are out of our control, such as:

o actual or anticipated variations in our results of operations;

o naked short selling of our common stock and stock price manipulation;

o changes or fluctuations in the commodity prices of crude oil and natural gas;

o general conditions and trends in the crude oil and natural gas industry; and

o general economic, political and market conditions.

PRESENT MANAGEMENT AND DIRECTORS CURRENTLY HOLD A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND THEREFORE MIGHT BE ABLE TO CONTROL THE ELECTION OF OUR DIRECTORS AND OTHER MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL.

Our executive officers and directors, in the aggregate, beneficially own approximately 37% of our outstanding common stock (including shares issuable upon the exercise of options and warrants exercisable within 60 days of January 15, 2006). Our Chairman of the Board, Mr. Laird Q. Cagan, Managing Director of Cagan McAfee Capital Partners, LLC ("CMCP") currently owns or controls, directly or indirectly, approximately 7.7 million of these shares (including shares issuable upon the exercise of warrants exercisable within 60 days of January 15,
2006), or approximately 31% of our outstanding common stock. Mr. Eric McAfee, also a Managing Director of CMCP, currently owns or controls, directly or indirectly, approximately 5.9 million shares (including shares issuable upon the exercise of warrants exercisable within 60 days of January 15, 2006), or approximately 24% of our outstanding common stock. Collectively, these two individuals currently own or control, directly or indirectly, approximately 13.6 million shares (including shares issuable upon the exercise of warrants exercisable within 60 days of January 15, 2006), or approximately 54% of our outstanding common stock. As a result, these holders of our outstanding common stock, if they were to act together, would be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impede a merger, consolidation, takeover or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could have an adverse effect on the market price of our common stock.

"PENNY STOCK" REGULATIONS MAY RESTRICT THE MARKETABILITY OF OUR COMMON STOCK.

The SEC's regulations generally define "penny stock" to be an OTC Bulletin Board ("OTCBB") stock that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction.

Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

THE MARKET FOR OUR COMMON STOCK IS LIMITED AND MAY NOT PROVIDE ADEQUATE
LIQUIDITY.

Our common stock is currently thinly traded on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the NASDAQ Stock market, or another national exchange. There are a limited number of active market makers of our common stock. In order to trade shares of our common stock you must use one of these market makers unless you trade your shares in a private transaction. In the twelve months prior to December 31, 2005, the actual trading volume in our common stock ranged from a low of no shares of common stock traded to a high of over 319,000 shares of common stock traded, with 144 days exceeding a trading volume of 10,000 shares. On most days, this trading volume means there is limited liquidity in our shares of common stock. As of the date of this prospectus, the current three-month average trading volume was approximately 28,000 shares. Selling our shares is more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our stock may be unable to sell shares purchased should they desire to do so.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH REPORTS ABOUT OUR BUSINESS OR IF THEY DOWNGRADE OUR STOCK, THE PRICE OF OUR COMMON STOCK COULD DECLINE.

Small, relatively unknown companies can achieve visibility in the trading market through research and reports that industry or securities analysts publish. However, to our knowledge, no analysts cover our company. The lack of published reports by independent securities analysts could limit the interest in our common stock and negatively affect our stock price. We do not have any control over the research and reports these analysts publish or whether they will be published at all. If any analyst who does cover us downgrades our stock, our stock price would likely decline. If any analyst ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price to decline.

THE ISSUANCE OF ADDITIONAL COMMON AND PREFERRED STOCK WOULD DILUTE EXISTING STOCKHOLDERS.

We are authorized to issue up to 100,000,000 shares of common stock. To the extent of such authorization, our board of directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as our board may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock now outstanding. We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by our board of directors. Such designation of new series of preferred stock may be made without stockholder approval, and could create additional securities which would have dividend and liquidation preferences over our common stock. Preferred stockholders could adversely affect the rights of holders of our common stock by:

o exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

o receiving preferences over the holders of common stock regarding surplus funds in the event of our dissolution or liquidation;

o delaying, deferring or preventing a change in control of our company; and

o discouraging bids for our common stock.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.

As of January 15, 2006, we had outstanding 24,948,364 shares of common stock, of which approximately 23,900,000 shares were "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act of 1933). Other than the shares being registered for resale by this prospectus, only approximately 1,036,000 shares are currently freely tradable shares without further registration under the Securities Act. However, as a result of the registration of the shares included in this prospectus, an additional 5,301,445 shares of our currently outstanding common stock will be able to be freely sold on the market, which number will increase to 6,551,445 shares if the warrants are exercised by the selling stockholders and the underlying 1,250,000 shares that are included in this prospectus are purchased. Because there currently are only approximately 1,036,000 freely tradable shares, the release of 5,301,445 additional freely trading shares included in this prospectus onto the market, or the perception that such shares will or could come onto the market, could have an adverse affect on the trading price of the stock.

In addition to the shares that are being registered for re-sale under this prospectus, an additional 18,000,000 shares of restricted stock became eligible for public resale under Rule 144 as of June 30, 2005. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one stockholder holds these restricted shares, a significant number of shares can now be sold under Rule
144. We cannot predict the effect, if any, that sales of the shares included in this registration statement or subject to Rule 144 sales, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of our common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

WE DO NOT PLAN TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK.

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that our board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock for the foreseeable future. Additionally, we are currently restricted from paying dividends pursuant to the terms of our credit agreement.

                           FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. Certain of the statements contained in all parts of this document including, but not limited to, those relating to our acquisition and development plans, the effect of changes in strategy and business discipline, our project portfolio, future general and administrative expenses on a per unit of production basis, increases in wells operated, future growth, expansion and acquisitions, future exploration, future seismic data (including timing and results), purchase of technology licenses and their value and application, expansion of operations, generation of additional prospects, review of outside generated prospects and acquisitions, additional reserves and reserve increases, enhancement of visualization and interpretation strengths, expansion and improvement of capabilities, integration of new technology into operations, credit facilities, attraction of new members to our exploration team, future compensation programs, new focus on core areas, new prospects and drilling locations, future capital expenditures (or funding thereof), sufficiency of future working capital, borrowings and capital resources and liquidity, projected cash flows from operations, expectation or timing of reaching payout, outcome, effects or timing of any legal proceedings, drilling plans, including scheduled and budgeted wells, the number, timing or results of any wells, the plans for timing, interpretation and results of new or existing seismic surveys or seismic data, future production or reserves, future acquisition of leases, lease options or other land rights and any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts are forward looking.

These forward-looking statements reflect our current view of future events and financial performance. When used in this document, the words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "intend," "plan," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Such statements involve risks and uncertainties, including, but not limited to, the numerous risks and substantial and uncertain costs associated with drilling of new wells, the volatility of crude oil and natural gas prices and the effects of relatively low prices for our products, conducting successful exploration and development in order to maintain reserves and revenue in the future, operating risks of crude oil and natural gas operations, our dependence on key personnel, our ability to utilize changing technology and the risk of technological obsolescence, the significant capital requirements of our exploration and development and technology development programs, governmental regulation and liability for environmental matters, results of litigation, management of growth and the related demands on our resources and the ability to achieve future growth, competition from larger crude oil and natural gas companies, the potential inaccuracy of estimates of crude oil and natural gas reserve data, property acquisition risks, and other factors detailed in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 1,250,000 shares are exercised for cash, we would receive approximately $1,122,000 of total proceeds. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares, including specified legal and accounting fees.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board National Association of Securities Dealers Automated Quotation System under the symbol "NGSY" and its predecessor symbol "RLYI". Market quotations shown below were reported by Media General Financial Services and represent prices between dealers, excluding retail mark-up or commissions, and adjusted for the 40:1 stock split that occurred on February 5, 2004.



                              2005            2004            2003
                          -------------   -------------   -------------
Quarter Ended             High     Low    High     Low    High     Low
---------------------     -----   -----   -----   -----   -----   -----
December 31               $1.95   $1.15   $2.30   $1.45   $1.60   $0.64

September 30              $2.05   $1.00   $3.75   $2.05   $2.60   $1.20

June 30                   $3.47   $1.32   $4.75   $0.91   $1.80   $0.60

March 31                  $2.30   $1.55   $3.25   $0.65   $1.80   $0.20



At August 31, 2005, we had 1,044 shareholders of record. No stock has been repurchased by us since the merger of Old NGS into us in May, 2004.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

On August 3, 2004, shareholders approved the adoption of our 2004 Stock Plan. As of January 15, 2006, options to purchase 1,836,000 shares had been granted under the 2004 Stock Plan and 155,000 shares were issued directly under the same plan. The purpose of the 2004 Stock Plan is to grant equity compensation in the form of stock grants, options or warrants to purchase our common stock to our employees and key consultants.



                                               Number of                              Number of securities
                                             securities to                                 remaining
                                               be issued          Weighted-average    available for future
                                             upon exercise            exercise           issuance under
                                             of outstanding           price of        equity compensation
                                                options,            outstanding         plans (excluding
                                              warrants and       options, warrants    securities reflected
 Plan category                                 rights(a)           and rights(b)        in column(a))(c)
                                            --------------      ------------------   --------------------
Equity compensation plans approved by
  security holders                               2,491,000(1)                $1.24              2,019,000

Equity compensation plans not approved by
  security holders                               1,221,467(2)                $1.24                     --

Total                                            3,712,467                   $1.24              2,019,000



(1) On May 26, 2004, we, as Reality Interactive, Inc., executed an Agreement and Plan of Merger with Natural Gas Systems, Inc., a Delaware corporation (the "Merger"). In connection with the Merger, we assumed the obligations of 600,000 stock options under our newly acquired subsidiary's 2003 Stock Option Plan. As of January 15, 2006, 510,000 shares remain issuable upon exercise under the 2003 Stock Option Plan and no further options will be issued thereunder. As of January 15, 2006, there were 1,836,000 shares of common stock issued or issuable upon exercise of outstanding options and 155,000 shares issued directly under the 2004 Stock Plan (40,000 shares of which remain subject to reverse vesting at January 15, 2006), leaving 2,019,000 shares of common stock available for issuance.

(2) In addition to assuming certain obligations listed in footnote 1 above, in connection with the Merger we also assumed outstanding warrants to purchase 319,931 shares of common stock at an exercise price of $1.00 per share, with a seven year term. We issued 240,000 of these warrants to CMCP and their assigns in connection with arranging the merger and 79,921 were issued to Laird Q. Cagan, Chadbourn Securities and their assigns in connection with capital raising services. Subsequently, we issued a warrant to purchase 92,536 shares of common stock to Mr. Cagan, Chadbourn Securities and their assigns in connection with capital raising services, warrants to purchase 262,500 shares of common stock to Tatum Partners in connection with Mr. Herlin's employment, and a warrant to purchase 50,000 shares for capital raising services in connection with the loan agreement with Prospect Energy Corporation; a warrant to purchase 287,500 shares of common stock in connection with Mr. Herlin's employment agreement with the Company, and a warrant to purchase 200,000 shares in connection with Daryl Mazzanti's (our Vice President of Operations) employment agreement with the Company.

DIVIDENDS

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that our board of directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock for the foreseeable future. Additionally, we are currently restricted from paying dividends pursuant to the terms of our credit agreement.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

As used herein, the term "three months ended December 31, 2003" refers to our inception date, September 23, 2003, through December 31, 2003.

RESULTS OF OPERATIONS

For fiscal years ended June 30, 2005, June 30, 2004 and December 31, 2003:

We did not commence our crude oil and natural gas operations until October 2003. Accordingly, our comparative results are limited.

During the twelve months ended June 30, 2005, we generated revenues of $1,635,187, as compared to $118,158 for the six months ended June 30, 2004 and $24,229 for the three months ended December 31, 2003, producing net losses of $2,164,571, $1,027,682 and $336,905 for the same respective periods. Excluding non-cash compensatory stock expense, our net losses were $1,457,454, $919,068 and $286,505 for the twelve month, six month and three month periods of 2005, 2004 and 2003, respectively. On an annualized basis, our net loss for the year ended June 30, 2005 decreased 21% from the year ended June 30, 2004, excluding non-cash compensatory stock expense.

Our results of operations were positively impacted by the following events during the fiscal year 2005:

o Began our first natural gas sales from our Delhi Field in July 2004.

o Closed two acquisitions of producing properties in the Tullos Field Area in September 2004 and February 2005.

o Re-completed the Delhi Ut. #184-2 as a gas well with initial production rate of almost 400 MCFD.

o Re-completed the Delhi Ut. #87-2 as a flowing oil well at an initial rate of 90 BOPD and 35 MCFD and original reservoir pressure, which is being produced at a lower rate as described below.

o Completed the first phase of mapping of the Delhi Field and identified 15 locations to be drilled.

Our revenues have continued to increase substantially each quarter, albeit at a slower rate of change than anticipated. Specifically, our operating results for the year ended June 30, 2005 were adversely impacted by the following events:

o The re-completion of the Delhi Ut. #87-2 did not begin production until April 2005 and encountered mechanical problems in the (65 year old) well bore that severely reduced production in May and June 2005. Following a series of workovers to repair the damage, we elected to defer further work and produce the well at a lower rate of 30-35 BOPD, compared to the initial rate of 90 BOPD, in order to lower the possibility of further damage. Correspondingly, we anticipate drilling a replacement well as part of our current development program that is expected to be higher in structure than the 87-2 and, therefore, should recover attic reserves that are otherwise not producible from the 87-2 well.

o Our second most significant oil well, the Delhi Ut. #197-2, continued to experience constrained production and numerous non-production days due to sand production. The current production level of about 10-15 BOPD appears to minimize sand influx and substantially reduce workover costs and downtime.

o Our most significant gas well, the Delhi Ut. #184-2, suffered plugging by ash material produced by the formation. Consequently, the well is producing at a curtailed rate until we initiate a cleanup and treatment.

o Heavy rains prevented regular lease maintenance and repairs from January through early April 2005, particularly in our Tullos Field Area. As the wells in the Tullos Field Area require a high level of maintenance and repairs, our production was significantly reduced in those months.

o Extensive rains also prevented most development work in all fields. Roads could not be built for new locations and existing roads could not be maintained to allow crude oil trucks to pick up product.

o The high industry demand for workover service rigs resulted in our losing access to vendor equipment during March and April 2005 due to the weather and the vendors' moving of inactive equipment to other parts of the region not so adversely impacted by the weather.

o The properties purchased in the Tullos Field Area were transferred without the normally available well plats, geological maps and well histories. Consequently, our development plan for Tullos Field has been delayed while we reproduce or locate much of this information necessary to more efficiently produce the wells, collect and dispose of water and identify precise disposal needs and workover opportunities.

o Our general and administrative costs have been affected by our legal costs associated with Rule 144 stock sales, recruitment costs, including sign on bonuses, in a tight market for skilled energy staff, and the relatively high cost of being a public company in our early stages of growth.

The following remedial actions have been or are planned to be taken:

o We are producing the 87-2 well at a reduced rate to limit the potential of further mechanical problems while scheduling a replacement well to be drilled up structure to recover additional reserves as well.

o We are evaluating alternative lift mechanisms for the Delhi Ut. #197-2 well that may be more resistant to sand production.

o We are planning to stimulate the 184-2 well following completion of the first few wells in our drilling program.

o We have nearly completed the reconstruction of the Tullos Field Area's records and maps.

o We are developing a program of improving the roads and lease batteries in key areas of the Tullos Field Area and are evaluating the movement of certain tank batteries to locations more resistant to rain.

o We are replacing certain high maintenance beam pumps with submersible pumps in the Tullos Field Area, potentially reducing maintenance expense and production downtime.

o We have arranged for a local well service company to activate and dedicate a service rig to our priority use in the Tullos Field Area.

Following is a summary of the progress we have made in both sales volumes and revenues, net to our interest:


                                                                     Three months ended
                                  units    12/31/2003   3/31/2004   6/30/2004   9/30/2004   12/31/2004   3/31/2005   6/30/2005
                                 -------   ----------   ---------   ---------   ---------   ----------   ---------   ---------
Oil & Gas revenues               $            $24,229     $48,572     $69,586    $231,167     $365,768    $402,305    $635,948

Oil volumes sold                 BO               857       1,498       1,934       3,955        5,234       6,545      12,644

Gas volumes sold                 MMBTU             --          --         110      11,252       15,679      16,378      10,828

Barrels of oil equivalent sold   BOE              857       1,498       1,952       5,830        7,847       9,275      14,449

Oil price (excludes price
  risk management activities)    $BBL          $28.29      $32.43      $35.64      $42.66       $47.94      $47.61      $50.78
Gas price  (excludes price
  risk management activities)    $/MMBTU           --          --       $5.90       $5.55        $7.32       $6.71       $6.35

Operating cost                   BOE           $92.54      $43.20      $43.17      $26.38       $24.14      $25.97      $24.39

Depreciation, depletion &
  amortization ("DD&A")          BOE           $16.29       $9.06      $14.33       $6.88        $6.88       $6.01       $7.12


Highlights of our performance since beginning our oil and gas operations, as shown in the table above:

o We have increased revenues for each quarter.

o We have increased sales volumes for each quarter, with average daily sales increasing from 9 BOEPD during the three months ended December 31, 2003 to 103 BOEPD, net to our interest.

o We have reduced operating costs per BOE.

o We have consistently reduced DD&A, due to lower acquisition costs per BOE on recent field purchases.

General and administrative expenses increased for the year ended June 30, 2005 to $2,220,780, as compared to $912,761 for the six months ended June 30, 2004 and $239,093 for the three months ended December 31, 2003. Of the amount incurred in fiscal 2005, $707,117 was due to non-cash charges for stock compensation expense (largely attributable to the Tatum contract re-negotiation) as compared to $108,614 of similar non-cash charges for the six months ended June 30, 2004 and $50,400 for the three months ended December 31, 2003.

Also included in general and administrative expenses for the twelve month period ended June 30, 2005 and the six months ended June 30, 2004, are significant costs of being a public company. Such costs include additional audit, tax, legal, printing, stock transfer, annual proxy statement preparation, merger expenses and similar costs incurred by public companies. Merger fees and expenses related to the merger of Old NGS into a subsidiary of Reality amounted to $370,000 for the six month period ended June 30, 2004. Old NGS was not a public company until its merger with us in May 2004.

For the three months ended September 30, 2005 versus the three months ended September 30, 2004:

The following table sets forth certain financial information with respect to our oil and gas operations.

                                                   Three Months Ended
                                                      September 30
                                                  ---------------------
Net to NGS                                          2005        2004      Variance      % change
----------                                        ---------   ---------   ---------     ---------
Sales Volumes (net):

Oil (Bbl)                                             9,002       3,955       5,047         128%

Gas (Mcf)                                             9,838      11,252      (1,414)        -13%

Oil and Gas (Boe)                                    10,642       5,830       4,812          83%

                                                                                  -

Revenue data (a):                                                                 -

Oil revenue                                       $ 486,395   $ 164,523   $ 321,872         196%

Gas revenue                                          56,489      66,644     (10,155)        -15%
                                                  ---------   ---------   ---------
Total oil and gas revenues                        $ 542,884   $ 231,167   $ 311,717         135%

Average prices (a):

Oil (per Bbl)                                     $   54.03   $   41.60   $   12.43          30%

Gas (per Mcf)                                          5.74        5.92       (0.18)         -3%

Oil and Gas (per Boe)                                 51.01       39.65       11.37          29%

Expenses (per Boe)

Lease operating expenses and production taxes     $   43.62   $   26.38   $   17.24          65%

Depletion expense on oil and gas properties            7.13        6.88        0.25           4%

  (a) Includes the cash settlement of hedging contracts

Net Income. For the three months ended September 30, 2005, we reported a net loss of $800,059, or $0.03 loss per share on total revenues of $542,884, as compared with a net loss of $302,636, or $0.01 loss per share on total revenues of $231,167 for the three months ended September 30, 2004. The increase in losses are attributable to increases in lease operating and general and administrative expenses, partially offset by increases in revenues due to higher sales and sales prices (see Lease Operating Expenses).

Sales Volumes. Oil sales volumes, net to our interest, for the three months ended September 30, 2005 increased 128% to 9,002 Bbls, compared to 3,955 Bbls for the three months ended September 30, 2004. The increase in sales volumes is primarily due to an increase in oil production from our Tullos Field Area acquisitions and the results of our recompletions in the Delhi Field.

Our net oil stock ending inventory increased 154% at September 30, 2005 to 4,079 Bbls, as compared to 1,609 Bbls at September 30, 2004, and increased 67%, or 1,638 Bbls, as compared to June 30, 2005. Increases in oil inventory are attributable to the nature of our acquisitions in the Tullos Field Area, since many of the Tullos Field leases do not make a full truckload within one month. This causes erratic oil runs, due to the preference of our oil purchaser to gather a full truckload from a single tank battery.

Net natural gas volumes sold for the three months ended September 30, 2005 were 9,838 Mcfs, a decrease of 13% from the three months ended September 30, 2004. Gas volumes declined due to mechanical problems with our largest gas producer, the Delhi Unit 184-2, resulting from severe plugging that occurred during a workover in June 2005, gas gathering line leaks and normal production decline. When compared to the three months ended June 30, 2005, natural gas sales are down 6%, or 135 Mcfs, due primarily to the full quarter effect of the 184-2 mechanical problems.

Production. Net oil production for the three months ended September 30, 2005 increased 176% to 10,639 Bbls, compared to 3,850 Bbls for the three months ended September 30, 2004. This is primarily due to the acquisition of wells in the Tullos Field Area. Net natural gas production for the three months ended September 30, 2005 declined 12% to 14,366 Mcfs, compared to 16,360 Mcfs for the three months ended September 30, 2004. This was due to well downtime caused by mechanical problems on our Delhi 184-2 well, shut-in of our gas gathering line to repair line leaks and normal production declines.

Oil and Gas Revenues. Revenues presented in the table above and discussed herein represent revenue from sales of our oil and natural gas production volumes, net to our interest. Production sold under fixed price delivery contracts, which have been designated for the normal purchase and sale exemption under SFAS 133, are also included in these amounts. Realized prices may differ from market prices in effect during the periods, depending on when the fixed delivery contract was executed.

Oil and gas revenues increased 135% for the three month period ended September 30, 2005, compared to the same period in 2004, as a result of the two separate acquisitions of producing leases in the Tullos Field Area. Another component of the increase was a 29% increase in the sales prices we received per Boe during the three months ended September 30, 2005 as compared to the three months ended September 30, 2004.

Lease Operating Expenses. Lease operating expenses for the three months ended September 30, 2005 increased $326,442 from the comparable 2004 period to $464,190. The increase in operating expenses in 2005 is primarily attributable to (1) an increase in the number of active wells due the acquisition of properties in the Tullos Field Area, (2) substantial increases in overall industry service costs, and (3) high workover costs associated with our Delhi 87-2 and 197-2 wells, repairs to our salt water disposal system and repairs to two separate gas gathering line leaks.

On a BOE basis, lease operating expense and production taxes totaling $43.62 per BOE did not meet our expectations for the three months ended September 30, 2005, as compared to 2004's comparable quarter ($26.38), and as compared to the previous three months ended June 30, 2005 ($24.39). The unfavorable variance in the quarter ended September 30, 2005 was predominately due to the previously mentioned workover costs associated with an unusually large number of our Delhi wells, combined with the loss of production from well downtime while working over the wells. Over half of this unfavorable variance was attributable to workover expenses incurred to maintain production on our Delhi 87-2 well, which currently accounts for the majority of our production from our Delhi Field. At present, the 87-2 well appears to have stabilized. Our Delhi 87-2 well is over 50 years old. Following its recompletion in 2005 into a new reservoir with an initial flowing production rate of 90 bopd, it suffered a casing collapse, causing us to engage in numerous expensive workovers that eventually enabled us to produce the well at a constrained rate of 30+ bopd.

Salaries, General and Administrative Expenses. Salaries, general and administrative expenses (exclusive of non-cash stock compensation expense) increased $206,361 to $471,204 for the three months ended September 30, 2005, as compared to the comparable 2004 period. The increase is primarily due to an increase in employees from two to five and implementation of an outsourced property accounting service with Petroleum Financial Incorporated. Overall general and administrative expenses are high due to expenses associated with a being a public registrant, including expenses for audited financial statements, SEC counsel, outside engineering estimates, D&O insurance, outside director fees and other related costs.

Depletion and Amortization Expense. Depletion and amortization expense increased $28,799 for the three months ended September 30, 2005 to $75,905 from $47,106 for the same period in 2004. The increase is due mostly to an 83% increase in sales volumes and a 4% increase in the average depletion rate, period over period.

Interest Expense. Interest expense for the three months ended September 30, 2005 increased $196,412 to $221,678, (of which $141,365 was cash expense) compared to $25,266 (of which $12,082 was cash expense) for the three months ended September 30, 2004. The increase in interest expense was primarily due to interest expense associated with the Prospect Facility, which was not outstanding in the comparable 2004 quarter. Of the $221,678 of interest expense incurred in the current three month period, $32,509 was recorded as a non-recurring charge to interest expense, representing the fair value of 200,000 revocable warrants issued in consideration to amend the Prospect Facility on September 22, 2005.

Effect of Hurricanes. On August 29, 2005, Hurricane Katrina came onshore just east of New Orleans, LA. None of our oil and gas properties suffered casualty losses from this storm.

On September 24, 2005, Hurricane Rita came onshore near the Texas/Louisiana border and headed north near our oil and gas operations in Northern Louisiana. None of our oil and gas properties suffered casualty losses from this storm, except we experienced approximately two days of deferred production at our Tullos Field, due to sporadic electricity outages.

Development Drilling Program. We originally scheduled our Delhi Field development drilling program to begin in May 2005. The program consisted of drilling seven consecutive wells, all included in our proved undeveloped reserves. Due to delays by the drilling contractor, we did not begin drilling until the second week of October, 2005. (For a description of our 2005 Delhi Development Drilling Program, as subsequently amended, please see the "Property/Delhi" portion of the "Business" section below.


PRODUCT PRICES AND PRODUCTION

Refer to "Markets and Customers", for a discussion of oil and gas prices and marketing.

Although product prices are key to our ability to operate profitably and to budget capital expenditures, they are beyond our control and are difficult to predict. Gas sales are completed on a BTU basis and the gas pipeline measures the BTU content at the delivery point. The gas produced at our Delhi Field is high BTU, with over 1100 BTU per cubic foot of gas from the dry gas wells, and over 1300 BTU in gas associated with the oil wells. We utilize a J-T gas processing unit that strips out most of the heavier liquids, in accordance with the sales pipeline criteria, leaving the residual, or sales, gas at a heat content of 1157 BTU per cubic foot, which is higher than the standard unit measure of 1000 BTU per cubic foot.

Increases in oil and natural gas volumes for the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the three months ended December 31, 2003 were a result of more months in the period, the successful workovers and restoration to production of several wells and the acquisitions of additional producing properties.

Refer to "Significant Properties, Estimated Proved Crude Oil and Natural Gas Reserves and Future Net Revenues" and "Production, Average Sales Prices and Average Production Costs" for disclosures regarding reserve values and for a summary on production, average sales prices and average production costs.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2005, we had $1,727,437 of unrestricted cash and positive working capital of $1,815,992, as compared to $2,548,688 of unrestricted cash and positive working capital of $2,599,232 at June 30, 2005, and $50,832 of unrestricted cash and negative working capital of $872,492 at September 30, 2004. In 2005, our working capital was positively impacted by the $3,000,000 of gross proceeds we received from the sale of our common stock in May of 2005, and the re-financing of our short-term debt with long-term debt and equity under the Prospect Facility in February 2005.

Effective September 22, 2005, we entered into an amendment to the Prospect Facility, thereby obtaining covenant relief with respect to our obligation to maintain an EBITDA to interest payable coverage ratio of 2.0:1. The amendment changes our compliance date to begin not later than the three months ended January 31, 2006, as compared to October 31, 2005 under the original terms of the agreement. In consideration for the amendment, we issued to Prospect revocable warrants to purchase 200,000 shares of our common stock, exercisable at $1.36 per share over five years. As a result, a non-recurring charge of $32,509 was recorded to interest expense during the three months ended September 30, 2005. The warrants will be automatically revoked in the event we achieve $200,000 in EBITDA, as defined, for any one month period through April 30, 2006. We also agreed to limit our acquisitions of additional oil and gas properties to a maximum of $100,000 (plus the amount of proceeds to us from financing transactions and positive cash flow from operations, if any, in each case subsequent to September 22, 2005) until we achieve a trailing three month EBITDA to interest coverage ratio of 2.0:1. The limitation does not include any evaluation costs, so that we may continue to review new projects.

The amendment to the Prospect Facility was effected in order to allow us to proceed with the delayed drilling program in our Delhi Field (the "2005 Delhi Development Drilling Program" described in the "Properties/Delhi" portion of the "Business" section below), the results of which we are relying on to achieve the EBITDA coverage ratio required of us by Prospect. We believe the timely drilling and production of our 2005 Delhi Development Drilling Program, based on the reserve report prepared by W.D. Von Gonten & Co dated July 1, 2005, will provide sufficient additions to earnings to comply with Prospect's EBITDA coverage ratio, and will provide sufficient cash to maintain our operations through September 30, 2006. Although the drilling program has commenced, we can not assure you that the assumptions in the reserve report will be achieved or that the development program will be completed in the timely manner necessary to comply with Prospect's EBITDA covenant coverage. If such a covenant breach occurs and is not waived by Prospect, the debt would become immediately due and payable. Since we do not have sufficient liquid assets to prepay our debt in full, we would be required to refinance all or a portion of our existing debt or obtain additional financing. If we were unable to refinance our debt or obtain additional financing, we would be required to curtail portions of our development program, sell assets, and/or reduce capital expenditures.

We have historically financed our development activities through proceeds from debt and equity proceeds. In the short term we intend to finance our current development drilling program through our existing working capital resources. As operator of all of our projects in development, we have the ability to significantly control the timing of most of our capital expenditures. We believe the cash flows from operating activities, combined with our ability to control the timing of substantially all of our future development and acquisition requirements, will provide us with the flexibility and liquidity to meet our future planned capital requirements for the 2005 Delhi Development Drilling Program.

Cash flow used by our operating activities was $1,077,535 for the twelve months ended June 30, 2005, as compared to $854,350 used during the six months ended June 30, 2005 and $247,003 used during the three months ended December 31, 2003. On an annualized basis, cash flow used by operating activities improved 37% in fiscal 2005, as compared to the six months ended June 30, 2004. The improvement was mostly attributable to $735,573 of cash flow provided from field operations in the twelve months ended June 30, 2005, as compared to $24,405 used in field operations for the six months ended June 30, 2004. Cash used in operating activities for the three months ended September 30, 2005 was $553,776 and cash used in operations for the comparative period in 2004 was $164,321. In 2005, the increase in cash used in operating activities was primarily due to higher operating expenses, partially offset by higher revenues.

Cash flow used by investing activities was $2,778,623 for the twelve months ended June 30, 2005. Of the major investing activities, approximately $1,504,000 was used to acquire oil and gas properties in the Tullos Urania Field Area, $553,543 was used to develop our oil and gas properties and $560,000 was used to comply with the debt service reserve account under the Prospect Facility. This compares to $4,194 used by investing activities during the six months ended June 30, 2004, and $1,805,485 for the three months ended December 31, 2003. Of the major investing activities in the three months ended December 31, 2003, $1,290,560 was invested in oil and gas properties, mostly to acquire our Delhi Field, and $301,835 was used to fund a Site Specific Trust Fund with the state of Louisiana for future plugging and abandonment related to the acquisition of our Delhi Field. Cash used in investing activities in the three months ended September 30, 2005 and 2004 was $260,952 and $805,523, respectively. Development capital expenditures spent for the three months ended September 2005 was $260,301. For the three months ended September 2004, we expended approximately $725,000 in capital acquisition costs for the purchase of producing properties in our Tullos Field Area, and approximately $80,000 was used for development capital at our Delhi Field.

During the twelve months ended June 30, 2005, we increased our debt, net of repayments, by $2,081,511 and replaced short-term debt with long-term debt under the Prospect Facility. We also raised gross proceeds from equity sales totaling $4,729,091, of which $3,580,083 was received from the sale of 1,594,200 shares of our common stock and the issuance of 235,000 shares of our common stock upon the exercise of options and direct stock awards granted under our 2004 Stock Plan. The remaining $1,149,008 was raised through the sale of warrants to Prospect Energy as described under "Common Stock, Options and Warrants" in Note 8 to our consolidated financial statements. Cash used in financing activities for the three months ended September 30, 2005 was $6,523, applied primarily to the remaining balance of the Cananwill insurance loan. In the comparable 2004 period, $652,845 of cash was provided from financing activities, consisting of $481,597 in net proceeds from loans and $554,723 of gross cash proceeds from the private sale of 369,200 shares of our common stock, before commissions, less $350,716 used for loan repayments.

Budgeted Capital Expenditures. Our 2005 Delhi Development Drilling program began in early October, 2005. Capital expenditures necessary to complete the drilling and completion of five development wells is expected to be approximately $1.1 - $1.2 million. We are funding this program out of working capital. As of January 18, 2006, we had drilled five wells, four of which have been completed and one of which is currently being completed. Two wells originally scheduled to be drilled in this Program are being deferred until the middle of calendar 2006, as described in the "Property/Delhi" portion of the "Business" section below.

INCREASE IN OPERATING CASH FLOWS

We continue to work on increasing cash flow from operations through our Delhi, Tullos Urania, Colgrade and Crossroads Fields, thereby spreading our overhead, including significant expenses of being a public company, over a larger revenue base. We also expect to continue evaluating additional acquisition candidates that would increase our cash flows from operations.

OFF BALANCE SHEET ARRANGEMENTS

We had no off balance sheet arrangements as of September 30, 2005.

SIGNIFICANT PROPERTIES, ESTIMATED PROVED CRUDE OIL AND NATURAL GAS RESERVES, AND FUTURE NET REVENUES

We engaged W. D. Von Gonten & Co. ("Von Gonten") to prepare independent reports of our proved reserves as of July 1, 2005, July 1, 2004 and January 1, 2004.

Estimates of reserve quantities and values must be viewed as being subject to significant change as more data about the properties becomes available. All of our existing wells are generally mature wells, some of which were originally drilled as many as 79 years ago. As such, they contain older down-hole equipment that is more subject to failure than new equipment. The failure of such equipment or other subsurface failure can result in the complete loss of a well.

The following table sets forth information regarding our proved reserves based on the assumptions set forth in note 10 to our consolidated financial statements for the twelve months ended June 30, 2005, where additional reserve information is provided. The average NYMEX prices used were adjusted for transportation, market differentials and BTU content of natural gas produced. Amounts do not include estimates of future Federal and State income taxes.


                                 PROVED RESERVES



                                                               ESTIMATED FUTURE
                                                       --------------------------------
                             GAS &
                 CRUDE OIL   NGL(1)      $ PER (2)                      NET REVENUES
                            -------   --------------
AS OF DATE        (BBLS)     (MCF)     BBL     MMBTU   NET REVENUES   DISCOUNTED AT 10%
---------------   -------   -------   ------   -----   ------------   -----------------
July 1, 2005      771,883   732,123   $56.50   $6.98    $24,892,850         $17,479,484

July 1, 2004      238,904   508,800    37.05    6.16      8,121,711           6,320,754

January 1, 2004   240,362   778,700    32.52    6.19     10,065,493           8,119,670



(1) NGL reserves of 5,000 bbls and 7,300 bbls at July 1, 2004 and July 1, 2005, respectively, are included in the above natural gas volumes, at a 6:1 ratio.

(2) NYMEX prices used for calculating reserves and net revenues in the reports prepared by W.D. Von Gonten & Co., before adjustments for market, quality and contract differentials.

PRODUCTION, AVERAGE SALES PRICES AND AVERAGE PRODUCTION COSTS

Our net production quantities and average price realizations per unit, excluding hedging activities for the fiscal periods are set forth below:


             12 months ended     6 months ended     3 months ended
              June 30, 2005       June 30, 2004    December 31, 2003
             ----------------   ----------------   -----------------
Product      Volume*   Price    Volume*   Price    Volume    Price
----------   -------   ------   -------   ------   -------   ------
Gas (Mcf)     54,137    $6.70       110    $5.90        --       --
Oil (Bbls)    27,230   $50.66     3,180   $36.95       857   $28.27

* Natural gas volumes are on an "as-sold" basis, which excludes gas used in operations of 18,029 MCF's and 13 MCF's, respectively for the twelve month period ended June 30, 2005 and the six months ended June 30, 2004.

Our net production quantities and average price realizations per unit for the fiscal periods are set forth below, including hedging losses totaling $102,632 for oil and $4,280 for natural gas, are included in the prices in the table below:


             12 months ended     6 months ended     3 months ended
              June 30, 2005       June 30, 2004    December 31, 2003
             ----------------   ----------------   -----------------
Product      Volume*   Price    Volume*   Price    Volume    Price
----------   -------   ------   -------   ------   -------   ------
Gas (Mcf)     54,137    $6.62       110    $5.90        --       --
Oil (Bbls)    27,230   $46.89     3,180   $36.95       857   $28.27

* Natural gas volumes are on an "as-sold" basis, which excludes gas used in operations of 18,029 MCF's and 13 MCF's, respectively for the twelve month period ended June 30, 2005 and the six months ended June 30, 2004.

PRODUCTIVE WELLS AND DEVELOPED ACREAGE

Developed acreage at June 30, 2005 totaled 14,155.36 net and gross acres, held by a unitization agreement or by production. Unitization occurs when more than one owner of working interests in a given field and reservoir agree to combine their interests into a single block, each owning a pro rata percentage of the overall project. Unitization is used to simplify, or enable, comprehensive and efficient development activity that is common to numerous leases.

                         GROSS AND NET DEVELOPED ACREAGE



         PROPERTY                        GROSS ACRES   NET ACRES
         -----------------------------   -----------   ---------
         Delhi Field                       13,636.55   13,636.55
         Tullos Field - Sept 2004 Acq         386.04      386.04
         Tullos Field - Feb 2005 Acq          132.77      132.77
         Total                             14,155.36   14,155.36

We own total working interests in 306 net and gross wells consisting of 253 crude oil wells, 3 natural gas wells, 18 water disposal wells and 32 shut-in wells with uncertain future utility. Following is a table of productive wells (defined as producing or capable of production) and producing wells as of June 30, 2005:

                         Productive Gross and Net Wells

                                      OIL           GAS
                                  -----------   -----------
                    State         Gross   Net   Gross   Net
                    -----------   -----   ---   -----   ---
                    Louisiana       253   253       3     3
                                  -----   ---   -----   ---
                    Total           253   253       3     3
                                  -----   ---   -----   ---
                                    Producing

                    Louisiana       139   139       3     3
                                   ----- ----   -----   ---


UNDEVELOPED ACREAGE

All working interest acreage owned by us as of June 30, 2005 was held by production or through an active lease or through the Delhi unitization agreement described above.

DRILLING

During the fiscal years ended December 31, 2003, June 30, 2004 and June 30, 2005, we drilled no new wells.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Accounting for Oil and Gas Property Costs. As more fully discussed in Note 3 to the consolidated financial statements, we (i) follow the full cost method of accounting for the costs of our oil and gas properties, (ii) amortize such costs using the units of production method, and (iii) apply a quarterly full cost ceiling test. Adverse changes in conditions (primarily oil or gas price declines) could result in permanent write-downs in the carrying value of oil and gas properties as well as non-cash charges to operations, but would not affect cash flows.

Estimates of Proved Oil and Gas Reserves. An independent petroleum engineer annually estimates 100% of our proved reserves. Reserve engineering is a subjective process that is dependent upon the quality of available data and the interpretation thereof. In addition, subsequent physical and economic factors such as the results of drilling, testing, production and product prices may justify revision of such estimates. Therefore, actual quantities, production timing, and the value of reserves may differ substantially from estimates. A reduction in proved reserves would result in an increase in depreciation, depletion and amortization ("DD&A") expense.

Estimates of Asset Retirement Obligations. In accordance with SFAS No 143, we make estimates of future costs and the timing thereof in connection with recording our future obligations to plug and abandon wells. Estimated abandonment dates will be revised in the future based on changes to related economic lives, which vary with product prices and production costs. Estimated plugging costs may also be adjusted to reflect changing industry experience. Increases in operating costs and decreases in product prices would increase the estimated amount of the obligation and increase DD&A expense. Cash flows would not be affected until costs to plug and abandon were actually incurred.

New Accounting Pronouncements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R "Shared Based Payment" ("SFAS 123R"). This statement is a revision of SFAS Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of shared based compensation ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement became effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that began after December 15, 2005. We are is in the process of evaluating whether SFAS No. 123R will have a significant impact on our overall results of operations or financial position.

This prospectus includes certain statements that may be deemed to be "forward-looking statements". All statements included in this prospectus, other than statements of historical facts, address matters that we reasonably expect, believe or anticipate will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond our control. You are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those described in the forward-looking statements. We base our forward-looking statements on information currently available and undertake no obligation to update them.

                                    BUSINESS

COMPANY OVERVIEW

Old NGS was privately formed in late 2003 to acquire established crude oil and natural gas properties and exploit them through the application of conventional and specialized technology, with the objective of increasing production, ultimate recoveries, or both. We currently operate in four crude oil and natural gas producing fields in the State of Louisiana, all of which are referred to as our Delhi Field or our Tullos Field (Area), with five full time employees and a small number of independent contractors and service providers operating from our headquarters in Houston, Texas.

The NGS team is broadly experienced in oil and gas operations, development, acquisitions and financing, and we follow a strategy of outsourcing most of our property, corporate administrative and accounting functions. Our principal executive offices are located at 820 Gessner, Suite 1340, Houston, TX 77024 and our telephone number at that address is (713) 935-0122. We maintain a website at www.natgas.us. Information contained on our website does not constitute part of this prospectus.

Our stock is quoted on the OTC Bulletin Board under the symbol of NGSY.OB.

CORPORATE HISTORY

Reality Interactive, Inc. ("Reality"), a Nevada corporation, was incorporated on May 24, 1994 for the purpose of developing technology-based knowledge solutions for the industrial marketplace. On April 30, 1999, this company ceased business operations, sold substantially all of its assets and terminated all of its employees. Subsequent to ceasing operations, Reality explored potential business opportunities to acquire or merge with an entity with existing operations, while continuing to file reports with the SEC.

On May 26, 2004, Natural Gas Systems, Inc., a privately owned Delaware corporation formed in September 2003 ("Old NGS"), was merged into a wholly owned subsidiary of Reality and Reality acquired all the outstanding shares of Old NGS in exchange for 21,750,001 shares of our common stock and warrants and options to purchase approximately 903,932 shares of our common stock upon cancellation of outstanding warrants and options to purchase shares of Old NGS. Reality thereafter changed its name to Natural Gas Systems, Inc. and adopted a June 30 fiscal year end. As part of the merger, the officers and directors of Reality resigned and the officers and directors of Old NGS became the officers and directors of Natural Gas Systems, Inc., and we moved our offices to Houston, Texas. Immediately prior to the merger, Reality did not conduct any operations and had minimal assets and liabilities.

BUSINESS ACTIVITIES

We seek to acquire majority working interests of oil and gas resources in established fields and redevelop those fields through the application of capital and technology to convert the oil and gas resources into producing reserves. In acquiring our crude oil and natural gas properties, we target established, shallow oil and gas fields or resources, preferably with existing road, pipeline and storage infrastructure, and reservoirs with low permeability (referred to as "tight" reservoirs in which oil or gas flow is inhibited). Such reservoirs typically have low decline rate production and limited drainage areas per well. Our strategy is to develop incremental value by:

o Focusing on established fields with long-lived production from relatively shallow reservoirs and reservoirs with low permeability, providing us the following potential advantages:

o Reduced exposure to the risk of whether resources are present.

o Reduced capital expenditures for infrastructure, such as roads, water handling facilities and pipelines.

o Long-lived properties generally reduce risks from short-term oil and gas price volatility and spread the cost of acquisitions over more reserves.

o Reduced technical and operational risks and costs associated with lower pressures and lower temperatures typically found at shallow depths.

o The ability to obtain majority working interests, and thus maintain full control of operations and development often available when acquiring established fields.

o Accelerating existing production by:

      o Bringing shut-in, non-producing wells, back to production.

      o Performing workovers to clean sand, water and paraffin from wells.

      o Optimizing production facilities, including installation of compression facilities.

      o Bringing un-drained or partially drained areas of the reservoirs into production by:

      o Re-completing into other reservoirs.

      o Performing development and exploitation drilling.

      o Applying lateral drilling, hydraulic fracturing and other stimulation methods to older fields that matured prior to the application of these technologies.

      o Selective use of newer technologies, some of which may be unproved, to locate bypassed resources in mature fields.

Old NGS purchased its first property in September 2003 through the acquisition of a 100% working interest and an approximate 80% average net revenue interest, in property and wells located in northeastern Louisiana which we refer to as the "Delhi Field." Please see "--Properties." This acquisition included the purchase of six producing wells, one salt water disposal well and 37 shut-in wells with aggregate average production of approximately 18 barrels of crude oil per day ("BOPD") and no natural gas sales. The Delhi Field encompasses approximately 13,636 acres. We own all working interest rights from the surface to the top of the Massive Anhydride Formation, which lies below the Tuscaloosa formation in which our currently producing wells are completed and that are targeted in our development plan, less and except the Mengel Reservoir, which is being produced by another operator in a small number of wells.

In September 2004, we completed the acquisition of a 100% working interest and an approximate 78% average net revenue interest, in producing crude oil wells, equipment and improvements located in the Tullos Urania, Colgrade and Crossroads Fields in LaSalle and Winn Parishes, Louisiana, which we refer to collectively as the "Tullos Field (Area)". The purchased assets included approximately 124 oil wells, nine water disposal wells, and all associated infrastructure, including water disposal facilities, crude oil and water tanks, flow lines and pumping units. The purchase included 15 wells without leases, for which we are attempting to secure new leases.

In early February 2005, we completed the acquisition of a 100% working interest and an approximate 79% average net revenue interest in similar properties in the Tullos Field Area. The purchased assets included approximately 121 oil wells, 8 salt water disposal wells and associated infrastructure and equipment.

MARKETS AND CUSTOMERS

Marketing of crude oil and natural gas production is influenced by many factors that are beyond our control, the exact effect of which is difficult to predict. These factors include changes in supply and demand, market prices, government regulation and actions of major foreign producers.

Over the past 20 years, crude oil price fluctuations have been extremely volatile, with crude oil prices varying from $8.50, to in excess of $70 per barrel. Worldwide factors such as geopolitical, macroeconomic, supply and demand, refining capacity, petrochemical production and derivatives trading, among others, influence prices for crude oil. Local factors also influence prices for crude oil and include regulation and transportation issues unique to certain producing regions.

Over the past 20 years, domestic natural gas prices have also been volatile, ranging from $1 to in excess of $15 per MMBTU. The spot market for natural gas, changes in supply and demand, derivatives trading, pipeline availability, BTU content of the natural gas and weather patterns, among others, cause natural gas prices to be subject to significant fluctuations. Due to the practical difficulties in transporting natural gas, price influences tend to be more localized for natural gas than for crude oil.

In the U.S. market where we operate, crude oil and gas liquids are readily transportable and marketable. We sell all of our crude oil production from our Delhi and Tullos Fields to Plains Marketing L.P., a crude oil purchaser, at competitive spot field prices. A portion of our crude oil production is subject to a fixed price contract (excluding basis risk) with Plains Marketing that began March 1, 2005 for approximately 2,100 barrels per month through May 2006, and 2,700 barrels per month thereafter through August 31, 2006. We also purchased "put options", or contracts giving us the option, but not the obligation, of selling 2,000 barrels of oil per month at a fixed exercise price per barrel for the months of March 2006 through February 2007. A put option is the equivalent to a price floor for an amount of crude oil production. Please see "--Commodity Contracts." We believe that other crude oil purchasers are readily available.

We currently sell our natural gas liquids to Dufour Petroleum, L.P., a subsidiary of Enbridge Energy Partners, at a market- competitive price. We receive an index price based upon the components of the liquids less a charge of $0.175 per gallon for transportation and fractionation.

All of our current crude oil and natural gas production is located in northern Louisiana. There is only one natural gas pipeline sales point readily available in this area, which reduces our leverage in negotiating a more favorable transportation charge and sales price. The current natural gas sales line is also a delivery line to customers, downstream of the pipeline's processing and treating facilities, thus making the pipeline very sensitive to the quality of natural gas sold into our point of interconnection.

We presently sell a portion of our natural gas under a short-term contract with Texla Energy Management, Inc., a natural gas marketer/aggregator, at either the daily cash price or at the monthly index, as elected by us prior to each month. The balance, a fixed volume of 100 MMBTU per day, is sold at a fixed price of $6.21 per MMBTU over a fifteen month period that began March 1, 2005, and extends through May 2006 (see "Commodity Contracts"). We believe that other natural gas marketers are readily available. Title to the natural gas passes to the purchaser at the metered interconnection to the transportation pipeline, where the Index price is reduced by certain pipeline charges. Natural gas sold from the Delhi Field that is not subject to the commodity contract referred to above is priced on either a monthly average index price or a daily cash price as established at the Henry Hub market, less a $0.215 per MMBTU deduction for the market differential between Henry Hub and our sales point. All gas sold from the Delhi Field also is charged $0.0854 per MCF by Gulf South, the pipeline into which we deliver our gas, for transportation. These costs, along with the costs for natural gas processing and transportation prior to delivery to the sales point, are deducted from the natural gas sales receipts before calculation and distribution of royalties.

In late 2003, we entered into an agreement with Verdisys, Inc., whose name has been changed to Blast Energy Services, Inc., to provide us with lateral drilling services based on our projected needs, subject only to adequate advance notice, at a fixed price not to exceed the lowest price offered to any other customer for similar services. Although we may find the Blast technology useful, our business plan does not rely on it. To date, we have used the Blast technology in only two wells, the results of which were inconclusive.

Since purchasing our Delhi and Tullos Fields, we have expended approximately $1.1 million on development activities through September 30, 2005.

COMMODITY CONTRACTS

In February 2005, we entered into three commodity contracts. The first, with Plains Marketing L.P., includes the purchase of 70 barrels of crude oil per day for a 12 month period, including the months of March 2005 through February 2006. The fixed sale price is based upon the NYMEX WTI (West Texas Intermediate) crude oil price and requires monthly settlements wherein Plains Marketing delivers a fixed price of $48.35 per barrel to us before adjustment for the basis differential between NYMEX price and the contract price. This hedge was extended for the months of March 2006 through May 2006 at a fixed price of $52.55 per barrel of oil for 70 barrels of oil per day, and for the months of June 2006 through August 2006 at a fixed price of $64.45 per barrel of oil for 90 barrels of oil per day. Plains Marketing L.P. is our crude oil purchaser and picks up our production in the field using their trucks.

The second contract is between us and Wells Fargo Bank, N.A. We purchased a series of price floors, set at a NYMEX WTI price of $38.00 per barrel of crude oil based upon the arithmetic average of the daily settlement price for the first nearby month of NYMEX WTI futures, for 2000 barrels of crude oil per month for March 2006 through February 2007. The cost of the hedge was $3.00 per barrel of oil.

Our third contract is with Texla Energy Management, Inc., a natural gas marketer currently purchasing our natural gas production at the Delhi Field. This contract provides for us to sell 3 MMMBTU of natural gas each month at a fixed price of $6.21 per MMBTU, before deduction of the $0.0854 per MCF gathering charge by Gulf South, the owner of the natural gas pipeline into which we deliver our natural gas from the Delhi Field. This fixed price includes the basis differential from NYMEX to our sales point on the Gulf South pipeline.

As required under our credit agreement with Prospect Energy, these contracts are placed in amounts aggregating more than 50% of the production volumes that our outside petroleum engineers have estimated to occur from our existing proved developed producing reserves over the next two years. Our credit agreement also requires us to extend such coverage on a rolling two-year basis through the five year term of the loan.

COMPETITION

Our competitors include major integrated crude oil and natural gas companies and numerous independent crude oil and natural gas companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than us. Competitors are national, regional or local in scope and compete on the basis of financial resources, technical prowess or local knowledge. The principal competitive factors in our industry are the ability to efficiently conduct operations, achieve technological advantages and identify and acquire suitable properties.

GOVERNMENT REGULATION

Crude oil and natural gas drilling and production operations are regulated by various Federal, state and local agencies. These agencies issue binding rules and regulations that carry penalties, often substantial, for failure to comply. These regulations and rules require monthly, semiannual and annual reports on production amounts and water disposal amounts, and govern most aspects of operations, drilling and abandonment, as well as crude oil spills. We anticipate the aggregate burden of Federal, state and local regulation will continue to increase, including in the area of rapidly changing environmental laws and regulations. We also believe that our present operations substantially comply with applicable regulations. To date, such regulations have not had a material effect on our operations, or the costs thereof. We do not believe that capital expenditures related to environmental control facilities or other regulatory matters will be material in the near term. We cannot predict what subsequent legislation or regulations may be enacted or what affect they will have on our operations or business.

EMPLOYEES

We currently operate our properties in the State of Louisiana with a small number of independent contractors and service providers, administered by our five full time employees located in our Houston office. Our development operations in Louisiana are carried out by independent contractors through our wholly owned subsidiaries, Arkla Petroleum, LLC and Four Star Development Corporation. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages, and we believe that our relationship with our employees is good.

PROPERTIES

DELHI FIELD

In late September 2003, Old NGS purchased a 100% working interest and an 80% net revenue interest in 43 wells in Richland, Franklin and Madison Parishes, Louisiana, which we refer to as the Delhi Field, by paying $995,000 in cash, issuing non-interest bearing notes for $1,500,000 and assuming a plugging and abandonment reclamation liability in the amount of approximately $302,000, in exchange for the conveyance of all the underlying, unitized leasehold interests. The notes were collateralized by a first mortgage on the leasehold interests and were fully repaid by the end of 2004.

The Delhi Field was discovered in the mid-1940's and was extensively developed over the subsequent decades through the drilling and completion of approximately 450 wells, most within the first few years of discovery. According to W. D. Von Gonten & Co. engineers, the third party reservoir engineering firm that prepares our reserve reports, the Delhi Field has produced more than 200 million barrels of crude oil. With respect to natural gas, public records at the State of Louisiana and studies published by a previous operator indicate that in excess of 170 billion cubic feet of natural gas has been produced and sold from the field to date. Beginning in the late 1950's, the field was unitized to conduct a pressure maintenance water flood project through the injection of water into the producing reservoir in down dip injection wells. Unitization is the process of combining multiple leases into a single ownership entity in order to simplify operations and equitably distribute royalties when common operations are conducted over multiple leases. Drilling operations resulted in primarily 40-acre spacing across the unit's 13,636 acres. A few wells were drilled below the targeted Tuscaloosa formation. The water injection pressure maintenance waterflood did not utilize a more traditional and effective five spot flood pattern that generally results in a more complete reservoir sweep and oil recovery.

At the time of acquisition in 2003, production in the Delhi Field averaged approximately 18 BOPD with no natural gas being sold due to a lack of natural gas processing and transportation facilities. The best producing well, the 161-36, was immediately lost during a periodic sand wash work-over when water from a lower reservoir broke through along the casing exterior and into the producing reservoir. Following the acquisition, we initiated a development program for the Delhi Field based on re-completion of wells to other reservoirs and restoring non-producing wells to producing status. We further refurbished a gas injection line to serve as our gas gathering line.

In March of 2004, we installed a leased natural gas treating and compression facility under a one-year operating lease that automatically extends on a month-to-month basis. The facility, located just north of the Delhi Field on land provided to us by another oil and gas operator, was necessary to begin sales of natural gas, which began in July of 2004, thus expanding our revenue base as contemplated by our original plan for the Delhi Field.

At the end of June 2005, the gross productive rate of the Delhi field was approximately 60 BOPD and 200 MCFD of natural gas (net of 60 MCFD of shrinkage discussed below) and 3 barrels of natural gas liquids per day. Natural gas sales have been about 60 MCFD less than production, as a portion of the produced natural gas is utilized as compressor, dehydrator and pump engine fuel on site and a portion is converted into natural gas liquids during the gas treating process that enables us to sell the gas. Several of our currently shut-in wells are scheduled to be restored to production through workovers to repair mechanical problems or through re-completions into new reservoirs and are anticipated to further increase production in the near term. The seven well drilling program also is expected to increase the production in the Delhi Field.

In late September, 2005, we entered into an agreement with MTEM, Ltd. to conduct a multi-transient electromagnetic survey over our Delhi Field. The survey is intended to measure changes in electrical resistivity as a function of subsurface depth. In return for agreeing to conduct the first commercial test of the MTEM technology, we have the right to use of the technology at favorable price and priority. The field survey is scheduled to being during calendar 2006.

In early October, 2005, we began our Delhi development drilling program (the "2005 Delhi Development Drilling Program" or "Program"). The original Program consisted of drilling five of the eight proved undeveloped reserve locations identified in our July 1, 2005 independent reserve report prepared by the petroleum engineering firm of W. D. Von Gonten & Co. Although the Program was scheduled to begin in May, 2005, the contracted drilling rig suffered substantial damage while on site of another client, thereby unavailable for our use until early October, 2005. Consequently, the anticipated production and revenues from the wells to be drilled were delayed. As a quid pro quo, the drilling contractor agreed to allow us the option to extend the Program to a total of seven wells to be drilled consecutively. Capital expenditures necessary to drill and complete our original 2005 Delhi Development Drilling Program, extended to seven wells, was expected to be approximately $1.3 million, assuming all wells scheduled to be drilled would also be completed. We planned on funding this Program out of working capital.

As of January 18, 2006, five wells in our 2005 Delhi Development Drilling Program had been successfully drilled, with four completed and one being completed. Of the four completed wells, one of the locations was not evaluated or included in our Proved Reserves as at July 1, 2005, but was substituted for one of the original proved undeveloped reserve locations, thus contributing a yet to be determined amount of additional proved reserves to our portfolio. We now expect total capital costs for the five wells to be $1.1 to $1.2 million, as compared to the expected $1.3 million capital expenditure for the seven well Program.

Due to recent rains experienced at Delhi, we have elected not to exercise our two well election, choosing to defer drilling until mid-2006 when the drilling locations are dry enough to move in a drilling rig.

TULLOS FIELD AREA

On September 3, 2004, through a wholly owned subsidiary, we completed the acquisition of a 100% working interest and approximately 78% average net revenue interest in producing and shut-in crude oil wells, water disposal wells, equipment and improvements located in the Tullos Urania, Colgrade and Crossroads Fields in LaSalle and Winn Parish, Louisiana, collectively referred to as the Tullos Field. The purchased assets included 124 completed wells, nine water disposal wells, and all associated infrastructure, including water disposal facilities, crude oil and water tanks, flow lines and pumping units. In addition we acquired 15 crude oil wells that required new leases. Of the purchased wells, 81 were producing and 43 were shut-in due to repair and maintenance requirements. The purchase price for the acquisition was $725,000, before adjustment for post-effective date production and expenses.

In early February 2005, we closed the purchase of a 100% working interest and approximately 80% average net revenue interest in additional properties in the same Tullos Urania and Colgrade Fields. The purchased assets included 65 producing crude oil wells, 56 shut-in crude oil wells, eight salt water disposal wells and associated infrastructure and equipment. The purchase price for the acquisition was $798,907, after post-closing adjustments.

We acquired 418,217 barrels of proved developed reserves through these acquisitions, as estimated by W.D. Von Gonten & Co. in their report of July 1, 2005.

As of June 30, 2005, the productive rate in the Tullos Field Area was approximately 115 BOPD. Production in December 2004 through January 2005 was adversely impacted by a dispute with one of the sellers who was retained as a contract operator for the period of time following the initial closing and the assumption of operatorship by our subsidiary, Four Star Development Corporation. Production in January 2005 through March 2005 was adversely impacted by weather conditions that limited road access to certain of the leases, including the trucks of the oil purchaser and well service rigs. Production was further hampered by lack of access to well service rigs and crews during April 2005 due to the overall tightness in the oil field service industry, and the lack of adequate field maps and well records that are normally provided by a selling operator.

To date, our development work has been focused on reducing producing well downtime due to mechanical problems, incrementally increasing water disposal capacity through disposal well repairs and maintenance and reproducing the necessary field records maps. In April of 2005, we began a program to return wells to active production that had been shut-in for extended periods of time and increasing overall water disposal capacity through workovers of existing disposal wells. Other near term projects include gathering natural gas from the producing wells to power electric generators that will power our electric pumps in the area. Our development plans are modeled closely on the operations of an offset operator in the same field that has increased per well production higher than the historic rate of our properties.

INSURANCE

We maintain insurance on our properties and operations for risks and in amounts customary in the industry. Such insurance includes general liability, excess liability, control of well, operators extra expense and casualty coverage. Not all losses are insured, and we retain certain risks of loss through deductibles, limits and self-retentions. We do not carry lost profits coverage.

OTHER PROPERTIES

We occupy a leased headquarters containing 2,259 square feet in a modern high-rise office building located in the West Memorial area of Houston, Texas. In April 2004, we extended our lease for three years with an option for early termination after 18 months, and the right to use furniture and fixtures without cost.

For more complete information regarding current year activities, including crude oil and natural gas production, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, background and position held by each of our executive officers and directors as of December 31, 2005. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders.



                                                                                                     YEAR FIRST
                                                                                                      ELECTED
NAME                   AGE   PRINCIPAL OCCUPATION                                                     DIRECTOR
--------------------   ---   ---------------------------------------------------------------------   ----------
Laird Q. Cagan          47   Mr. Cagan has served as our Chairman of the Board and Secretary since         2004
                             May 2004.  Mr. Cagan is a co-founder, and, since 2001, has been
                             Managing Director, of Cagan McAfee Capital Partners, LLC, a
                             technology-focused private equity firm in Cupertino, California. He also serves as President of Cagan Capital, LLC, a merchant bank he formed in 1990. From 1999 to 2001, he served as Chairman and Chief
                             Executive Officer of BarterNet Corporation, a worldwide Internet B2B exchange.  Mr. Cagan attended M.I.T. and received a BS and an MS degree in engineering, and an MBA from Stanford University. He is a member of the Young Presidents Organization.  Please also see
                             "Certain Relationships and Related Transactions."

Robert S. Herlin        50   Mr. Herlin has been President, Chief Executive Officer and a Director         2004
                             of our company since May 2004.  Prior to the merger of Natural Gas
                             Systems, Inc. ("Old NGS") into our company, Mr. Herlin served as
                             President, Chief Executive Officer and Director of Old NGS.  He is
                             responsible for all of our operations, development of our business model, identifying acquisitions of applicable crude oil and natural gas properties, developing our operating team and creating, establishing and maintaining industry partnerships. Mr. Herlin has more than 21 years of experience in energy transactions, operations and finance with small independents, larger independents and major integrated crude oil companies. Since 2003, Mr. Herlin has also served as a Partner with Tatum CFO, a financial advisory firm that provides executive officers on a part-time or full-time basis to clients. From 2001 to 2003, Mr. Herlin served as Senior Vice
                             President and Chief Financial Officer of Intercontinental Towers
                             Corporation, an international wireless infrastructure company. From
                             1997 to 2001, he was employed at Benz Energy, Inc., a crude oil and natural gas company, most recently as President, CEO and CFO. Mr.
                             Herlin also serves on the board of directors of Boots and Coots
                             Group, a crude oil field services company. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and has an MBA from Harvard University.

                                                                                                     YEAR FIRST
                                                                                                      ELECTED
NAME                   AGE   PRINCIPAL OCCUPATION                                                     DIRECTOR
--------------------   ---   ---------------------------------------------------------------------   ----------
Gene Stoever (1)(2)     66   Mr. Stoever has served as a director of our company since May 2004.           2004
                             In 1993, Mr. Stoever retired from KPMG Peat Marwick after 32 years of service, including 24 years as a partner. Since 1999, he has acted as an independent consultant for various companies.  From 1999 to 2004, he served as a trustee of the Sterling Diagnostic Imaging and SDI
                             Liquidating Trust. He also serves as a Director of Exopack, LLC, a flexible packaging company and Propex Fabricx, Inc., a producer of primary and secondary carpet backing and manufacturer of
                             polypropylene synthetic fabrics.  Mr. Stoever earned his B.B.A.
                             degree in accounting with honors from the University of Texas at
                             Austin, is a Certified Public Accountant in the State of Texas and a
                             member of the American Institute of CPAs and the Texas Society of
                             Certified Public Accountants.  Mr. Stoever serves as Chairman of our
                             Audit Committee.

E.J. DiPaolo (1)(2)     52   Mr. DiPaolo has served as a director of our company since May 2004.           2004
                             Mr. DiPaolo has served as an Energy Advisor to Growth Capital
                             Partners, L.P., an investment banking company, since 2003. From 2002 to the present, Mr. DiPaolo has served as an independent energy producer. From 1976 to 2002, Mr. DiPaolo was with Halliburton
                             Company, most recently as Group Senior Vice President of Global
                             Business Development, where he was responsible for the management of overall customer relationships with the companies within
                             Halliburton's upstream businesses, including Halliburton Energy
                             Services, Brown and Root Energy Services, and Landmark Graphics and
                             Wellstream. Previously, Mr. DiPaolo was the North American Regional
                             Vice President and Far East Regional Vice President for Halliburton,
                             accountable for the overall operation of Halliburton Energy Services in those regions. Mr. DiPaolo also serves on the Board of Directors of Boots and Coots Group, a crude oil field services company, and
                             Edgen Corporation, a pipe distribution company. He received his undergraduate degree in agricultural engineering from West Virginia
                             University in 1976 where he currently serves on the Advisory Board of the College of Engineering.

William Dozier (2)      53   Mr. Dozier has served as a director of our company since December 2005.       2004
                             Mr. Dozier is an independent consultant based in Tulsa and Houston since 2005. From 1992 to 2005, Mr. Dozier served as Vice President of
                             Operations, and most recently as Senior Vice President for Business
                             Development, for Vintage Petroleum, a large publicly traded independent oil and gas company recently acquired by Occidental Petroleum. From
                             1983-1992, he Dozier was Manager of Operations Engineering for Santa Fe
                             Minerals. Mr. Dozier began his career with Amoco Production in 1975, working in all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas. He is a licensed petroleum engineer with a B.S. Degree in Petroleum Engineering from the University of Texas. Mr. Dozier serves as Chairman of our
                             Compensation Committee.

Sterling H. McDonald    56   Mr. McDonald joined Old NGS as Chief Financial Officer in 2003 and             N/A
                             has served as our Chief Financial Officer since the merger of Old NGS into our company in May 2004.  Since joining us, Mr. McDonald has also been responsible for our administrative functions. From 1999 to
                             2003, Mr. McDonald acted as an independent consultant and interim
                             Chief Financial Officer to various companies. From 1997 to 1999, he served as Chief Financial Officer for PetroAmerican Services, a
                             subsidiary of an integrated NYSE-traded crude oil and natural gas company.  Previously, he served as Chief Financial Officer of
                             PetroStar Energy, an exploration and production company, and
                             Treasurer of Reading and Bates Corporation, a NYSE-traded
                             international offshore drilling services, exploration and production company. Mr. McDonald holds an MBA, with highest academic
                             achievement, from the University of Tulsa.


Daryl. V. Mazzanti      43   Daryl Mazzanti joined our company as our Vice President of Operations          N/A
                             in July, 2005, to lead all of our oil and gas operations. From 1985 to 2005, Mr. Mazzanti was employed by Union Pacific Resources (UPR)
                             and Anadarko Petroleum (the successor to UPR), where he managed operational, engineering and geotechnical teams responsible for oil and gas fields in Texas, Oklahoma, Louisiana, the Rockies and offshsore GOM. His duties included overseeing up to 1,300 horizontal wells, optimizing artificial lift methods for a 750 well program and supervising multi-rig drilling and service programs. Mr. Mazzanti began his career in 1985 as a Development Engineer with Champlin Oil
                             (the predecessor to UPR), where he was responsible for drilling, completion, workover, recompletion, reservoir analysis and surface facility optimization across Texas and offshore GOM. Mr. Mazzanti holds a Bachelor of Science in Petroleum Engineering, with distinction, from the University of Oklahoma at Norman.



(1) Member of our Audit Committee.

(2) Member of our Compensation Committee.

AUDIT COMMITTEE AND COMPENSATION COMMITTEE

In May 2004, our board of directors established an Audit Committee. Our board has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our board the independent accountants to be retained, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee is composed of Mr. Gene Stoever, Chairman, and Mr. E.J. DiPaolo. Each of these individuals is a non-employee director. Mr. Stoever has been designated as an "audit committee financial expert" as defined under Item 401(e)(2) of Regulation SB of the Securities Act of 1933. Messrs. Stoever and DiPaolo are each considered "independent" directors as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Act.

In addition, our board of directors has established a Compensation Committee, currently comprised of William Dozier, as Chairman, Mr. Stoever and Mr. DiPaolo. The Compensation Committee administers our 2004 Stock Option Plan and negotiates and approves employment agreements with our executive officers.

                             EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to our company for the fiscal year ended June 30, 2005, for our Chief Executive Officer and Sterling McDonald (the "Named Executives"). No other executive officer earned total annual salary and bonus in excess of $100,000 for fiscal year ended June 30, 2005:

                           SUMMARY COMPENSATION TABLE


                               Annual
                            Compensation           Long Term Compensation Awards
                          -----------------   ----------------------------------
Name and                  Fiscal
Principal Position        Year*     Salary     Bonus    Options/SARs/Stock
-----------------------   ------   --------   -------   ------------------
Robert S. Herlin,
  President and CEO(1)(3)   2005   $180,000      $-0-              787,500(2)
                            2004    $90,000       -0-
                            2003    $48,750       -0-              250,000(4)

Sterling H. McDonald
  Treasurer and CFO (1)     2005   $135,000   $50,000              350,000
                            2004    $60,000       -0-
                            2003    $17,000       -0-              250,000(4)



* Fiscal Years 2005, 2004 and 2003 are for the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003.

(1) Mr. Herlin and Mr. McDonald have served as President and CEO, and Treasurer and CFO, respectively, of Natural Gas System, Inc. from May 24, 2004. During all periods indicated prior to May 24, 2004, they served in the same capacities at Old NGS (the private entity that merged with the publicly traded entity).

(2) Includes incentive stock options to purchase 500,000 shares of common stock at $1.80 per share, and warrants to purchase 287,500 shares of common stock at $1.80 per share (fair market value).

(3) NGS has entered in a Resources Agreement with Tatum CFO Partners, LLC in connection with the employment of Mr. Herlin. This agreement is detailed under "Employment Agreements" below. Mr. Herlin does not directly share in compensatory benefits paid to Tatum CFO Partners, LLC.

(4) Options granted in fiscal 2003 under the 2003 Stock Plan of Old NGS, subsequently assumed by us on the merger date of May 24, 2004.

OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

The following table sets forth certain information with respect to stock options granted under our 2004 Stock Plan to the Named Executives during the fiscal year ended June 30, 2005, stock option exercises during that fiscal year, and the value of unexercised stock options at that fiscal year's end.

                     Options/SAR Grants in Fiscal Year 2005


                       Number of Securities        % of Total         Exercise
                            Underlying        Options/SARs Granted     or Base
                           Options/SARs         to Employees in         Price        Expiration
Name                       Granted (#)             Period (1)          ($/sh)           Date
--------------------   --------------------   --------------------    ---------   ----------------
Robert S. Herlin                    500,000                     28%       $1.80   April 4, 2015(2)
Robert S. Herlin                    287,500                     16%       $1.80   April 4, 2015(3)
Sterling H. McDonald                350,000                     20%       $1.80   April 4, 2015(2)


(1) Calculated on the basis of 1,300,000 stock options granted under the 2004 Stock Plan and 487,500 warrants granted to employees during fiscal year ended June 30, 2005.

(2) These are incentive stock options granted under the 2004 Stock Plan, subject to four year quarterly vesting and contain certain acceleration provisions upon change of control or involuntary termination of executive.

(3) These are restricted revocable warrants, subject to eighteen month reverse vesting and contain certain acceleration provisions upon change of control or involuntary termination of executive.

EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL AGREEMENTS

Executive Employment Agreement: Robert S. Herlin

On September 23, 2003, Natural Gas Systems, Inc., a Delaware corporation ("Old NGS"), a subsidiary of Natural Gas Systems, Inc., a Nevada corporation (the "Company"), entered into an Executive Employment Contract (the "Original Herlin Employment Contract") with Robert S. Herlin for Mr. Herlin to serve as President and Chief Executive Officer. Pursuant to the Original Herlin Employment Contract, Mr. Herlin was granted a stock option to purchase 250,000 shares of Old NGS common stock with an exercise price equal to $0.001 vesting over four years, that was to be cancelled when the Company granted warrants to Tatum CFO Partners, LLP, a provider of contract CFO's and other executive level executives ("Tatum"), in connection with Mr. Herlin's status as a partner of Tatum and certain other services to be provided by Tatum. In addition, under the Original Herlin Employment Contract Mr. Herlin received an annual salary of $180,000, an annual discretionary bonus of up to $180,000, a six month severance package, and purchased 1,000,000 shares of common stock of Old NGS, with Old NGS having a repurchase right under a reverse vesting arrangement over 27 months (the "Stock Purchase Agreement"). The Original Herlin Employment Contract and Stock Purchase Agreement were assumed by us when our subsidiary merged with Old NGS in May 2004. In addition, the stock options were exchanged in the merger for stock options exercisable for shares of our common stock.

On April 4, 2005, we entered into an Executive Employment Contract (the "New Herlin Employment Contract") with Mr. Herlin. The New Herlin Employment Contract supersedes the Original Herlin Employment Contract. Pursuant to the New Herlin Employment Contract, Mr. Herlin will continue to serve as our President and Chief Executive Officer. He will receive an annual salary of $180,000, which will increase to $210,000 at the end of one year, and a one year severance package. Mr. Herlin is also eligible to receive an annual discretionary bonus equal to 100% of his annual salary. As a bonus for fiscal 2004, Mr. Herlin will retain the 250,000 stock options granted to him under the Original Employment Agreement. We also entered into a new agreement with Tatum, which supercedes the original agreement with Tatum and provides for us to grant Tatum a warrant to purchase 262,500 shares of our common stock, exercisable at $0.001 for five years. We refer you to "Amended and Restated Agreement with Tatum Partners."

On April 4, 2005, Mr. Herlin was granted a stock option to purchase 500,000 shares of our common stock, with an exercise price equal to $1.80 that vests over four years, as well as an additional grant of a warrant to purchase 287,500 shares of our common stock, with an exercise price equal to $1.80 that vests over eighteen months, both of which have with certain acceleration provisions based on involuntary termination and change of control.

Amended and Restated Agreement with Tatum Partners.

In September 2003, Old NGS entered into a Resources Agreement with Tatum CFO Partners, LLP (the "Original Tatum Contract"). The Original Tatum Contract provided for Tatum to make available to Old NGS the services of its partner, Robert S. Herlin, and provide access to various Tatum resources in exchange for sharing of Mr. Herlin's compensation from Old NGS. The Original Tatum Contract was assumed by us when our subsidiary merged with Old NGS in May 2004.

On April 4, 2005, we executed an Amended and Restated Resources Agreement (the "Amended and Restated Tatum Contract") with Tatum. Pursuant to the Amended and Restated Tatum Contract, Tatum will receive $12,000 per year for access to its services. In addition, we granted Tatum a warrant to purchase 262,500 shares of our common stock, exercisable at $0.001 per share and exercisable for a period of five years.

Executive Employment Agreement: Sterling H. McDonald

On November 10, 2003, Old NGS entered into an Executive Employment Contract with Sterling H. McDonald for Mr. McDonald to serve as Chief Financial Officer (the "Original McDonald Employment Contract"). The Original McDonald Employment Contract provided for a grant of a stock option to purchase 250,000 shares of common stock of Old NGS, with an exercise price of $0.25 that vests over 48 months. In addition, under the Original McDonald Employment Contract Mr. McDonald received an annual salary of $120,000, an annual discretionary bonus, and a maximum six month severance package. The Original McDonald Employment Contract was assumed by us when our subsidiary merged with Old NGS in May 2004. In addition, the stock options were exchanged in the merger for stock options exercisable for shares of our common stock.

On April 4, 2005, we entered into an Executive Employment Contract (the "New McDonald Employment Contract") with Mr. McDonald. The New McDonald Employment Contract supersedes the Original McDonald Employment Contract, with the exception that Mr. McDonald retained the stock options under the terms previously granted. Pursuant to the New McDonald Employment Contract, Mr. McDonald will continue to serve as our Chief Financial Officer. In addition, Mr. McDonald will receive an annual salary of $150,000. Mr. McDonald is also eligible to receive an annual discretionary bonus equal to 75% of his annual salary, and a six month severance package which may be increased to one year under conditions related to a change of control. In addition, on April 4, 2005, Mr. McDonald was granted a stock option to purchase 350,000 shares of our common stock at an exercise price of $1.80 vesting over four years with certain acceleration provisions based on involuntary termination and change of control.

Executive Employment Agreement: Daryl V. Mazzanti

On June 23, 2005, we entered into an Executive Employment Contract with Mr. Daryl V. Mazzanti for Mr. Mazzanti to serve as Vice President of Operations of the Company (the "Employment Contract"). Under the Employment Contract, Mazzanti will receive an annual salary of $155,000, a discretionary bonus of up to 75% of his annual salary, and a six month severance package. The Employment Contract provided for a grant of 350,000 stock options under the Company's 2004 Stock Plan, exercisable at $1.61 and vesting quarterly over four years ("Stock Option Agreement"). Further, Mr. Mazzanti received a sign-on bonus of 25,000 shares of the Company's common stock under the 2004 Stock Plan (the "Stock Grant Agreement") and a cash payment of $10,000. In addition, the Company granted Mazzanti a revocable warrant to purchase 200,000 shares of the Company's common stock at an exercise price of $1.61, vesting over four years.

COMPENSATION OF BOARD OF DIRECTORS

On October 22, 2004, our board approved the grant of options to purchase up to 100,000 shares of common stock with an exercise price of $1.27 per share, to each of two of our non-employee board members, Messrs. Gene Stoever and Jed DiPaolo. On December 12, 2005, the foregoing options were cancelled and new options were issued to such directors with an exercise price of $1.27 per share (the closing price of our common stock on the date of grant). On December 12, 2005, our board approved the grant of options to purchase up to 100,000 shares of common stock with an exercise price of $1.21 per share, to our other non-employee board member, William Dozier. These options vest annually over a two-year period beginning December 1, 2006, the date of Mr. Dozier's election to our board. Our non-employee directors are paid $3,000 per fiscal quarter for attending board meetings. Mr. Stoever is also paid $13,000 per year for his services as Chairman of the Audit Committee, and Mr. Dozier is paid $13,000 per year for his services as Chairman of the Compensation Committee. We also reimburse our non-employee directors for any direct expenses they incur in their capacity as directors. On August 22, 2005, we granted options to purchase 28,000 shares of our common stock at $1.10 to each of Messrs. DiPaolo and Stoever, vesting one year from the date of grant.

Laird Q. Cagan, chairman of our board, also earns compensation from our company through his relationship with our financial advisor, Cagan McAfee Capital Partners, LLC ("CMCP") and placement agent (Chadbourn Securities, Inc.). In addition, we reimburse CMCP for the costs of legal services performed by staff members of CMCP under the direction of our general counsel. Mr. Cagan is also reimbursed by us for documented travel expenses he incurs from time to time directly on our behalf. Please see "Certain Relationships and Related Transactions."

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to Nevada law. Our bylaws and articles of incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with Nevada law. The rights accruing to any person under our bylaws and articles of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or articles of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of January 15, 2006 by (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each director; (3) the Named Executives; and (4) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options and warrants that are presently exercisable or exercisable within 60 days of January 15, 2006 are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other person. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable.



NAME AND ADDRESS OF                               AMOUNT AND NATURE OF
BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP   PERCENT OF CLASS(1)
-----------------------------------------------   --------------------   -------------------
Robert Herlin (2)(3)                                         1,396,094                   5.5%
Sterling McDonald (2)(4)                                       206,250                     *
Laird Q. Cagan (5)(6)                                        7,688,643                  30.7%
E.J. DiPaolo (2)(7)                                            100,000                     *
Gene Stoever (2)(7)                                            100,000                     *
William Dozier (2)(8)                                             -                        -
Eric A. McAfee, P2 Capital LLC , Park Capital
  III, and McAfee Capital LLC (5)(9)                         5,907,500                  23.6%
Rubicon Master Fund(10)                                      1,360,000                   5.5%
All executive officers and directors as a group
  (seven persons) (3)(4)(6)(7)(8)(11)                        9,559,737                  36.7%



* Less than 1%

(1) Based on 24,948,364 shares outstanding on January 15, 2005.

(2) Address: c/o Natural Gas Systems, Inc., 820 Gessner, Suite 1340, Houston, Texas 77024.

(3) Includes (i) 1,000,000 shares directly held by Mr. Herlin; (ii) up to 234,375 shares of our common stock issuable upon exercise of options currently exercisable (or exercisable within 60 days of January 15, 2006); and (iii) up to 161,719 shares of our common stock issuable upon exercise of warrants currently exercisable (or exercisable within 60 days of January 15, 2006). Does not include (i) up to 515,625 shares of our common stock issuable upon the exercise of options and (ii) up to 125,781 shares of our common stock issuable upon the exercise of warrants, in each case not exercisable within 60 days of January 15, 2006.

(4) Represents up to 206,250 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days of January 15, 2006. Does not include up to 393,750 shares of our common stock issuable upon the exercise of options not exercisable within 60 days of January 15, 2006.

(5) Address: c/o Cagan McAfee, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014.

(6) Includes (i) 6,448,000 shares directly held by Mr. Cagan; (ii) 1,000,000 shares held in trust by Mr. Cagan's two daughters; (iii) currently exercisable warrants to acquire 158,143 shares of common stock held by Mr. Cagan issued in connection with services rendered through Chadbourn Securities as our placement agent; and (iv) currently exercisable warrants to purchase 82,500 shares owned by Cagan McAfee Capital Partners, LLC ("CMCP"), out of a total of warrants to purchase 165,000 shares owned by CMCP, an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power.

(7) Includes 100,000 shares of our common stock issuable upon exercise of options currently exercisable (or exercisable within 60 days of January 15, 2006).

(8) Excludes up to 100,000 shares of our common stock issuable upon exercise of options not exercisable within 60 days of January 15, 2006.

(9) Includes (i) 1,000,000 shares directly held by Mr. McAfee, (ii) 2,000,000 shares held by P2 Capital LLC, an entity owned 50% by Marguerite McAfee (Mr. McAfee's spouse) and 25% by each of Mr. and Mrs. McAfee's minor children (over which shares Mrs. McAfee holds sole dispositive and voting power), (iii) 2,700,000 shares held by McAfee Capital, LLC, an entity owned 50% by each of Mr. and Mrs. McAfee (over which shares Mr. and Mrs. McAfee share voting and dispositive power); (iv) 125,000 shares owned by Berg McAfee Companies, LLC (out of total of 250,000 shares owned by Berg McAfee Companies, LLC), an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power; and (v) currently exercisable warrants to purchase 82,500 shares owned by Cagan McAfee Capital Partners, LLC ("CMCP"), out of a total of warrants to purchase 165,000 shares owned by CMCP, an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power. Mr. McAfee disclaims beneficial ownership over all of the shares held by P2 Capital LLC and 50% of the shares held by Berg McAfee. McAfee Capital LLC disclaims beneficial ownership over all of the shares held by P2 Capital LLC.

(10) Pursuant to investment agreements, each of Rubicon Fund Management Ltd., a company organized under the laws of the Cayman Islands, which we refer to in this prospectus as Rubicon Fund Management Ltd, and Rubicon Fund Management LLP, a limited liability partnership organized under the laws of the United Kingdom, which we refer to in this prospectus as Rubicon Fund Management LLP, Mr. Paul Anthony Brewer, Mr. Jeffrey Eugene Brummette, Mr. William Francis Callanan, Mr. Vilas Gadkari, Mr. Robert Michael Greenshields and Mr. Horace Joseph Leitch III share all investment and voting power with respect to the securities held by Rubicon Master Fund. Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch control both Rubicon Fund Management Ltd and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd, Rubicon Fund Management LLP, Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch disclaim beneficial ownership of these securities.

(11) Includes up to 43,750 shares of our common stock issuable upon the exercise of options exercisable within 60 days of January 15, 2006, and 25,000 shares of common stock, in each case held by Daryl Mazzanti, our Vice President of Operations. Excludes up to 200,000 shares of our common stock issuable upon exercise of warrants and up to 306,250 shares of our common stock issuable upon exercise of options, in each case not exercisable within 60 days of January 15, 2006 held by Mr.Mazzanti.

                              SELLING STOCKHOLDERS

We are registering our shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our common stock issued pursuant to two Securities Purchase Agreements between us and Rubicon Master Fund, or as otherwise set forth below, none of the selling stockholders have had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of our shares of common stock by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder as of January 15, 2006.

In accordance with the terms of registration rights agreements with certain of the selling stockholders, this prospectus generally covers the resale of 100% of the securities as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

The following selling stockholders are affiliated with a broker-dealer but are not themselves broker-dealers: Joseph B. Childrey, Linden Growth Partners, L.P., Peter Rettman and Richard From. These selling stockholders acquired the securities covered by this prospectus in the ordinary course of business and, at the time of their acquisition of these securities, they had no agreements or understandings with any other broker or other person, whether directly or indirectly, to distribute these securities.


                                                                    BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                                       BEFORE OFFERING             AFTER OFFERING (1)
                                                             ----------------------------------   --------------------
                                                                                    NUMBER OF
                                                             NUMBER OF             SHARES BEING   NUMBER OF
NAME                                                          SHARES     PERCENT     OFFERED       SHARES     PERCENT
----------------------------------------------------------   ---------   -------   ------------   ---------   -------
Rubicon Master Fund (2)                                      1,360,000       5.5%     1,360,000      -0-           --
Prospect Energy Corporation (3)                              1,200,000       4.6%     1,200,000      -0-           --
Linden Growth Partners, L.P. (4)                               500,000       2.0%       500,000      -0-
Bradley Rotter                                                 299,477       1.2%       299,477      -0-           --
Berg McAfee Companies, LLC (5)                                 250,000       1.0%       250,000      -0-           --
Sunrise Foundation Trust (6)                                   249,667       1.0%       249,667      -0-           --
Sobrato 1979 Revocable Trust (7)                               200,001         *        200,001      -0-           --
Michael Brown Trust dated 6/30/2000 (8)                        200,000         *        200,000      -0-           --
MLPF&S Custodian FBO Michael L. Peterson, IRRA (9)             200,000         *        200,000      -0-           --
Thomas R. Grimm TTEE (10)                                      200,000         *        200,000      -0-           --

                                                                    BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                                       BEFORE OFFERING             AFTER OFFERING (1)
                                                             ----------------------------------   --------------------
                                                                                    NUMBER OF
                                                             NUMBER OF             SHARES BEING   NUMBER OF
NAME                                                          SHARES     PERCENT     OFFERED       SHARES     PERCENT
----------------------------------------------------------   ---------   -------   ------------   ---------   -------
Tom Lenner                                                     200,000         *        200,000      -0-           --
George Andros                                                  100,000         *        100,000      -0-           --
Matthew R. Iwasaka                                             100,000         *        100,000      -0-           --
Pepper Snyder                                                  100,000         *        100,000      -0-           --
Barry Fay                                                       75,000         *         75,000      -0-           --
Karen P. Christensen                                            57,500         *         57,500      -0-           --
Bill Kemp                                                       55,000         *         55,000      -0-           --
Barsema Community Property Trust (11)                           50,000         *         50,000      -0-           --
Douglas J. Hansen Revocable Trust-dated Feb. 22, 2000 (12)      50,000         *         50,000      -0-           --
Ellis Group                                                     50,000         *         50,000      -0-           --
Joseph B. Childrey                                              50,000         *         50,000      -0-           --
Richard From (13)                                               50,000         *         50,000      -0-           --
Sycamore Capital Partners (14)                                  45,000         *         45,000      -0-           --
Elizabeth A. Reed                                               40,000         *         40,000      -0-           --
Blair Capital, Inc. (15)                                        35,000         *         35,000      -0-           --
Alex & Lisa Jachno                                              30,000         *         30,000      -0-           --
George Myers                                                    40,000         *         40,000      -0-           --
R.V. Edwards, Jr                                                30,000         *         30,000      -0-           --
James E. George                                                 25,000         *         25,000      -0-           --
Albert T. & Janice T. Kogura                                    25,000         *         25,000      -0-           --
Andrew Hoffman                                                  25,000         *         25,000      -0-           --
David J. Scoffone                                               25,000         *         25,000      -0-           --
Elizabeth Rose (24)                                             25,000         *         25,000      -0-           --
James and Patricia Iwasaka 2000 Living Trust (16)               25,000         *         25,000      -0-           --
Kranenburg Fund, LP (17)                                        25,000         *         25,000      -0-           --
Larry J. & Kathie L. Magdaleno                                  25,000         *         25,000      -0-           --
Peter Rettman                                                   25,000         *         25,000      -0-           --
Venkata S K Kollipara Cust Priya Kollipara UTMA OH (18)         25,000         *         25,000      -0-           --
Tony Lao                                                        21,800         *         21,800      -0-           --

                                                                    BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                                       BEFORE OFFERING             AFTER OFFERING (1)
                                                             ----------------------------------   --------------------
                                                                                    NUMBER OF
                                                             NUMBER OF             SHARES BEING   NUMBER OF
NAME                                                          SHARES     PERCENT     OFFERED       SHARES     PERCENT
----------------------------------------------------------   ---------   -------   ------------   ---------   -------
Bellano Family Trust                                            20,000         *         20,000      -0-           --
Colum McDermott                                                 20,000         *         20,000      -0-           --
Ellias & Tina Argyropoulos                                      20,000         *         20,000      -0-           --
Gary B. Laughlin                                                20,000         *         20,000      -0-           --
John G. Fallon                                                  20,000         *         20,000      -0-           --
Lakshmana Madala                                                20,000         *         20,000      -0-           --
Ruben Rey & Marie A. Rey                                        20,000         *         20,000      -0-           --
Venkata Kollipara                                               40,000         *         40,000      -0-           --
Venkata S K Kollipara Cust Puneet Kollipara UTMA OH (18)        15,000         *         15,000      -0-           --
Armen Arzoomanian                                               10,000         *         10,000      -0-           --
Barbara Sherman                                                 10,000         *         10,000      -0-           --
Daniel J. Yates                                                 10,000         *         10,000      -0-           --
David A. Desilva                                                10,000         *         10,000      -0-           --
Dr. Sayed M. Yossef                                             10,000         *         10,000      -0-           --
Edward W Muransky Revocable Trust (19)                          10,000         *         10,000      -0-           --
Henry H. Mauz, Jr                                               10,000         *         10,000      -0-           --
Henry Mauz                                                      10,000         *         10,000      -0-           --
Howard Kaplan                                                   10,000         *         10,000      -0-           --
James Todd Burkdoll                                             10,000         *         10,000      -0-           --
Joseph W. Brown                                                 10,000         *         10,000      -0-           --
Kevin Henning                                                   10,000         *         10,000      -0-           --
Lakshmana R. Madala MD Defined Benefits Plan (20)               10,000         *         10,000      -0-           --
Mark V. Taylor                                                  10,000         *         10,000      -0-           --
Michael Kemp                                                    10,000         *         10,000      -0-           --
Rex V. Jobe                                                     10,000         *         10,000      -0-           --

                                                                    BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                                       BEFORE OFFERING             AFTER OFFERING (1)
                                                             ----------------------------------   --------------------
                                                                                    NUMBER OF
                                                             NUMBER OF             SHARES BEING   NUMBER OF
NAME                                                          SHARES     PERCENT     OFFERED       SHARES     PERCENT
----------------------------------------------------------   ---------   -------   ------------   ---------   -------
Steven A. McIntee                                               10,000         *         10,000      -0-           --
Vandeweghe Living Trust                                         10,000         *         10,000      -0-           --
Michael L. Bowman                                                7,500         *          7,500      -0-           --
Richard Garia                                                    6,700         *          6,700      -0-           --
Jim Phillips (21)                                                6,000         *          6,000      -0-           --
Bhargava Ravi                                                    5,000         *          5,000      -0-           --
G. Alfred Roensch Trust (22)                                     5,000         *          5,000      -0-           --
James & Bernice Campbell                                         5,000         *          5,000      -0-           --
John J. Burke                                                    5,000         *          5,000      -0-           --
Lori Bosi                                                        5,000         *          5,000      -0-           --
Mace Matiosian                                                   5,000         *          5,000      -0-           --
Martin Hagenson                                                  5,000         *          5,000      -0-           --
Robert Bellano (23)                                              5,000         *          5,000      -0-           --
Santuccio Ricciardi                                              5,000         *          5,000      -0-           --
Steven Berglund                                                  5,000         *          5,000      -0-           --
Tom Beck                                                         5,000         *          5,000      -0-           --
Cynthia Hiatt                                                    3,800         *          3,800      -0-           --
Alex & Agafio L. Jachno                                          3,000         *          3,000      -0-           --
Barbara M. LaCosse                                               3,000         *          3,000      -0-           --
Leif Johansson                                                   3,000         *          3,000      -0-           --



* Less than 1%

(1) The "Beneficial Ownership After Offering" table assumes that all shares being offered under this prospectus will be resold by the selling stockholders after this offering, including all convertible securities.

(2) Pursuant to investment agreements, each of Rubicon Fund Management Ltd., a company organized under the laws of the Cayman Islands, which we refer to in this prospectus as Rubicon Fund Management Ltd, and Rubicon Fund Management LLP, a limited liability partnership organized under the laws of the United Kingdom, which we refer to in this prospectus as Rubicon Fund Management LLP, Mr. Paul Anthony Brewer, Mr. Jeffrey Eugene Brummette, Mr. William Francis Callanan, Mr. Vilas Gadkari, Mr. Robert Michael Greenshields and Mr. Horace Joseph Leitch III share all investment and voting power with respect to the securities held by Rubicon Master Fund. Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch control both Rubicon Fund Management Ltd and Rubicon Fund Management LLP. Each of Rubicon Fund Management Ltd, Rubicon Fund Management LLP, Mr. Brewer, Mr. Brummette, Mr. Callanan, Mr. Gadkari, Mr. Greenshields and Mr. Leitch disclaim beneficial ownership of these securities.

(3) Represents shares of common stock issuable upon exercise of warrants issued in connection with the Prospect Facility. John F. Berry has voting and investment control of these securities. These five year warrants give Prospect the right to purchase up to 600,000 shares of our common stock at an exercise price of $0.75 per share, and to purchase up to an additional (i) 400,000 shares of our common stock at an exercise price of $0.75 per share, and 200,000 shares of our common stock at an exercise price of $1.36 (collectively (i) and (ii) are the "revocable warrants"); provided that the revocable warrants are subject to cancellation by us prior to their exercise if we meet certain operating cash flow targets.

(4) Paul J. Coviello has voting and investment control of these securities.

(5) Mr. Eric A. McAfee is a founder and major stockholder of our company (see "Security Ownership of Certain Beneficial Owners and Management") and has voting and investment control of these securities. Mr. McAfee has represented to us that he is a 50% owner of Berg McAfee Companies, LLC, which owns approximately 30% of the shares of Verdisys, Inc. a company for which Mr. McAfee previously served as Vice Chairman of the Board. We paid $130,000 to Verdisys during calendar year 2003 for horizontal drilling services, and $25,960 to Verdisys during 2004. In 2004, Mr. McAfee resigned from the Board of Directors of Verdisys, but continues to hold shares in both Verdisys and our company. Mr. McAfee is also a Managing Director of CMCP, which has acted as a financial consultant to our company. During fiscal 2003, we paid CMCP $32,500 as monthly retainers. During the six months ended June 30, 2004, we paid CMCP $30,000 as monthly retainers and recorded an additional $150,000 for accrued but unpaid retainers. During the nine months ended March 31, 2005, we paid CMCP $15,000 as monthly retainers and recorded an additional $120,000 for accrued but unpaid retainers. In May 2005 we paid CMCP $180,000 for accrued but unpaid monthly retainers. In May 2004 we issued CMCP seven-year warrants to purchase up to 165,000 shares of our common stock as additional compensation for arranging the merger of Old NGS into our company. These warrants have an exercise price of $1.00 per share.

(6) Nathan Low and Lisa Low share voting and investment control of these securities.

(7) John A. Sobrato has voting and investment control of these securities.

(8) Michael Brown has voting and investment control of these securities.

(9) Michael L. Peterson has voting and investment control of these securities.

(10) Thomas R. Grimm has voting and investment control of these securities.

(11) Dennis Barsema and Stacey Barsema share voting and investment control of these securities.

(12) Douglas J. Hansen has voting and investment control of these securities.

(13) Represents shares sold to Richard From by CMCP at a nominal price in connection with consulting services performed for CMCP. We agreed to register these shares in consideration for various consulting services performed by Mr. From for us.

(14) Represents warrants to purchase 45,000 shares issued to Sycamore Capital Partners in connection with consulting services performed for us. Robert T Scott has voting and investment control over these securities.

(15) Neil C. Sullivan has voting and investment control of these securities.

(16) James T. Iwasaka has voting and investment control of these securities.

(17) Kranenburg Capital Management, LLC is a company controlled by: Philip Kranenburg, Peter Falk, Julianna Falk and Fred Bauthier, who have voting and investment control of these securities.

(18) Venkata Kollipara has voting and investment control of these securities.

(19) Edward W. Muransky has voting and investment control of these securities.

(20) Lakshmana Madala has voting and investment control of these securities.

(21) Represents 6,000 shares purchased by Jim Phillips from Laird Q. Cagan at a nominal price in connection with consulting services performed for Mr. Cagan.

(22) Represents 5,000 shares sold to G. Alfred Roensch Trust by CMCP at a nominal price in connection with consulting services performed for CMCP. We agreed to register these shares in consideration for various consulting services performed by Mr. Roensch for us. Mr. Roensch has voting and investment control of these securities.

(23) Represents warrants to purchase 5,000 shares issued to Robert Bellano in connection with consulting services performed for us.

(24) Elizabeth Rose is the mother of Laird Q. Cagan, Chairman of our board of directors.

RELATIONSHIPS WITH SELLING STOCKHOLDERS

All stockholders, other than as disclosed in the footnotes above, are investors who acquired their securities from us in one or more private placements of common stock and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of these shares of our common stock by the holders of such shares of our common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock, other than the sale price of any common stock we sell to selling stockholders upon the exercise of their warrants. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of our common stock owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o short sales (provided that no short sales shall occur prior to the effectiveness of this registration statement and prospectus);

o sales pursuant to Rule 144;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers or others that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, including, without limitation, with respect to shares being sold by Rubicon Master Fund, in accordance with Section 2(f) of the Securities Purchase Agreement.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We cannot assure you that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to various registration rights agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the applicable registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Laird Q. Cagan, the Chairman of our Board of Directors, is a Managing Director of Cagan McAfee Capital Partners, LLC ("CMCP"). CMCP performs financial advisory services for us pursuant to a written agreement and is paid a monthly retainer of $15,000. In addition, Mr. Cagan is a registered representative of Chadbourn Securities, Inc. ("Chadbourn"), our non-exclusive placement agent for private financings. Pursuant to the agreement between Mr. Cagan, Chadbourn and us, we pay a cash fee equal to 8% of gross equity proceeds and warrants equal to 8% of the shares placed by CMCP. During 2003, we expensed and paid CMCP $32,500 for monthly retainers. We, CMCP and Chadbourn are currently revising the terms of this agreement with terms that we expect will be more favorable to us.

In connection with our founding, 18,000,000 shares of Old NGS common stock were directly and indirectly purchased by various parties as founder's shares, including, 1,000,000 shares by Robert S. Herlin as an incentive to perform as our President and CEO; 1,000,000 shares by Liviakis Financial Communications, Inc., our investor relations firm; 7,500,000 shares by Laird Q. Cagan, our Chairman and a Managing Director of CMCP; 5,700,000 by Eric M. McAfee, Managing Director of CMCP; and 450,000 by John Pimentel, a former member of our Board of Directors.

During the six months ended June 30, 2004 we expensed $90,000 in monthly retainers to CMCP, $60,000 of which remained unpaid at June 30, 2004, and charged $80,000 to stockholder's equity as a reduction of the proceeds from common stock sales in the amount of $1,000,000. The $80,000 paid to Chadbourn Securities and Laird Q. Cagan was for commissions from the sale of our common stock. Also during the six months ended June 30, 2004 we issued warrants to purchase 319,932 shares of Common Stock to CMCP, Chadbourn Securities and Laird
Q. Cagan and their assigns in connection with arranging the merger, (240,000 warrants) and placement of 999,145 common shares (79,932 warrants). These warrants have a $1.00 exercise price and a seven year term.

During the fiscal year ended June 30, 2005, we issued warrants to purchase 91,359 and 5,427 shares of common stock to Laird Q. Cagan and Chadbourn Securities, respectively, in connection with capital raising services. During the same period, we paid $257,890 cash commissions to Laird Q. Cagan and Chadbourn Securities, in connection with capital raising activities. Further, during fiscal year ended June 30, 2005, we expensed and paid CMCP $180,000 for monthly retainers earned in fiscal 2005, and paid $60,000 for monthly retainers earned, but unpaid, during fiscal 2004.

Also during fiscal 2005, from August through December, 2004, Mr. Cagan loaned us, through a series of advances, $920,000, pursuant to a secured promissory note bearing interest at 10% per annum and a 5% origination fee earmarked for our purchase of working interests in the Tullos Urania Field in Louisiana, working capital and certain costs related to the closing of the Prospect Facility. On February 15, 2005, we repaid the Bridge Loan, totaling $953,589 with accrued interest, in full.

Eric McAfee, also a Managing Director of Cagan McAfee Capital Partners, has served as Vice Chairman of the Board of Verdisys, Inc., the provider of certain horizontal drilling services to us. Subsequently in 2004, Mr. McAfee resigned from the Board of Directors of Verdisys, but continues to hold shares in both companies. Mr. McAfee has represented to the Company that he is also a 50% owner of Berg McAfee Companies, LLC, which owns approximately 30% of Verdisys, Inc. We paid $130,000 to Verdisys (Blast Energy) during 2003 and $25,960 during 2004 for horizontal drilling services.

                            DESCRIPTION OF SECURITIES

We are presently authorized to issue 100,000,000 shares of $.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. As of January 15, 2006, we had 24,948,364 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

COMMON STOCK

The holders of our common stock are entitled to equal dividends and distributions per share with respect to our common stock when, as and if declared by our board of directors from funds legally available therefor. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any of our common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, our remaining assets will be divided pro rata on a share-for-share basis among the holders of our shares of common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

In connection with the merger of Old NGS into a wholly owned subsidiary of Reality, we assumed the obligations of 600,000 stock options under Old NGS's 2003 Stock Option Plan. No further shares will be issued under the 2003 Stock Option Plan. On August 2, 2004, our stockholders approved the adoption of our 2004 Stock Plan, under which 4,000,000 shares are authorized for issuance. Under the 2004 Stock Plan, pursuant to which we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 4,000,000 shares of our common stock to our employees, officers, directors, consultants and other agents and advisors. Our wholly owned subsidiary, Natural Gas Systems, Inc., a Delaware corporation ("Old NGS"), also adopted a Stock Option Plan in 2003. The 2003 Stock Option Plan was adopted prior to the consummation of the merger with Old NGS so as to enable us to issue in connection with the merger options to purchase our common stock in exchange for all of the stock options that were outstanding under Old NGS's option plan. Awards under the plan may consist of stock options (both non- qualified options and options intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards and stock appreciation rights.

We currently have outstanding options under our 2003 Stock Option Plan to purchase 510,000 shares of our common stock. We currently have outstanding options and grants under our 2004 Stock Plan to purchase 1,836,000 shares of our common stock, leaving 2,019,000 shares of common stock available for issuance under the 2004 Stock Plan.

PREFERRED STOCK

Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of our preferred stock, and to issue our preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or our preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

REGISTRATION RIGHTS

Under the terms of the private placements that we completed in 2003, 2004 and January 2005, we are required under certain conditions to register certain shares of our common stock and certain shares of our common stock that may be issued in the future upon exercise of the warrants that were acquired by the investors in those offerings. In addition, in May of 2005, under the terms of our private placement of 1,200,000 shares of our common stock with a European institutional investor, we contemporaneously entered into a registration rights agreement (the "RRA"). The RRA, as originally in effect, required us, among other things, to obtain and maintain an effective registration statement with the SEC for this investor's shares, failing which, would subject us to payments not to exceed 1% of the share proceeds, or $30,000, for each month of non-compliance. Payments were to be incurred for each month for which a registration statement had not become effective, beginning October 6, 2005. Payments were also to be incurred for any month for which effectiveness had not been maintained prior to the shares becoming tradable under Rule 144, but in no event could the payment cumulatively exceed 8% or $240,000. In an amended agreement dated as of January 13, 2006, we agreed to issue this investor 160,000 shares of our common stock in order to induce this investor to enter into an amended and restated registration rights agreement with us that eliminates the foregoing payment provisions both retroactively and prospectively.

We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the first anniversary of its effectiveness or until all of the registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances. We will bear all registration expenses, other than underwriting discounts and commissions.

In connection with various consulting services, we also agreed to register the 71,000 shares of our common stock held by Demetri Argyropoulos, Richard From, G. Alfred Roensch Trust and Jim Phillips. This prospectus includes the shares that we are obligated to register under the foregoing registration rights agreements.

SHARES ELIGIBLE FOR FUTURE SALE

As of January 15, 2006, we had 24,948,364 shares of common stock outstanding. That number does not include (i) the 2,346,000 shares that are reserved for issuance under outstanding options that may be issued if and when the options are exercised, or (ii) the 2,421,467 shares and that may be issued upon the exercise of warrants, of which 1,250,000 are included in this prospectus.

Freely Tradable Shares After This Offering. As of January 15, 2006, only 1,036,255 of our 24,948,364 outstanding shares were free trading shares. However, upon the registration of the 5,301,445 currently outstanding shares covered by this prospectus, and the exercise and sale of the 1,250,000 warrant shares included in this prospectus, all of these 6,551,445 shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, assuming the exercise of warrants to purchase 1,250,000 shares of our common stock, there will be a total of 7,587,700 shares of our common stock that will be tradable without restriction under the Securities Act, in addition to any restricted shares sold under Rule
144. Other than these 7,587,700 shares, the remaining 18,610,664 shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 250,000 shares if the outstanding warrants and options are not exercised, or approximately 262,000 shares if all warrant shares included in the prospectus are exercised) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any manner of sale or volume limitations under Rule 144.

Of the "restricted shares" currently outstanding, nearly all shares (over 23 million) are currently eligible for public resale under Rule 144. The sale, or availability for sale, of substantial amounts of our common stock could, in the future, adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning our company.

Form S-8 Registration of Options. We intend to file a registration statement on Form S-8 covering the shares of our common stock that have been issued or reserved for issuance under our stock option plan, which would permit the resale of such shares in the public marketplace.

TRANSFER AGENT

Our transfer agent currently is Continental Stock Transfer, 17 Battery Park, New York, NY 10004.

                                     EXPERTS

The Company's financial statements for the twelve month period ended June 30, 2005, the six month period ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003, and the Statements of Revenues and Direct Operating Expenses of the Delhi Field for the period from January 1, 2003 to September 23, 2003 and for the nine-month period ended December 31, 2002, included in this prospectus have been audited by Hein & Associates, LLP to the extent and for the periods indicated in their report thereon. Such financial statements have been included in this prospectus and registration statement in reliance upon the report of Hein & Associates, LLP and upon the authority of such firm as experts in auditing and accounting.

Oil and gas reserve quantities and future net revenues information included in this prospectus and registration statement were extracted from reports prepared by W. D. Von Gonten & Co., independent petroleum engineers.

We engaged Robert Olson, an independent geologist, to perform a six-month geological study with respect to approximately 20% of our Delhi Field, the results of which were used to propose eight well locations that yielded proved undeveloped reserves on each location in the Von Gonten engineering report dated July 1, 2005. Six of these proved undeveloped reserve locations comprise the first phase of our Delhi development drilling program we began in October 2005.

                                  LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of our common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with that act, file periodic reports, proxy statements and other information with the SEC. The periodic reports, proxy statements and other information filed by us are available for inspection and copying at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC's Public Reference Room. The SEC also maintains an Internet site that contains all reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered under this prospectus. The registration statement, including the exhibits to the registration statement, contains additional information about us and the common stock offered by this prospectus. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement. For further information about us and our common stock, you should review the registration statement and the exhibits filed with the registration statement.

                                GLOSSARY OF TERMS

                      GLOSSARY OF SELECTED PETROLEUM TERMS

The following abbreviations and definitions are terms commonly used in the crude oil and natural gas industry and throughout this prospectus:

"BBL" A standard measure of volume for crude oil and liquid petroleum products. One barrel equals 42 U.S. gallons.

"BCF" Billion cubic feet of natural gas at standard conditions (see MCF).

"BOE" Barrels of crude oil equivalent. Calculated by converting 6 MCF of natural gas to 1 BBL of crude oil.

"BTU" or "British Thermal Unit" The standard unit of measure of energy equal to the amount of heat required to raise the temperature of one pound of water 1 degree Fahrenheit. One BBL of crude is typically 5.8 MMBTU, and one standard MCF is typically 1 MMBTU. 1 MMBTU is one million BTU, and 1 MMMBTU is one billion BTU.

"FIELD" An area consisting of one or more reservoirs all grouped on or related to the same geologic feature.

"GROSS WELL" The total number of wells participated in, regardless of the amount of working interest owned. (See net wells).

"MBOE" One thousand barrels of crude oil equivalent.

"MCF" One thousand cubic feet of natural gas at standard conditions, being approximately sea level pressure and 60 degrees Fahrenheit temperature. Standard pressure in the state of Louisiana is deemed to be 15.025 psi by regulation but varies in other states. 1 MMCF is one million cubic feet of natural gas.

"NET WELLS" The aggregate fractional working interests owned, e.g., a 20% working interest in each of 5 gross wells equals one net well. (See Gross Well).

"NGL" Natural gas liquids, being the combination of ethane, propane, butane and natural gasolines that can be removed from natural gas through processing, typically through refrigeration plants that utilize low temperatures, or through J-T plants that utilize compression, temperature reduction and expansion to a lower pressure.

"NYMEX" New York Mercantile Exchange.

"PERMEABILITY" The measure of ease with which petroleum can move through a reservoir.

"POROSITY" The relative volume of the pore space compared to the total bulk volume of the reservoir.

"PREPARED" As used in the context of our reserve reports, refers to the process used by W. D. Von Gonten and Co. to independently estimate future reserves and revenues attributable to our oil and gas interests, base on W. D. Von Gonten and Co.'s professional expertise as petroleum engineers.

"PROVED RESERVES" The estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e. prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. A complete definition of reserves can be found in Regulation S-X, Subsection 4-10 (a). Proved Developed Producing reserves are proved reserves that are currently producing.

"ROYALTY OR ROYALTY INTEREST" The mineral owner's share of crude oil or natural gas production (typically 1/8, 1/6 or 1/4), free of costs, but subject to severance taxes unless the lessor is a government. In certain circumstances, the royalty owner bears a proportionate share of the costs of making the natural gas saleable, such as processing, compression and gathering.

"PSI" Pounds per square inch, a measure of pressure.

"SHUT-IN WELL" A well that is not on production, but has not been plugged and abandoned. Wells may be shut-in in anticipation of future utility as a producing well, plugging and abandonment or other use.

"PV-10" The present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions.

"STANDARDIZED MEASURE" An estimate of future net reserves from a property, is calculated in the same exact same fashion as a PV-10 value, except that the projected revenue stream is adjusted to account for the estimated amount of federal income tax that must be paid.

"WORKING INTEREST" The interest in the crude oil and natural gas in place which is burdened with the cost of development and operation of the property. Also referred to as the operating interest.

"WORK-OVER" A remedial operation on a completed well to restore, maintain or improve the well's production.

Index to Financial Statements


Consolidated Balance Sheets as of June 30, 2005, June 30, 2004 and December 31, 2003

Consolidated Statements of Operations for the Twelve Months ended June 30, 2005, the Six Months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003

Consolidated Statements of Stockholders' Equity for the Twelve Months ended June 30, 2005, the Six Months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003

Consolidated Statements of Cash Flows for the Twelve Months ended June 30, 2005, Six Months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003

Report of Independent Registered Public Accounting Firm

Condensed Consolidated Balance Sheets as of September 30, 2005 and June 30, 2005

Condensed Consolidated Statements of Operations for the Three Months ended September 30, 2005 and the Three Months ended September 30, 2004

Condensed Consolidated Statements of Cash Flows for the Three Months ended September 30, 2005 and the Three Months ended September 30, 2004

Report of Independent Registered Public Accounting Firm

Statement of Revenues and Direct Operating Expenses of the Delhi Field Acquired on September 23, 2003.

Notes to Consolidated Financial Statements

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                      June 30, 2005    June 30, 2004    December 31, 2003
                                                      -------------    -------------    -----------------
Assets

Current Assets:
  Cash                                                $   2,548,688    $     367,831    $         830,312
  Accounts receivable, trade                                300,761           24,387               56,837
  Inventories                                               222,470          115,859              109,216
  Prepaid expenses                                           84,304           69,067               25,930
  Retainers and deposits                                     56,335            5,000              210,000
                                                      -------------    -------------    -----------------
         Total current assets                             3,212,558          582,144            1,232,295

  Oil & Gas properties - full cost                        5,276,303        3,075,438            2,971,468
  Oil & Gas properties - not amortized                       61,887          105,225                   --

  Less: accumulated depletion                              (313,391)         (55,509)             (13,960)
                                                      -------------    -------------    -----------------
         Net oil & gas properties                         5,024,799        3,125,154            2,957,508

  Furniture, fixtures and equipment, at cost                 12,113            3,091                3,091

  Less: accumulated depreciation                             (3,401)          (1,159)                (386)
                                                      -------------    -------------    -----------------

         Net furniture, fixtures, and equipment               8,712            1,932                2,705

  Restricted deposits                                       863,089          301,835              301,835
  Other assets                                              356,066               --                   --
                                                      -------------    -------------    -----------------
  Total assets                                        $   9,465,224    $   4,011,065    $       4,494,343
                                                      =============    =============    =================

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                    $     240,389    $     139,188    $         114,188
  Accrued liabilities                                       176,470           50,073               41,118
  Registration costs                                        100,000                0                    0
  Notes payable, current                                      6,754          776,235            1,500,000
  Discount on notes payable                                       0                0              (62,927)
  Royalties payable                                          89,713                0                  665
                                                      -------------    -------------    -----------------
         Total current liabilities                          613,326          965,496            1,593,044

Long term liabilities:
  Notes payable                                           4,000,000                0                    0
  Discount on notes payable                              (1,093,452)               0                    0
  Asset retirement obligations                              433,250          311,442              305,004
                                                      -------------    -------------    -----------------
         Total liabilities                                3,953,124        1,276,938            1,898,048

Stockholders' equity:
  Common Stock, par value $0.001 per share;
    100,000,000 shares authorized, 24,774,606,
    22,945,406 and 21,772,362 issued and
    outstanding as of June 30, 2005, June 30, 2004,
    and December 31, 2003, respectively                      24,774           22,945               21,772
  Additional paid-in capital                              9,611,767        4,453,905            3,398,178
  Deferred stock based compensation                        (595,283)        (378,136)            (486,750)
  Accumulated deficit                                    (3,529,158)      (1,364,587)            (336,905)
                                                      -------------    -------------    -----------------
         Total stockholders' equity                       5,512,100        2,734,127            2,596,295
                                                      -------------    -------------    -----------------
         Total liabilities and stockholders' equity   $   9,465,224    $   4,011,065    $       4,494,343
                                                      =============    =============    =================

See accompanying notes to consolidated financial statements.

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations



                                                                                        For the Period from
                                                   Twelve Months                         September 23,2003
                                                       Ended        Six Months Ended      (inception) to
                                                   June 30, 2005     June 30, 2004       December 31, 2003
                                                   -------------    ----------------    -------------------
Revenues:
  Oil sales                                        $   1,335,288    $        117,509    $            24,229
  Gas sales                                              358,433                 649                     --
  Price risk management activities                       (58,534)                 --                     --
                                                   -------------    ----------------    -------------------
         Total revenues                                1,635,187             118,158                 24,229

Expenses:
  Operating costs                                        874,876             134,420                 76,303
  Production taxes                                        68,386              14,581                  3,002
  Depreciation, depletion and amortization               260,124              41,549                 13,960
  Reverse merger fees and expenses                            --             370,000                     --
  General and administrative (includes
    non-cash stock-based compensation expense of
    $707,117, $108,614 and $50,400 the periods
    ending June 30, 2005, June 30, 2004
    and December 31, 2003, respectively.)              2,220,780             542,761                239,093
                                                   -------------    ----------------    -------------------
         Total expenses                                3,424,166           1,103,311                332,358
                                                   -------------    ----------------    -------------------
Loss from operations                                  (1,788,979)           (985,153)              (308,129)

Other revenues and expenses:
  Interest income                                         11,709               4,093                  1,148
  Interest expense                                      (387,301)            (46,622)               (29,924)
                                                   -------------    ----------------    -------------------
         Total other revenues and expenses              (375,592)            (42,529)               (28,776)
                                                   -------------    ----------------    -------------------
Net loss                                           $  (2,164,571)   $     (1,027,682)   $          (336,905)
                                                   =============    ================    ===================

Loss per common share:
  basic and diluted                                $       (0.09)   $          (0.05)   $             (0.02)
                                                   =============    ================    ===================
Weighted average number of common shares,
  basic and diluted                                   23,533,922          22,057,614             20,091,720
                                                   =============    ================    ===================



See accompanying notes to consolidated financial statements.

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity For the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the Period from
               September 23, 2003 (Inception) to December 31, 2003

                                                                 Additional       Deferred                         Total
                                                                   Paid-in      Stock Based     Accumulated    Stockholders'
                                            Shares     Dollars     Capital      Compensation      Deficit         Equity
                                          ----------   -------   -----------    ------------    -----------    -------------
Balances, September 23, 2003                      --   $    --   $        --    $         --    $        --    $          --

Sales of common stock                     21,772,362    21,772     2,861,028              --             --        2,882,800
Stock-based compensation                          --        --       537,150        (486,750)            --           50,400
Net loss                                          --        --            --              --       (336,905)        (336,905)
Balances, December 31, 2003               21,772,362    21,772     3,398,178        (486,750)      (336,905)       2,596,295

Sales of common stock before merger          923,377       923       825,977              --             --          826,900
Sales of common stock                        249,667       250       229,750              --             --          230,000
Deferred compensation                             --        --            --         108,614             --          108,614
Net loss                                          --        --            --              --     (1,027,682)      (1,027,682)
Balances, June 30, 2004                   22,945,406    22,945     4,453,905        (378,136)    (1,364,587)       2,734,127

Sales of common stock                      1,829,200     1,829     4,502,517              --             --        4,504,346
Fair value of warrants issued with debt           --        --     1,149,008              --             --        1,149,008
Transaction and registration costs                --        --      (493,663)             --             --         (493,663)
Deferred compensation                             --        --            --        (217,147)            --         (217,147)
Net loss                                          --        --            --              --     (2,164,571)      (2,164,571)
Balances, June 30, 2005                   24,774,606   $24,774   $ 9,611,767    $   (595,283)   $(3,529,158)   $   5,512,100



See accompanying notes to consolidated financial statements.

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows



                                                                                                               For the Period from
                                                                                                               September 23, 2003
                                                                    Twelve Months Ended    Six Months Ended      (inception) to
                                                                       June 30, 2005        June 30, 2004       December 31, 2003
                                                                    -------------------    ----------------    -------------------
Cash flows from operating activities:
  Net loss                                                          $        (2,164,571)   $     (1,027,682)   $          (336,905)

  Adjustments to reconcile net loss to net cash provided (used)
    by operating activities:
        Depletion                                                               257,882              41,549                 13,960
        Depreciation                                                              2,242                 773                    386
        Non-cash stock-based compensation expense                               707,117             108,614                 50,400
        Accretion of asset retirement obligations                                21,824               6,438                  3,169
        Accretion of debt discount and non-cash interest                         78,882                  --                 29,924
  Changes in assets and liabilities:
        Accounts receivable, trade                                             (276,374)             32,450                (28,762)
        Inventories                                                            (106,611)             (6,643)              (109,216)
        Accounts payable                                                        101,201              24,999                114,188
        Royalties payable                                                        89,713                  --                     --
        Accrued liabilities                                                     226,397               8,289                 41,783
        Prepaid expenses                                                        (15,237)            (43,137)               (25,930)
            Net cash used by operating activities                            (1,077,535)           (854,350)              (247,003)
Cash flows from investing activities:
        Capital expenditures for oil and gas properties                      (2,057,543)           (209,194)            (1,290,560)
        Capital expenditures for furniture, fixtures and
        equipment                                                                (9,022)                 --                 (3,090)
        Restricted deposits and retainers                                      (612,589)            205,000               (511,835)
        Other assets                                                            (99,469)                 --                     --
                                                                    -------------------    ----------------    -------------------
            Net cash used in investing activities                            (2,778,623)             (4,194)            (1,805,485)
Cash flow from financing activities:
        Payments on notes payable                                            (1,725,167)           (710,327)                    --
        Proceeds from notes payable                                           3,806,678              49,490                     --
        Deferred financing costs                                               (279,924)                 --                     --
        Proceeds from issuance of common stock and fair
          value of warrants issued with debt                                  4,729,091           1,056,900              2,882,800
        Transaction and registration costs                                     (493,663)                 --                     --
                                                                    -------------------    ----------------    -------------------
            Net cash provided by financing activities                         6,037,015             396,063              2,882,800
                                                                    -------------------    ----------------    -------------------
  Increase (decrease) in cash and cash equivalents                            2,180,857            (462,481)               830,312
  Cash and cash equivalents, beginning of period                                367,831             830,312                     --
                                                                    -------------------    ----------------    -------------------
  Cash and cash equivalents, end of period                          $         2,548,688    $        367,831    $           830,312
                                                                    ===================    ================    ===================

  Supplemental disclosure of cash flow information:
        Interest paid                                               $           308,419    $         46,622    $                --
        Income taxes paid                                           $                --    $             --    $                --

  Non-cash transactions:
        Seller note issued to acquire properties, net of discount   $                --    $             --    $         1,407,049
        Assumption of asset retirement obligations                  $            99,984    $             --    $           301,835



See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2005

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES

1. Company's Business

Reality Interactive, Inc. (" Reality "), a Nevada corporation that traded on the OTC Bulletin Board under the symbol RLYI.OB, and the predecessor of Natural Gas Systems, Inc., was incorporated on May 24, 1994 for the purpose of developing technology-based knowledge solutions for the industrial marketplace. On April 30, 1999, Reality ceased business operations, sold substantially all of its assets and terminated all of its employees. Subsequent to ceasing operations, Reality explored other potential business opportunities to acquire or merge with another entity, while continuing to file reports with the SEC. During the two years prior to May 26, 2004, Reality represented that it had not conducted any operations and had minimal assets and liabilities.

On May 26, 2004, Natural Gas Systems, Inc., a privately owned Delaware corporation formed in September of 2003 (" Old NGS "), was merged into a wholly owned subsidiary of Reality and Reality changed its name to Natural Gas Systems, Inc. On the effective date of the merger, Laird Q. Cagan was elected as Chairman of the Board of Directors of Reality and Robert S. Herlin and Sterling H. McDonald, the CEO and CFO of Old NGS, were elected CEO and CFO of Reality, respectively. The corporation was renamed Natural Gas Systems, Inc. ("we", "us", "our", "our company", "Company" or "NGS") and adopted a June 30 fiscal year end.

Headquartered in Houston, Texas, Natural Gas Systems, Inc. is a petroleum company engaged primarily in the acquisition, exploitation and development of properties for the production of crude oil and natural gas from underground reservoirs. NGS acquires established oil and gas properties and exploits them through the application of conventional and specialized technology to increase production, ultimate recoveries, or both. At June 30, 2005, NGS conducted operations through its 100% working interest in the Delhi, Tullos Urania, Crossroads, and Colgrade fields in Louisiana. Tullos Urania, Crossroad and Colgrade are referred to collectively herein as the "Tullos Field (Area)".

All regulatory filings and other historical information prior to May 26, 2004 apply to Reality, the predecessor of the Company. NGS trades on the OTC Bulletin Board under the symbol NGSY.OB. All stock information is adjusted to reflect Reality's 40:1 reverse stock split effected prior to the merger with NGS.

2. Significant Risks and Uncertainties

Preparation of the Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingencies as of the balance sheet date, and the reported amount of revenues and expenses during the reporting period. On an ongoing basis, management reviews its estimates, including those related to litigation, environmental liabilities, income taxes, abandonment costs and the determination of proved reserves. Changes in circumstances may result in revised estimates and actual results may differ from those estimates.

The Company's business makes it vulnerable to changes in crude oil and natural gas prices. Such prices have been volatile in the past and can be expected to be volatile in the future. This volatility can dramatically affect cash flows and proved reserves, since price declines reduce the estimated quantity of proved reserves and increase annual amortization expense (which is based on proved reserves), or could potentially result in an impairment charge. Other risks related to proved reserves, revenues, and cash flows include the Company's current reliance on the concentration of a few wells. The reserve report dated July 1, 2005, identified twelve wells that make up approximately 60% of the Company's PV-10 proved reserves, as compared to six wells at July 1, 2004. For the production month of June 2005, approximately 29% of the Company's production was derived from three wells, as compared to 85% in June 2004.

3. Summary of Significant Accounting Policies

Principles of Consolidation -- The consolidated financial statements include the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated.

Oil and Gas Properties and Furniture, Fixtures and Equipment --The Company follows the full cost method of accounting for its investments in oil and natural gas properties. All costs incurred in the acquisition, exploration and development of oil and natural gas properties, including unproductive wells, are capitalized. Proceeds from the sale of oil and natural gas properties are credited to the full cost pool, unless the sale involves a significant quantity of reserves, in which case a gain or loss is recognized. Under the rules of the Securities and Exchange Commission ("SEC") for the full cost method of accounting, the net carrying value of oil and natural gas properties is limited to the sum of the present value (10% discount rate) of the estimated future net cash flows from proved reserves based on current prices as of the balance sheet date, and excluding future cash outflows associated with settling asset retirement obligations, plus the lower of cost or estimated fair market value of unproved properties adjusted for related income tax effects.

Capitalized costs of proved oil and natural gas properties are depleted on a unit of production method using proved oil and natural gas reserves. Costs depleted include net capitalized costs subject to depletion and estimated future dismantlement, restoration and abandonment costs.

The costs of certain unevaluated leasehold acreage and wells being drilled are not being amortized. Costs not being amortized are periodically assessed for possible impairments or reductions in value. If a reduction of value has occurred, the amount of the impairment is transferred to costs being amortized.

Equipment, which includes computer equipment, hardware and software and furniture and fixtures, is recorded at cost and is generally depreciated on a straight-line basis over the estimated useful lives of the assets, which range from two to five years.

Repairs and maintenance are charged to expense as incurred.

Statement of Cash Flows -- For purposes of the statements of cash flows, cash equivalents include highly liquid financial instruments with maturities of three months or less as of the date of purchase.

Concentrations of Credit Risk -- Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company's customer base includes multiple purchasers of our oil and gas products. Although the Company is directly affected by the well-being of the oil and gas industry, management does not believe a significant credit risk exists at June 30, 2005.

Revenue Recognition --The Company recognizes oil and natural gas revenues from its interests in producing wells as oil and natural gas is sold. As a result, the Company accrues revenues related to production sold for which the Company has not received payment.

Accounts Receivable, trade - Accounts receivable, trade consists of uncollateralized accrued oil and gas revenues due under normal trade terms, generally requiring payment within 30 days of production. Management reviews receivables periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible. As of June 30, 2005 and 2004, the valuation allowance was $0.

Accounting for Reverse Merger -- The Company accounted for its reverse-merger in accordance with the SEC's Staff Training Manual. Generally, the Staff of the Division of Corporate Finance considers reverse-mergers into public shells to be capital transactions in substance, rather than business combinations. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization.

Under this treatment, post reverse-acquisition comparative historical financial statements are those of the "legal acquiree" (i.e., the "accounting acquirer"), with appropriate disclosure concerning the change in the capital structure effected at the acquisition date. In the Company's case, the historical financial statements are those of the oil and gas operations of Old NGS, and the Consolidated Statement Of Changes in Stockholder's Equity reflects the activity of Old NGS prior to the merger. All share and per share amounts have been adjusted to reflect the conversion ratio of shares exchanged between Reality and Old NGS.

Stock Options --SFAS 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25").

Fair Value of Financial Instruments --Our financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, notes payable and seller notes. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The fair value of the notes payable to Prospect Energy approximates the carrying value of the notes as the effective interest rates applicable to the notes approximates current rates available to us for comparable financing arrangements. The fair values of the seller notes approximate their carrying amounts as of June 30, 2004, based upon interest rates then available to us for borrowings with similar terms.

Income taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Accounting for Price Risk Management activities - The Company enters into certain financial derivative contracts utilized for non-trading purposes to minimize the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. The Company follows the provisions of the Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS No. 133 establishes accounting and reporting standards requiring that all derivatives instruments be recorded in the consolidated balance sheet as either as an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in the earnings unless specific hedge accounting criteria is met.

Upon adoption, the Company did not have any financial derivative contracts utilized for non-trading purposes. Thus, the adoption of SFAS No. 133 had no impact upon the Company. The Company has entered into certain over-the-counter contracts to hedge the cash flow of part of the 2005 forecasted sale of oil and gas production. The Company will not elect to document and designate these as hedges. Thus, the changes in the fair value of these over-the-counter contracts will be reflected in the earnings in the period in which they occur.

New Accounting Pronouncements - In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R "Shared Based Payment" ("SFAS 123R"). This statement is a revision of SFAS Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of shared based compensation ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is in the process of evaluating whether SFAS No. 123R will have a significant impact of the Company's overall results of operations or financial position.

4. Acquisitions

In September 2003, Old NGS completed the acquisition of a 100% working interest in the Delhi Field. The acquisition closed on September 25, 2003, whereby Old NGS paid $995,000 in cash, issued a purchase money mortgage for $1,500,000 (See
Note 7, Notes Payable, for a description of the mortgage) and assumed a plugging and abandonment reclamation liability in the amount of approximately $302,000 (see Note 5, Asset Retirement Obligations), in exchange for the conveyance of all the underlying leasehold interests. In addition to the mortgage, the property is burdened by an aggregate 20% royalty interest.

On May 26, 2004, Reality Interactive, Inc., a publicly traded Nevada corporation ("Reality"), executed an Agreement and Plan of Merger with Natural Gas Systems, Inc., a private Delaware corporation ("Old NGS"), whereby the shareholders of Old NGS received 21,749,478 shares of common stock of Reality, in exchange for all of the 21,749,748 shares of Old NGS common stock then outstanding. The operations and management of Old NGS became our own, and Reality's name was changed to Natural Gas Systems, Inc., a Nevada corporation (the "Company" or "NGS"). Immediately prior to the closing of the merger, Reality had virtually no operations, assets or liabilities.

On September 2, 2004, we purchased a 100% working interest in approximately 81 producing oil wells, 8 salt water disposal wells and 54 shut-in wells located in La Salle and Winn Parishes, Louisiana. The purchase included leases covering
386.04 gross and net acres, and fee ownership of 2.33 acres around certain of the wells. Fourteen of the 54 shut-in wells will require a new lease prior to restoration of production. The purchase price was $725,000 less approximately $20,000 in closing adjustments to reflect an effective date of July 1, 2004, paid in cash, part of which was provided by the Bridge Loan described under Note
5. The acquisition was accounted for under the purchase method of accounting. No goodwill arose from the purchase. Revenue and expense from the property was recognized beginning September 1, 2004.

On February 3, 2005, we completed the purchase of a 100% working interest in certain leases with approximately 65 producing oil wells, 9 salt water disposal wells and 56 shut-in wells located in the Tullos Urania and Colgrade Fields in La Salle and Winn Parishes, Louisiana. Four of the 56 shut-in wells required a new lease prior to restoration of production. The purchase price was $812,733 less post-closing adjustments to reflect an effective date of December 1, 2004, paid in cash. The acquisition was accounted for under the purchase method of accounting. No goodwill arose from the purchase. Revenue and expense from the property is recognized beginning February 1, 2005.

We believe that the foregoing property acquisitions are consistent with our strategic business plan to acquire established oil and gas properties in order to exploit them through the application of conventional and specialized technology to increase production, ultimate recoveries, or both.

5. Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that an asset retirement obligation ("ARO") associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense will be recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free interest rate. Fair value, to the extent possible, should include a market risk premium for unforeseeable circumstances. Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

When an oil or gas property ceases economic production, we dismantle and remove all surface equipment, plug the wells and restore the property's surface in accordance with various regulations and agreements before abandoning the property. The state of Louisiana requires operators of oil and gas properties to secure plugging, abandonment and reclamation liabilities with financial collateral in favor of the state. In the case of the Delhi Field, the previous owner had established a Site Specific Trust Fund (SSTA Account) that is considered a fully funded liability by the state of Louisiana. Pursuant to our agreement to purchase the Delhi Field in September of 2003, we agreed to replace the seller's collateral on the SSTA Account within 120 days of closing. During the six months ended June 30, 2004, we replaced the seller's collateral by posting a letter of credit in the face amount of $301,835, fully collateralized by a certificate of deposit issued on Wells Fargo Bank. These restricted cash equivalents are carried as "Other Assets" in our balance sheet.

In accordance with FAS 143, we recorded an estimated asset retirement obligation ("ARO") for our Delhi Field of approximately $302,000, of which $274,000 relates to the Company's wells and $28,000 relates to wells operated by us for a third party. Accordingly, we recorded an asset retirement obligation in the amount of $302,000, with an offsetting $274,000 charge to the full cost pool and a $28,000 receivable due from the 3rd party at December 31, 2003. The receivable was collected during the six months ended June 30, 2004.

With respect to our property acquisitions in the Tullos Field Area in late 2004 and early 2005, we recorded an estimated combined ARO liability totaling $99,984 based on the assessment we made during our fourth quarter of fiscal 2005.

The following table describes the change in our asset retirement obligations for the periods from September 23, 2003 (inception) to June 30, 2005:



      Asset retirement obligation at September 23, 2003   $301,835
      Accretion expense for 2003                             3,169
      Asset retirement obligation at December 31, 2003     305,004
      Accretion expense for 2004                             6,438
      Asset retirement obligation at June 30, 2004         311,442
      Asset retirement costs in 2005                        99,984
      Accretion expense for 2005                            21,824
      Asset retirement obligation at June 30, 2005        $433,250



6. Oil and Gas Properties

Depletion expense for the period from September 23, 2003 (inception) to December 31, 2003, the six months ended June 30, 2004 and the twelve months ended June 30, 2005 totaled $13,960, $41,549 and $257,882, respectively. During 2003, no costs were excluded from amortization. As of June 30, 2004 and June 30, 2005, $105,225 and $61,887 of costs, respectively, were not being amortized.

7. Notes Payable

The following table sets forth the Company's notes payable balances as of the dates indicated:



Borrowing                                    June 30, 2005   June 30, 2004   December 31, 2003
------------------------------------------   -------------   -------------   -----------------
Delhi Mortgage Notes                         $          --   $     732,807   $       1,436,973
AICCO Insurance Premium Loan                            --          43,428                  --
Cananwill Insurance Premium Loan (current)           6,754              --                  --
Prospect Energy 5-Year Note                      2,906,548              --                  --
Bridge Loan by our Chairman of the Board                --              --                  --
Herlin Loan                                             --              --                  --
Total outstanding                            $   2,913,302   $     776,235   $       1,436,973



DELHI MORTGAGE NOTES: In September 2003, we issued $1,500,000 of notes payable in connection with our acquisition of the Delhi Field. The notes were collateralized by a first mortgage on our Delhi Field and were payable to the sellers in twelve equal monthly installments beginning on January 30, 2004 and ending December 2004. Although the notes did not bear any interest, we imputed interest at 8% per annum, thus resulting in an initial recorded principal amount of $1,407,049. The Delhi Mortgage Notes were paid from a combination of loan proceeds from Bridge Loans and the Company's cash flow.

AICCO LOAN: In May 2004, we borrowed $49,490 to finance 70% of our Director and Officer's liability insurance premiums. The loan required eight level mortgage-amortizing payments in the amount of $6,350 per month, including 7% interest per annum. At June 30, 2005, there were no outstanding amounts owed under the AICCO Loan.

CANANWILL LOAN: In October 2004, we borrowed $33,186 to finance 80% of our General Liability, Casualty and Well Control insurance premiums. The loan required ten level payments in the amount of $3,399 per month, including 5.25% interest per annum. At June 30, 2005, $6,754 was owed under the Cananwill Insurance Premium Loan.

BRIDGE LOAN: From August through December, 2004, Laird Q. Cagan, our Chairman and a major stockholder, loaned us, through a series of advances, $920,000, pursuant to a secured note bearing interest at 10% per annum and a 5% origination fee (the "Bridge Loan") earmarked for our purchase of working interests in the Tullos Urania Field in Louisiana, working capital and certain costs related to the closing of the Prospect Facility described below. On February 15, 2005, we repaid the Bridge Loan, totaling $953,589 with accrued interest, in full.

HERLIN LOAN: In December, 2004, Mr. Herlin advanced us $3,000 for working capital, with interest payable at 10% per annum. At June 30, 2005, there were no amounts outstanding under the Herlin Loan.

PROSPECT FACILITY: On February 3, 2005, we closed the "Prospect Facility" (or "Facility") and drew down $3,000,000, and on March 16, 2005 we drew down an additional $1,000,000 on the total $4,800,000 commitment. The draws were used to fund the February 2005 acquisition of properties in Louisiana, costs of the financing, funding of a debt service reserve fund, repayment of the Bridge Loan, immediate re-development of our existing properties and for working capital purposes. After taking into account the effect of the completion of the February 2005 acquisition of properties (see Note 2 to our consolidated financial statements), the closing of the Prospect Facility and our recent private placement of common stock described below, and before taking into account the effect of any new projects or acquisitions, we believed that our current liquidity and anticipated operating cash flows were sufficient to allow the remaining $800,000 commitment under the Facility to expire on May 3, 2005.

At June 30, 2005, we owed $2,906,548 on the Prospect Facility, including the accreted discount through such date. At maturity or, exclusive of any prepayment penalty, on early prepayment, the total amount owed under the Facility will be $4,000,000 due to accretion of the original issue discount, which is described below.

Under the terms of the Prospect Facility, each advance required us to issue two securities, a debt security and an equity security (in the form of irrevocable and revocable warrants) as follows:

(i) The debt securities issued under the Facility (the "Prospect Loan(s)") are secured by all of our assets, bear an initial interest rate of 14% per annum payable in arrears on the "face" (the par or matured amount of the loan), mature on February 2, 2010 and do not require principal payments until the end of the term. The loans are subject to voluntary prepayment premiums equal to 9% of the face amount as of August 3, 2005, declining .5% for each three month period, thereafter. For each draw under the Facility, we recorded a loan with an imputed discount equivalent to the value of the Prospect Warrants described below. Through June 30, 2005, we had drawn $4,000,000 under the Facility, crediting $2,850,992 (net of the discount described below) to the Prospect Loan. The fair value of the Prospect Warrants of $1,149,008 was recorded as a discount on the Prospect Loans with a corresponding credit to additional paid-in capital for the Prospect Warrants. The discount is accreted as additional loan interest expense using the interest rate method over the five-year life of the loan, yielding an annual effective interest rate of 27.26% and 24.87% for the first and second Prospect Loans, respectively.

(ii) The equity securities issued under the Facility consisted of irrevocable and revocable warrants (the "Prospect Warrants"). An irrevocable warrant to purchase one share of our common stock was issued to Prospect for each $6.666667 drawn under the Facility, and a revocable warrant to purchase one share of our common stock was issued for each $10 drawn under the Facility. Through June 30, 2005 we had issued to Prospect Energy irrevocable warrants to acquire up to 600,000 shares of common stock exercisable over a five-year term at a price of $0.75 per common share, and revocable warrants to acquire up to 400,000 shares of common stock on the same terms, except that the revocable warrants will be automatically canceled if we attain certain financial targets by the end of February 2006, and such revocable warrants cannot be exercised prior to such date. As described under the Prospect Loan above, the Prospect Warrants have been credited to additional paid-in capital in the amount of $1,149,008, based on their estimated fair value. The holder of the shares of common stock underlying the Prospect Warrants is the beneficiary of a registration rights agreement. Terms of the registration rights agreement and assumptions underlying fair value of the warrants are described in Note 8, "Common Stock, Stock Options and Warrants".

Among other restrictions and subject to certain exceptions, the Prospect Facility restricts us from creating liens, entering into certain types of mergers or consolidations, incurring additional indebtedness, the payment of dividends, changing the character of our business, or engaging in certain types of transactions. The Prospect Loan agreement also requires us to maintain specified financial ratios, including a 1.5:1 ratio of borrowing base to debt and, commencing not later than the three months ended January 31, 2006, a 2.0:1 ratio of EBITDA (earnings before interest, income tax and other non-cash charges such as depreciation, depletion and amortization) to interest.

At June 30, 2005, we were in compliance with the terms of the Facility. At May 31, 2005, we had however, not maintained a required performance milestone, thus causing us to increase our restricted cash account under the terms of the Facility from $300,000 to $560,000. The increased amount is reflected as restricted deposits in our balance sheet at June 30, 2005, although transfer of the additional $260,000 is pending our receipt of further instructions from Prospect.

Looking forward, we are required to maintain an EBITDA to interest payable coverage of 2:1, beginning no later than the three month period ending January 31, 2006, in order to maintain compliance. Our ability to comply with this requirement is dependent on achieving certain operating results, especially with respect to our planned drilling program of proved undeveloped reserves at our Delhi Field beginning in May 2005. At September 27, 2005, our Delhi drilling program had not yet begun due to delays caused by casualty repairs sustained by the drilling contractor for the account of another customer. Due to these delays, we can give no assurance that the delayed results from this program will provide sufficient EBITDA to meet the required interest coverage ratio. If such a covenant breach occurs and is not waived by Prospect, the debt would become immediately due and payable. Since we do not have sufficient liquid assets to prepay our debt in full, we would be required to refinance all or a portion of our existing debt or obtain additional financing. If we were unable to refinance our debt or obtain additional financing, we would be required to curtail portions of our development program, sell assets, and/or reduce capital expenditures. Had we been subject to this requirement on June 30, 2005, we would not have been in compliance.

8. Common Stock, Stock Options and Warrants

Common Stock

From September 23, 2003 (Inception) through December 31, 2003, Old NGS issued 18,000,000 common shares as founder's capital at $0.001 per share, and sold 2,864,600 of its $0.001 par value common shares at $1.00 per share through a private equity offering to accredited investors. At December 31, 2003, Reality had issued and outstanding 256,598 shares of its $0.001 par value common stock.

From January 1, 2004, up to, but not including, the merger closing on May 26, 2004, Reality issued 689,663 of its $0.001 par value common shares, net of cancellations and redemptions. During the same period in 2004, Old NGS sold 884,878 of its $0.001 par value common shares to accredited investors for $886,900 gross proceeds, less $60,000 in commissions equal to 8% of the gross cash proceeds and the issuance of 7 year term warrants equal to 8% of the shares issued, for the account of Chadbourn Securities, Inc. and Laird Q. Cagan, an affiliate of the Company as described in Note 9, "Related Party Transactions".

At the closing of the merger on May 26, 2004, Reality issued 21,749,478 of its $0.001 par value common shares in exchange for all of the 21,749,478 issued and outstanding $0.001 par value common shares of Old NGS.

Subsequent to the merger closing through June 30, 2004, we sold 249,667 shares of our $0.001 par value common shares for gross proceeds of $250,000, less $30,000 in commissions and the same warrant structure described above for the account of Chadbourn Securities, Inc. and Laird Q. Cagan.

During the twelve months ended June 30, 2005, we raised gross proceeds of $4,729,091 from the sale of our common stock, warrants to purchase our common stock and direct stock grants, less placement fees of $257,840 to Chadbourn Securities and Laird Q. Cagan and warrants to purchase 108,536 shares. In addition, we also paid $32,659 to unrelated third parties as finder's fees. Of the total, $3,580,083 was received from the sale of 1,594,200 shares of our common stock and the issuance of 235,000 shares of our common stock upon the exercise of options and direct stock awards granted under our 2004 Stock Plan. The remaining $1,149,008 was raised through the sale of warrants to Prospect Energy as described in Note 7, "Notes Payable".

Options and Warrants issued to Employees

2003 Stock Option Plan

Old NGS adopted a stock option plan in 2003 (the "2003 Plan"). The purpose of the 2003 Plan was to offer selected individuals an opportunity to acquire a proprietary interest in the success of Old NGS, or to increase such interest, by purchasing shares of the Old NGS common stock. The 2003 Plan provided both for the direct award or sale of shares and for the grant of options to purchase shares in an aggregate amount not to exceed 4,000,000 shares. Options granted under the Plan included non-statutory options as well as incentive stock options intended to qualify under Section 422 of the Internal Revenue Code. Of the options to purchase 600,000 shares granted under the 2003 Plan by Old NGS, all were assumed by Reality Interactive, Inc., predecessor to the Company. Of these, options to purchase 250,000 shares were granted to each of Messrs. Herlin and McDonald. These options were accounted for under APB 25, giving rise to $437,250 of expense, spread over a four year vesting schedule.

2004 Stock Plan

On August 3, 2004, we adopted our 2004 Stock Plan (the "2004 Plan"). The purpose of the 2004 Plan is to offer selected individuals an opportunity to acquire a proprietary interest in our success, or to increase such interest, by purchasing our shares of common stock. The 2004 Plan provides both for the direct award or sale of shares and for the grant of options or warrants to purchase shares in an aggregate amount not to exceed 4,000,000 shares. Options granted under the 2004 Plan may include non-statutory options as well as incentive stock options intended to qualify under Section 422 of the Internal Revenue Code.

No options were issued during the six months ended June 30, 2004. However, an aggregate 200,000 options had been authorized, but not issued, to two members of our Board of Directors, Messrs. DiPaolo and Stoever.

During the twelve months ended June 30, 2005, there were 1,500,000 shares of common stock issued or issuable upon exercise of outstanding options, and 25,000 shares issued directly under the 2004 Stock Plan to employees, all subject to various vesting requirements, leaving 2,305,000 shares of common stock available for issuance under the 2004 Stock Plan, after taking into account awards to non-employees totaling 170,000 shares. Of these awards, options to purchase 100,000 shares were issued to each of our directors, E.J. DiPaolo and Gene Stoever, in consideration for their services; options to purchase 500,000, 350,000, 350,000 and 100,000 shares were granted to Messrs. Herlin, McDonald, Mazzanti and Joe; and a direct stock grant of 25,000 shares was made to Mr. Mazzanti. All of these options and grants were accounted for under APB 25, giving rise to $44,000 of expense spread over a two year vesting period for Messrs. Stoever and DiPaolo, and $40,225 of expense spread over a one year vesting period for Mr. Mazzanti.

Non-Plan Warrants to Employees

During the twelve months ended June 30, 2005, Mr. Herlin was granted revocable warrants to purchase 287,500 of common stock, and Mr. Mazzanti was granted revocable warrants to purchase 200,000 shares. These warrants were accounted for under APB 25, and gave rise to no Company expense during fiscal 2005, because the exercise price of Mr. Herlin's warrants exceeded fair value of the stock at June 30, 2005, and vesting of Mr. Mazzanti's warrants is based on a future specified event that has not yet occurred.

A reconciliation of reported loss as if the Company used the fair value method of accounting for stock-based compensation computed under FASB 123 as compared to the compensation expense we recorded under APB 25 follows:


                                                                                                            For the Period from
                                                                                                            September 23, 2003
                                                                Twelve Months ended    Six Months ended       (Inception) to
                                                                   June 30, 2005        June 30, 2004        December 31, 2003
                                                                -------------------    ----------------     -------------------
Pro forma impact of Fair Value Method (SFAS 148):
  Net loss attributable to common stockholders, as reported             ($2,164,571)         ($1,027,682)              ($336,905)
  Plus share based compensation expense determined under APB 25             131,313              108,614                  50,400
  Less compensation expense determined under Fair Value Method             (359,457)            (110,978)                (51,858)
                                                                -------------------    ----------------     -------------------
  Pro forma net loss attributable to common stockholders                ($2,392,715)         ($1,030,046)              ($338,363)

Loss per share (basic & diluted):
  As reported                                                                ($0.09)              ($0.05)                 ($0.02)
  Pro Forma                                                                  ($0.10)              ($0.05)                 ($0.02)
    Weighted average Black-Scholes fair value assumptions:
        Risk free interest rate                                          4.18%-4.93%                2.50%                   2.50%
        Expected life                                                     3-4 years              3 years                 3 years
        Expected volatility                                                104%-130%               131.0%                  131.0%
        Expected dividend yield                                                 0.0%                 0.0%                    0.0%


Fair values were estimated at the date of grants using the Black-Scholes options pricing model, based on the assumptions above. For purposes of the pro forma disclosures, the estimated fair value is amortized to expense over the awards' vesting period. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a single measure of the fair value of its employee stock options. At June 30, 2005, 2,305,000 shares were available for grant under the plans.

A summary of option and warrant transactions issued to employees for the period from September 23, 2003 (inception) to June 30, 2005 follows:


                                                                                Weighted
                                                      Weighted    Weighted       average
                                                      average      average      Remaining
                                         Number of    Exercise   Grants Date   Contractual
                                          Shares       Price     Fair Value       Life
                                         ---------    --------   -----------   -----------
For the Period from September 23, 2003
  (Inception) to December 31, 2003
                               Granted     500,000       $0.13         $0.94
                             Exercised           0         --
                              Canceled           0         --

Outstanding at December 31, 2003           500,000       $0.13                  9.8 years

Six months ended June 30, 2004
                               Granted           0
                             Exercised           0
                              Canceled           0

Outstanding at June 30, 2004               500,000       $0.13                  9.3 years

Twelve months ended June 30, 2005
                               Granted   2,012,500*      $1.67         $1.31*
                             Exercised           0
                              Canceled           0

Outstanding at June 30, 2005             2,512,500       $1.37                  9.4 years


* Mr. Mazzanti's revocable warrants to purchase 200,000 shares are included in the number of shares granted, but have not been used to calculate the weighted average grants date fair value since the award is contingent on a specified future event.

These options and warrants vest during the following fiscal years ended June 30 as follows: Vested at June 30, 2005 - 303,125; 2006 - 696,875; 2007 - 571,875;
2008 - 493,750 and 2009 - 446,875.

Options, Warrants and Grants to Non-Employees

At June 30, 2005, outstanding warrants and options, excluding employees, to purchase the Company's $0.001 par value common shares were as follows:

                        Warrants and Options Outstanding
                              (Excluding Employees)


                                           Range of        Outstanding at    Exercisable
Holder                                Exercisable Prices   June 30, 2005    June 30, 2005
                                      ------------------   --------------   -------------
Cagan McAfee Capital Partners, LLC    $1.00        $1.00          165,000         165,000
Chadbourn Securities, Inc.            $1.50        $2.50            8,574           8,574
Laird Q. Cagan                        $1.00        $2.50          142,143         142,143
Tatum Partners                        $.001       $0.001          262,500         262,500
Prospect Energy                       $0.75        $0.75        1,000,000         600,000
Steve Lee (counsel to the Company)    $.001        $1.80           60,000          10,000
Other                                 $1.00        $2.00          146,750         146,750
                                      ------------------   --------------   -------------
Total                                                           1,784,967       1,334,967


As of June 30, 2004, we issued warrants to purchase 240,000 shares of common stock to Cagan McAfee Capital Partners and their assigns in connection with arranging the merger, options to purchase 100,000 shares of common stock to Steve Lee under the 2003 Stock Plan (90,000 of which have been exercised) and a warrant to purchase 79,931 share of common stock in connection with Cagan McAfee's capital raising services, of which warrants to purchase 66,784 and 3,147 shares of common stock were issued to Laird Q. Cagan and Chadbourn Securities, Inc., respectively. Mr. Lee's award gave rise to $99,900 of fair value expense under SFAS 123 over the one year vesting period, using the Black-Scholes model with the following assumptions: Volatility - 131%, Risk Free Rate - 5.0%, Estimated Term - 3 years, and Dividends - 0.

During fiscal year ended June 30, 2005, we issued warrants to purchase 142,536 shares of common stock in connection with capital raising services, of which we issued warrants to purchase 75,359 and 5,427 shares of common stock to Laird Q. Cagan and Chadbourn Securities, Inc., 61,750 to third parties and options to purchase 50,000 shares to Steve Lee under the 2004 Stock Plan.

During the fiscal year ended June 30, 2005, we also made a direct stock grant for 120,000 shares to Liviakis Communications (excluded from the table above) for investor relations services and issued options to purchase 50,000 shares of our stock to Mr. Lee under our 2004 Plan. Mr. Lee's grant gives rise to $67,519 of fair value expense under SFAS 123, to be spread over a four year vesting schedule. Fair value was derived using the Black-Scholes model using the following assumptions: Volatility - 110%, Risk Free Rate - 4.18%, Estimated Term
- 4 years, and Dividends - 0. The Liviakis stock grant gives rise to $263,880 of expense, spread over a one year vesting schedule, beginning monthly in April 2005. The fair value of the Liviakis grant under SFAS 123 was equivalent to the fair value of our stock on the date of grant.

Also during the fiscal year ended 2005, we issued warrants to purchase 1,000,000 shares under the Prospect Facility, recording fair value in the amount of $1,149,008 using the Black-Scholes model, using the following assumptions:
Volatility - 102.8%, Risk Free Rate - 4.93%, Estimated Term - 3 years, Dividend
- 0. Certain of these warrants will not vest if the Company reaches certain financial thresholds. As a result, those warrants were discounted in determining fair value. Finally, we issued warrants to purchase 262,500 shares to Tatum Partners, recognizing $432,976 of SFAS 123 fair value expense in the current year, wherein fair value was equal to intrinsic value since there was no time value associated with the grant.

Registration Rights

Under the terms of our private placement of 1,200,000 shares of our common stock with the Rubicon Fund on May 6, 2005, we contemporaneously entered into a registration rights agreement (the "RRA"). The RRA requires us, among other things, to obtain and maintain an effective registration statement with the SEC for Rubicon's shares, failing which, subjects us to the payment of penalties not to exceed 1% of the share proceeds, or $30,000, for each month of non-compliance. Penalties are incurred for each month for which a registration statement has not become effective, beginning October 6, 2005. Penalties may also be incurred for any month for which effectiveness has not been maintained prior to the shares becoming tradable under Rule 144, but in no event can the penalty cumulatively exceed 8% or $240,000. The SEC is currently reviewing the registration statement we filed June 6, 2005 on Form SB-2, and we can give no assurance that our registration statement will become or be maintained effective after October 6, 2005. Accordingly, we have accrued, against our equity account $100,000 for penalties and other transaction costs which may become due.

We have also entered into other registration rights agreements, the effect of which gives the holders the right to "piggyback" their shares, from time to time, as we register other shares.

9. Related Party Transactions

Laird Q. Cagan, the Chairman of our Board of Directors, is a Managing Director of Cagan McAfee Capital Partners, LLC ("CMCP"). CMCP performs financial advisory services for us pursuant to a written agreement and is paid a monthly retainer of $15,000. In addition, Mr. Cagan is a registered representative of Chadbourn Securities, Inc. ("Chadbourn"), our non-exclusive placement agent for private financings. Pursuant to the Agreement between Mr. Cagan, Chadbourn and us, we pay a cash fee equal to 8% of gross equity proceeds and warrants equal to 8% of the shares placed by CMCP. During 2003, we expensed and paid CMCP $32,500 for monthly retainers.

In connection with the founding of the Company, 18,000,000 shares of Old NGS common stock were directly and indirectly purchased by various parties as founder's shares, including, 1,000,000 shares by Robert S. Herlin as an incentive to perform as the Company's President and CEO; 1,000,000 shares by Liviakis Financial Communications, Inc., the Company's investor relations firm; 7,500,000 shares by Laird Q. Cagan, the Company's Chairman and Managing Director of CMCP; and 5,700,000 by Eric M. McAfee, Managing Director of CMCP, and 450,000 by John Pimentel, a member of the Company's Board of Directors.

During the six months ended June 30, 2004 we expensed $90,000 in monthly retainers, $60,000 of which remained unpaid at June 30, 2004, and charged $80,000 to stockholder's equity as a reduction of the proceeds from common stock sales in the amount of $1,000,000. The $80,000 paid to Chadbourn Securities and Laird Q. Cagan was for commissions from the sale of our common stock. Also during the six months ended June 30, 2004 we issued warrants to purchase 319,932 shares of Common Stock to CMCP, Chadbourn Securities and Laird Q. Cagan and their assigns in connection with arranging the merger, (240,000 warrants) and placement of 999,145 common shares (79,932 warrants). These warrants have a $1.00 exercise price and a seven year term.

During the fiscal year ended June 30, 2005, we issued warrants to purchase 91,359 and 5,427 shares of common stock to Laird Q. Cagan and Chadbourn Securities, Inc., respectively, in connection with capital raising services. During the same period, we paid $257,890 cash commissions to Laird Q. Cagan and Chadbourn Securities, Inc., in connection with capital raising activities. Further, during fiscal year ended June 30, 2005, the Company expensed and paid CMCP $180,000 for monthly retainers earned in fiscal 2005, and paid $60,000 for monthly retainers earned, but unpaid, during fiscal 2004.

Also during fiscal 2005, from August through December, 2004, Mr. Cagan loaned us, through a series of advances, $920,000, pursuant to a secured promissory note bearing interest at 10% per annum and a 5% origination fee (the "Bridge Loan") earmarked for our purchase of working interests in the Tullos Urania Field in Louisiana, working capital and certain costs related to the closing of the Prospect Facility. On February 15, 2005, we repaid the Bridge Loan, totaling $953,589 with accrued interest, in full.

Eric McAfee, also a Managing Director of Cagan McAfee Capital Partners, has served as Vice Chairman of the Board of Verdisys, Inc., the provider of certain horizontal drilling services to the Company. Subsequently in 2004, Mr. McAfee resigned from the Board of Directors of Verdisys, but continues to hold shares in both companies. Mr. McAfee has represented to the Company that he is also a 50% owner of Berg McAfee Companies, LLC, which owns approximately 30% of Verdisys, Inc. NGS paid $130,000 to Verdisys (Blast Energy) during 2003 and $25,960 during 2004 for horizontal drilling services.

10. Supplemental Oil and Gas Disclosures (unaudited)

The following tables discloses certain financial data relative to our oil and natural gas producing activities located onshore continental United States, which represents our only cost center.

         Costs Incurred in Oil and Natural Gas Acquisition, Exploration
                           and Development Activities


                                                                            For the Period From
                                                                            September 23, 2003
                                   Twelve Months Ended   Six Months Ended     (Inception) to
                                      June 30, 2005       June 30, 2004      December 31, 2003
                                   -------------------   ----------------   -------------------
Costs incurred during the year
Property acquisition costs:
  Proved                                    $1,554,149             $6,855            $2,363,716
  P&A liability assumed                         99,984                  0               273,760
  Unproved                                      61,887            105,225                     0
Exploration costs                                    0                  0                     0
Development costs                              441,508             97,114               333,992
                                   -------------------   ----------------   -------------------
Total                                       $2,157,528           $209,194            $2,971,468
                                   ===================   ================   ===================


     Capitalized Costs Relating to Oil and Natural Gas Producing Activities

                                                                         For the Period
                                                                         From September
                                                                            23, 2003
                                                                         (Inception) to
                            Twelve Months Ended     Six Months Ended     December 31,
                               June 30, 2005         June 30, 2004           2003
                               -------------         -------------       --------------
Capitalized costs  -
amortized                         $5,276,303            $3,075,438          $2,971,468
Capitalized costs  -
unamortized*                          61,887              105,225                   --
Less accumulated
depletion                            313,391               55,509               13,960
                               -------------         -------------       -------------
Net capitalized costs
                                  $5,024,799            $3,125,154          $2,957,508
                               =============         =============       =============


*The unamortized costs at the end of each period were excluded from the depletion base. The costs as of June 30, 2005 are expected to be evaluated within the next two years.

       Results of Operations for Oil and Natural Gas Producing Activities


                                                                                                           For the Period From
                                                                                                           September 23, 2003
                                                                   Twelve Months       Six Months Ended      (Inception) to
                                                                Ended June 30, 2005     June 30, 2004       December 31, 2003
                                                                -------------------    ----------------    -------------------
Oil and gas sales                                                        $1,635,187            $118,158                $24,229
Production costs                                                           (874,876)           (134,420)               (76,303)
Production taxes                                                            (68,386)            (14,581)                (3,002)
Depletion                                                                  (257,882)            (41,549)               (13,960)
                                                                -------------------    ----------------    -------------------
Results of operations for oil and gas producing
activities (excluding corporate overhead and financing costs)              $434,043            ($72,392)              ($69,036)
                                                                ===================    ================    ===================


Proved Developed and Undeveloped Reserves Prepared by W.D. Von Gonten & Co. Petroleum Engineers

The following table sets forth the net proved reserves of the Company as of July 1, 2005, and the changes therein for the periods from September 23, 2003 (inception) to July 1, 2005. The reserve information was prepared by W.D. Von Gonten & Co., independent petroleum engineers. All of the Company's oil and gas producing activities are located in the United States.



                                           Oil (bbls)    Gas (mcf)
                                           ----------    ---------
          September 23, 2003                       --           --
          Purchases of minerals in place      241,219      778,700
          Extensions and discoveries               --           --
          Revisions                                --           --
          Production                             (857)          --
          Sales of minerals in place               --           --

          December 31, 2003                   240,362      778,700
          Purchases of minerals in place           --           --
          Extensions and discoveries           76,412      293,419
          Revisions                           (74,060)    (563,440)
          Production                           (3,180)        (123)
          Sales of minerals in place               --           --

          July 1, 2004 (1)                    239,534      508,556
          Purchases of minerals in place (2)  418,217           --
          Extensions and discoveries          242,340      330,023
          Revisions                          (100,978)     (34,290)
          Production                          (27,230)     (72,166)
          Sales of minerals in place               --           --

          July 1, 2005 (3)                    771,883      732,123

          Proved developed reserves:
          December 31, 2003                   240,400      778,700
          July 1, 2004 (4)                    238,900      508,556
          July 1, 2005 (5)                    540,360      396,600


          ------------


(1) During fiscal 2004, of the 270,000 MCF downward revision in our proved natural gas reserves, net of extensions and discoveries, a 300,000 MCF downward revision was due to the reclassification of our Delhi 208-1 well from proved status, based on new well information that decreased the probability of recovery below the threshold required for proved reserves. Proved natural gas reserve quantities include 5,000 BBL of NGL's, converted at 6 MCF per BBL at July 1, 2004.

(2) Proved developed reserves acquired in the Tullos Field Area during fiscal 2005.

(3) During fiscal 2005, the preponderance of our proved crude oil and natural gas extensions and discoveries were due to the addition of eight proved undeveloped reserve locations (PUDs), resulting from a six month geological study performed by Robert Olson, an outside geologist we engaged to review approximately 20% of our Delhi Field. Proved crude oil additions more than exceeded the downgrade of our acquired Tullos reserves, resulting from poor performance related to bad weather, lack of service equipment and lack of repairs and maintenance by the seller in the months immediately preceding our acquisition. Elimination of our Delhi 210-2 well was primarily offset by a decrease in the estimate of fuel use. Proved natural gas reserve quantities include 7,300 BBL of NGL's, converted at 6 MCF per BBL at July 1, 2005.

(4) At July 1, 2004, our proved developed natural gas reserves include 5,000 BBL of NGL, converted at 6 MCF per BBL.

(5) During fiscal 2005, our proved developed natural gas reserves were revised downward due to the loss of our Delhi 210-2 well due to bad casing. At July 1, 2005, our proved developed natural gas reserves included 3,500 BBL of NGL, converted at 6 MCF per BBL.

Standardized Measure of Discounted Future Net Cash Flows at December 31, 2003, June 30, 2004 and June 30, 2005

The information that follows has been developed pursuant to SFAS No. 69 and utilizes reserve and production data prepared by independent petroleum consultants. Reserve estimates are inherently imprecise and estimates of new discoveries are less precise than those of producing oil and natural gas properties. Accordingly, these estimates are expected to change as future information becomes available.

The estimated discounted future net cash flows from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. Future income tax expense has been reduced for the effect of available net operating loss carryforwards.


                                                                      For the Period From
                                                                      September 23, 2003
                           Twelve Months Ended    Six Months Ended      (Inception) to
                              June 30, 2005        June 30, 2004       December 31, 2003
                           -------------------    ----------------    -------------------
Future cash inflows                $46,841,246         $11,549,850            $13,318,169
Future production costs            (20,028,389)         (2,978,139)            (2,895,677)
Future development costs            (1,920,000)           (450,000)              (357,000)
Future income taxes                 (6,036,000)         (1,465,000)            (2,412,000)
  Future net cash flows            $18,856,857           6,656,711              7,653,492
                           -------------------    ----------------    -------------------
10% annual discount                 (5,615,779)         (1,476,100)            (1,479,544)
                           -------------------    ----------------    -------------------
  Standardized Measure             $13,241,078          $5,180,611             $6,173,948
                           ===================    ================    ===================


                         Changes in Standardized Measure

The following table sets forth the changes in standardized measure of discounted future net cash flows for the period from September 23, 2003 (inception) to December 31, 2003, the six months ended June 30, 2004 and the twelve months ended June 30, 2005:


                                                                             For the Period From
                                                                             September 23, 2003
                                  Twelve Months Ended    Six Months Ended      (Inception) to
                                     June 30, 2005        June 30, 2004       December 31, 2003
                                  -------------------    ----------------    -------------------
Standardized Measure, beginning             5,180,611           6,173,948                     --

Net change in income taxes                 (3,209,706)            737,006             (1,945,722)

Oil and gas sales, net of costs              (691,925)             30,843                 51,065

Discoveries and extensions                  7,131,907

Purchase of minerals in place               4,780,920                  --              8,068,605

Changes in prices and costs                 3,285,724              82,230                     --

Change in developments costs               (1,045,275)            (84,042)                    --

Accretion of discount                         518,061             308,697                     --

Revisions of estimates                     (2,670,979)         (2,131,318)                    --

Other                                         (38,260)             63,247                     --
                                  -------------------    ----------------    -------------------
Standardized Measure, ending               13,241,078           5,180,611              6,173,948

11. Restricted Deposits

At June 30, 2005, Restricted deposits includes $301,835 securing a letter of credit posted with the State of Louisiana for future plugging and abandonment liabilities related to the Delhi Field, and $560,000 related to the debt service reserve under the Prospect Facility.

Of these amounts, $201,835 and $200,000 exceed FDIC insurance limits in depository accounts at Wells Fargo Bank and AmSouth Bank, respectively.

12. Income Taxes

The tax effect of significant temporary differences representing deferred tax assets and liabilities at December 31, 2003, June 30, 2004 and June 30, 2005 are as follows:


                                   June 30, 2005    June 30, 2004    December 31, 2003
                                   -------------    -------------    -----------------
Oil and gas properties                 ($178,144)        ($69,389)           ($113,558)
Basis in subsidiary stock                125,800                0                    0
Other                                    (10,159)               0                    0
Net operating loss carryforwards       6,324,900          366,425              228,043
Valuation allowance                   (6,262,397)        (297,036)            (114,485)
                                   -------------    -------------    -----------------

Net deferred tax asset                        $0               $0                   $0
                                   =============    =============    =================



The increase in the valuation allowance during fiscal 2003, 2004 and 2005 of $114,485, $182,551 and $5,965,361 respectively, is the result of net tax losses incurred during the year. The increase in the valuation allowance in fiscal 2005 is mostly attributable to the recognition of Reality's NOL carryforwards from prior years, in addition to current year net tax loss. Reality's NOL carryforwards had not been previously recognized as the tax impact of the transaction described in the Note 1 was not resolved until fiscal year 2005.

As of June 30, 2005, we have net operating loss carryforwards of approximately $18,603,000 that will expire in 2023, 2024 and 2025. Future utilization of the net operating loss carryforwards and other tax attributes, absent a change in law, will be significantly limited by changes in the ownership of the Company in May 2004 under section 382 of the Internal Revenue Code.

The following is a reconciliation of the Company's expected income tax expense (benefit) based on statutory rates to the actual expense (benefit):


                                                                                      For the Period From
                                                                                      September 23, 2003
                                           Twelve Months Ended    Six Months Ended      (Inception) to
                                              June 30, 2005        June 30, 2004       December 31, 2003
                                           -------------------    ----------------    -------------------
Income taxes (benefit) at
  US statutory rate                                  ($735,954)          ($349,412)             ($114,548)
Non-deductible amortization and expenses                    --             165,141                     62
Deferred Stock Compensation and
  non-deductible expenses                              240,860                  --                     --
Deferred tax asset
valuation allowance adjustment                         495,094             182,551                114,485
Net operating losses                                        --                  --                     --
Other                                                        0               1,720                      1
                                           -------------------    ----------------    -------------------

13. Leases

The Company is obligated for operating lease payments related to the Company's headquarters in Houston, Texas, and a gas processing plant servicing the Company's Delhi Field. Minimum lease payments are as follows:


                Fiscal 2006:        $42,921
                Fiscal 2007:        $33,980
                Total               $76,901



Lease expense was $121,799 for the twelve months ended June 30, 2005; $44,770 for the six months ended June 30, 2004 and $8,541 for the three months ended December 31, 2003.

14. Liquidity

As of June 30, 2005, we had $2,548,688 of unrestricted cash and positive working capital of $2,599,232, versus negative working capital of $383,352 at June 30, 2004, and negative working capital of $360,749 at December 31, 2003. Also at June 30, 2005, the PV10 value of our proved oil and gas reserves to the face value of our debt was over 4:1.

Nevertheless, our net losses totaling $2,164,571, $1,027,682 and $336,905 for the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the period from September 23 (inception) to December 31, 2003, respectively, and our requirement to maintain an EBITDA to interest payable coverage of 2:1, beginning no later than the three month period ending January 31, 2006 under the Prospect Facility, raises questions about our liquidity. Although our net cash losses have narrowed on an annualized basis, our ability to comply with the EBITDA to interest coverage ratio is dependent on achieving certain operating results, especially with respect to our planned drilling program of proved undeveloped reserves at our Delhi Field beginning in May 2005. At September 27, 2005, our Delhi drilling program had not yet begun, due to delays caused by casualty repairs sustained by the drilling contractor for the account of another customer. Due to these delays, we can give no assurance that the delayed results from this program will provide sufficient EBITDA to meet the required interest coverage ratio. If such a covenant breach occurs and is not waived by Prospect, the debt would become immediately due and payable. Since we do not have sufficient liquid assets to prepay our debt in full, we would be required to refinance all or a portion of our existing debt or obtain additional financing. If we were unable to refinance our debt or obtain additional financing, we would be required to curtail portions of our development program, sell assets, and/or reduce capital expenditures. Had we been subject to this requirement on June 30, 2005, we would not have been in compliance.

We are currently addressing these issues by taking actions to expedite the repair and mobilization of the drilling rig that is causing the delay in our proved undeveloped reserve drilling program, possibly adding to the expense of our contract. Alternatively, it may be necessary for us to seek another rig, although we can give no assurance that one will be available within our timeframe, given tight industry supplies. We have also obtained covenant relief from Prospect as discussed under Note 18, "Subsequent Events."

Based on our current estimates of production and current oil and gas prices, and absent a default causing acceleration of our debt, we currently have sufficient capital reserves to satisfy our short-term obligations and to fund our anticipated development activities through December 31, 2005. We will require more capital or success in our development activities, or both, to execute additional acquisitions, fund our development plan beyond 2005, replace our existing depleting reserves or exploit any technology projects we may develop from time to time.

15. Loss per Share

The following table sets forth the computation of basic and diluted loss per share:


                                                                                             For the Period From
                                                                                             September 23, 2003
                                                    Twelve Months Ended   Six Months Ended     (Inception) to
                                                       June 30, 2005       June 30, 2004      December 31, 2003
                                                    -------------------   ----------------   -------------------
Numerator:

  Net loss applicable to common stockholders                ($2,164,571)       ($1,027,682)            ($336,905)
  Plus income impact of assumed conversions:
      Preferred Stock dividends                                     N/A                N/A                   N/A
      Interest on convertible subordinated notes                    N/A                N/A                   N/A

                                                    -------------------   ----------------   -------------------
  Net loss applicable to common stockholders plus
    assumed conversions                                      (2,164,571)        (1,027,682)             (336,905)
                                                    ===================   ================   ===================

Denominator:                                                 23,533,922         22,057,614            20,091,720

Affect of potentially dilutive common shares:
      Warrants                                                      N/A                N/A                   N/A
      Employee and director stock options                           N/A                N/A                   N/A
      Convertible preferred stock                                   N/A                N/A                   N/A
      Convertible subordinated notes                                N/A                N/A                   N/A
      Redeemable preferred stock                                    N/A                N/A                   N/A
Denominator for dilutive earnings per share -
  weighted average shares
      Outstanding and assumed conversions                    23,533,922         22,057,614            20,091,720

Loss per common share:
Basic and diluted                                                ($0.09)            ($0.05)               ($0.02)
                                                    ===================   ================   ===================

Shares issuable from securities that could
  potentially dilute earnings per share in the
  future that were not included in the
  computation of loss per share because their
  effect was anti-dilutive:                                   4,222,468            919,932               600,000

16. Commodity Hedging

As required under our credit agreement with Prospect Energy, we have placed price risk contracts aggregating more than 50% of the production volumes that our outside petroleum engineers have estimated to occur from our existing proved developed producing reserves over the next two years. The Prospect Facility also requires us to extend such coverage on a rolling two-year basis through the five year term of the Facility.

As a part of this program, we purchased a series of price floors from Wells Fargo Bank, set at a NYMEX WTI price of $38.00 per barrel of crude oil based upon the arithmetic average of the daily settlement price for the first nearby month of NYMEX WTI futures, for 2,000 barrels of crude oil per month for March 2006 through February 2007. The cost of the hedge was $3.00 per barrel of oil. In accordance with SFAS No. 133, we have recorded these derivative puts at cost, and have marked them to market at the end of each month. Through June 30, 2005, $58,534 has been marked to market and expensed, leaving a remaining asset of $13,466.

These derivatives are in addition to future forward delivery contracts we entered into with Plains Marketing L.P., to complete our requirements under the Prospect Facility.

17. Major Customers

All of our crude oil is currently sold to Plains Marketing L.P., all of our natural gas is currently being sold to Texla Energy Management, Inc. and all of our natural gas liquids are currently sold to a subsidiary of Enbridge Energy Partners LP.

18. Subsequent Events

Effective September 22, 2005, we entered into an amendment to the Prospect Facility, thereby obtaining covenant relief with respect to our obligation to maintain an EBITDA to interest payable coverage ratio of 2:1. The amendment changes our compliance date to begin not later than the three months ended January 31, 2006, as compared to October 31, 2005 under the original terms of the agreement. This amendment was effected in order to allow us to proceed with the delayed drilling program of proved undeveloped reserve locations in our Delhi Field, the results of which we are relying on to achieve the required EBITDA coverage ratio. As explained earlier, the drilling program has been delayed due to a casualty sustained to the contracted rig, while demobilizing from a previous customer. In exchange for the amendment, we have issued to Prospect revocable warrants to purchase 200,000 shares of our common stock, exercisable at $1.36 per share over five years. The warrants will be automatically revoked in the event we achieve $200,000 in EBITDA, as defined, for any one month period through April 30, 2006. We also agreed to limit our acquisitions of additional oil and gas properties to a maximum of $100,000 plus any new funds raised, until we achieve a trailing three month EBITDA to interest coverage ratio of 2.0. The limitation does not include any evaluation costs, so that we may continue to review new projects. For additional details, the amendment to the Loan Agreement and the Revocable Warrant Agreement are attached to our Form 10-K for the year ended June 30, 2005, as Exhibits 10.30 and 10.31, respectively.

All of our oil and gas assets are located in northern Louisiana. On August 29, 2005, the center of Hurricane Katrina, a Category 5 storm, came onshore just east of New Orleans, Louisiana. None of our oil and gas property suffered casualty loss from this storm, as the area was minimally affected by rains off of the west side of Katrina as she progressed inland veering to the east. It is possible, however, that in the aftermath of the storm we may become subject to supply chain disruptions affecting the availability of fuel, power, supplies and the like at any time, although we have not experienced any of these disruptions to date.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Natural Gas Systems, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Natural Gas Systems, Inc. as of June 30, 2005, June 30, 2004 and December 31, 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for the twelve months ended June 30, 2005, the six months ended June 30, 2004 and the period from September 23, 2003 (inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Natural Gas Systems, Inc. and subsidiaries as of June 30, 2005, June 30, 2004 and December 31, 2003, and the consolidated results of their operations and their cash flows for each of the periods then ended, and the period from September 23, 2003 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the financial statements, the Company has sustained losses since inception and has a requirement under its debt facility to meet a prescribed interest coverage ratio beginning with the three month period ended January 31, 2006. At the present time, the Company is not generating sufficient cash flow from operations to meet the required interest coverage ratio. If the Company does not meet the interest coverage ratio, the debt holder has the right to cause the outstanding debt of $4,000,000 to become immediately due and payable. At the present time, the Company does not have the resources to pay off the debt in the event it becomes immediately due and payable.

HEIN & ASSOCIATES LLP

Houston, Texas
August 27, 2005, except for the first paragraph in Note 18 as to which the date is September 27, 2005.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                            NATURAL GAS SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                                         September 30,
                                                                              2005         June 30, 2005
                                                                         --------------    -------------
                                                                          (unaudited)
                                        Assets
Current Assets:

            Cash                                                           $ 1,727,437      $ 2,548,688
            Accounts receivable, trade                                         181,962          300,761
            Inventories                                                        489,189          222,470
            Prepaid expenses                                                    42,217           84,304
            Retainers and deposits                                              56,335           56,335
                                                                           -----------      -----------
                    Total current assets                                     2,497,140        3,212,558

            Oil & Gas properties - full cost                                 5,521,113        5,276,303
            Oil & Gas properties - not amortized                                77,378           61,887
            Less:  accumulated depletion                                      (389,296)        (313,391)
                                                                           -----------      -----------
                    Net oil & gas properties                                 5,209,195        5,024,799

            Furniture, fixtures, and equipment, at cost                         14,684           12,113
            Less:  accumulated depreciation                                     (4,747)          (3,401)
                                                                           -----------      -----------
                    Net furniture, fixtures, and equipment                       9,937            8,712

            Restricted deposits                                                864,145          863,089
            Other assets                                                       339,093          356,066

                                                                           -----------      -----------

                    Total assets                                           $ 8,919,510      $ 9,465,224
                                                                           ===========      ===========

                         Liabilities and Stockholders' Equity
Current Liabilities:

            Accounts payable                                               $   359,278      $   240,389
            Accrued liabilities                                                144,032          176,470
            Registration costs                                                  94,500          100,000
            Notes payable, current                                                   0            6,754
            Royalties payable                                                   83,338           89,713
                                                                           -----------      -----------
                    Total current liabilities                                  681,148          613,326

Long term Liabilities:
            Notes payable                                                    4,000,000        4,000,000
            Discount on notes payable                                       (1,059,644)      (1,093,452)
            Asset retirement obligations                                       440,151          433,250
                                                                           -----------      -----------
                    Total liabilities                                        4,061,655        3,953,124

Stockholders' Equity:
            Common Stock, par value $0.001 per share; 100,000,000
            shares authorized, 24,777,540 and 24,774,606 shares issued and outstanding as of September 30, 2005 and June 30, 2005,
            respectively                                                        24,777           24,774
            Additional paid-in-capital                                       9,644,504        9,611,767
            Deferred stock based compensation                                 (482,209)        (595,283)
            Accumulated deficit                                             (4,329,217)      (3,529,158)
                    Total stockholders' equity                               4,857,855        5,512,100
                                                                           -----------      -----------
                    Total liabilities and stockholders' equity             $ 8,919,510      $ 9,465,224
                                                                           ===========      ===========


See accompanying notes to condensed consolidated financial statements.

                            NATURAL GAS SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 Three Months         Three Months
                                                             Ended September 30,  Ended September 30,
                                                                     2005                 2004
                                                             ------------------    -----------------
                                                                 (unaudited)          (unaudited)
Revenues:

            Oil sales                                                 $486,395             $164,523
            Gas sales                                                   57,933               66,644
            Price risk management activities                            (1,444)                   0
                                                             ------------------    -----------------
                    Total revenues                                     542,884              231,167

Expenses:
            Lease operating costs                                      464,190              137,748
            Production taxes                                            14,484               16,024
            Depreciation, depletion and amortization                    77,250               47,106
            General and administrative                                 584,278              311,135
                                                             ------------------    -----------------
                    Total operating expenses                         1,140,202              512,013
                                                             ------------------    -----------------

Loss from operations                                                  (597,318)            (280,846)

Other revenues and expenses:
            Interest income                                             18,937                3,476
            Interest expense                                          (221,678)             (25,266)
                                                             ------------------    -----------------
                    Total other revenues and expenses                 (202,741)             (21,790)

                                                             ------------------    -----------------

Net loss                                                            $ (800,059)          $ (302,636)
                                                             ==================    =================


Loss per common share, basic and diluted                               $ (0.03)             $ (0.01)

Weighted average number of common shares,
basic and diluted                                                   24,777,056           23,146,313


         See accompanying notes to condensed consolidated financial statements.

                            NATURAL GAS SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                Three Months Ended      Three Months Ended
                                                                                September 30, 2005      September 30, 2004
                                                                               ---------------------------------------------
                                                                                   (unaudited)             (unaudited)
                                                                               ---------------------------------------------
Cash flow from operating activities:

          Net loss                                                                $  (800,059)            $  (302,636)

          Adjustments to reconcile net loss to net cash used by
          operating activities:
                 Stock-based compensation                                             113,074                  46,292
                 Depletion                                                             75,905                  47,106
                 Depreciation                                                           1,345                     386
                 Accretion of asset retirement obligation                               6,901                   3,270
                 Accretion of debt discount and non-cash interest                      80,315                       0
          Changes in assets and liabilities:
                 Accounts receivable                                                  118,799                (139,838)
                 Inventories                                                         (266,719)                (28,143)
                 Accounts payable                                                     118,889                 139,506
                 Royalties payable                                                     (6,375)                      0
                 Prepaid expenses                                                      42,087                  (1,029)
                 Accrued liabilities                                                  (37,938)                 70,765
                                                                                  -----------             -----------

                         Net cash used by operating activities                       (553,776)               (164,321)

Cash flow from investing activities:
                 Capital expenditures for oil and gas properties                     (260,301)               (805,523)
                 Capital expenditures for furniture, fixtures and equipment            (2,571)                      0
                 Restricted deposits and retainers                                     (1,056)                      0
                 Other assets                                                           2,976                       0
                                                                                  -----------             -----------
                         Net cash used in investing activities                       (260,952)               (805,523)

Cash flow from financing activities:
                 Proceeds from notes payable                                                0                 481,597
                 Payments on notes payable                                             (6,754)               (350,716)
                 Proceeds from issuance of common stock                                   231                 521,964
                                                                                  -----------             -----------

                         Net cash provided by (used in) financing activities           (6,523)                652,845

                                                                                  -----------             -----------
          Net decrease in cash                                                       (821,251)               (316,999)

          Cash and cash equivalents, beginning of period                            2,548,688                 367,831

                                                                                  -----------             -----------
          Cash and cash equivalents, end of period                                $ 1,727,437             $    50,832
                                                                                  ===========             ===========

          Supplemental disclosure of cash flow information:

                 Interest paid                                                    $   141,365             $    12,082


     See accompanying notes to condensed consolidated financial statements.

                   NATURAL GAS SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. Organization and Basis of Preparation

Headquartered in Houston, Texas, Natural Gas Systems, Inc. (the "Company", "NGS", "we" or "us") is a petroleum company incorporated under the laws of the State of Nevada, engaged primarily in the acquisition, exploitation and development of properties for the production of crude oil and natural gas from underground reservoirs. We acquire established oil and gas properties and exploit them through the application of conventional and specialized technology to increase production, ultimate recoveries, or both. At September 30, 2005, we conduct operations through 100% working interests in our Delhi Field and Tullos Field Area, all located in Louisiana.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and, with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. All adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been included. All inter-company transactions are eliminated upon consolidation. The interim financial information and notes hereto should be read in conjunction with our 2005 Annual Report on Form 10-KSB and Form 10-KSB/A for the year ended June 30, 2005, as filed with the Securities and Exchange Commission. The results of operations for the three months ended September 30, 2005 are not necessarily indicative of results to be expected for the entire fiscal year.

2. Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R "Shared Based Payment" ("SFAS 123R"). This statement is a revision of SFAS Statement No. 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R addresses all forms of shared based compensation ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest and will be reflected as compensation cost in the historical financial statements. This statement is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005. We are in the process of evaluating whether SFAS No. 123R will have a significant impact on our overall results of operations or financial position.

3. Asset Retirement Obligations

SFAS No. 143, "Accounting for Asset Retirement Obligations," ("SFAS 143") provides accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition;
2) initial measurement of the liability; 3) allocation of asset retirement cost to expense; 4) subsequent measurement of the liability; and 5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

The reconciliation of the beginning and ending asset retirement obligation for the period ending September 30, 2005 is as follows:

        Asset retirement obligation at June 30, 2005           $      433,250
        Liabilities incurred                                                -
        Liabilities settled                                                 -
        Accretion expense                                               6,901
                                                              -----------------
        Asset retirement obligation at September 30, 2005      $      440,151

4. Loss per Share

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding stock options have been converted using the average price for the period. For purposes of computing earnings per share in a loss year, potential common shares have been excluded from the computation of weighted average common shares outstanding, because their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted earnings
(loss) per share:


                                                                    Three months             Three months
                                                                  ended September           ended September
                                                                      30, 2005                  30, 2004
Numerator:

     Net loss applicable to common stockholders                     $  (800,059)             $  (302,636)
     Plus income impact  of assumed conversions:
          Preferred stock dividends                                      N/A                      N/A
          Interest on convertible subordinated notes                     N/A                      N/A

                                                                 -------------------      --------------------
     Net loss applicable to common stockholders plus
assumed conversions                                                 $  (800,059)             $  (302,636)
                                                                 ===================      ====================
Denominator:                                                         24,777,056               23,146,313

Affect of potentially dilutive common shares:
        Warrants                                                         N/A                      N/A
        Employee and director stock options                              N/A                      N/A
        Convertible preferred stock                                      N/A                      N/A
        Convertible subordinated notes                                   N/A                      N/A
        Redeemable preferred stock                                       N/A                      N/A

Denominator for dilutive earnings per share -  weighted
average shares                                                       24,777,056               23,146,313

Net loss per common share, basic and diluted                        $     (0.03)             $     (0.01)
                                                                 ===================      ====================


5. Long-Term Debt

On February 3, 2005 we closed the "Prospect Facility" (or "Facility") and ultimately borrowed $4,000,000, secured by all of our assets. At September 30, 2005, our book balance was $2,940,356, net of the discount through such date. At maturity, or exclusive of any prepayment penalty on early prepayment, the total amount owed under the Facility will be $4,000,000.

Among other restrictions and subject to certain exceptions, the Facility restricts us from creating liens, entering into certain types of mergers or consolidations, incurring additional indebtedness, changing the character of our business, or engaging in certain types of transactions. The Facility also requires us to maintain specified financial ratios, including a 1.5:1 ratio of borrowing base to debt and, a 2.0:1 ratio of operating cash flow to interest expense (exclusive of accretion expense).

Effective September 22, 2005, we entered into an amendment to the Facility, thereby obtaining covenant relief with respect to our obligation to maintain an Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to interest payable coverage ratio of 2.0:1. The amendment changes our compliance date to begin not later than the three months ended January 31, 2006, as compared to October 31, 2005 under the original terms of the agreement. This amendment was effected in order to allow us to proceed with the delayed drilling program of proved undeveloped reserve locations in our Delhi Field, the results of which we are relying on to achieve the EBITDA coverage ratio required of us by Prospect. In consideration for the amendment, we issued to Prospect revocable warrants to purchase 200,000 shares of our common stock, exercisable at $1.36 per share over five years. As a result, $32,509 of non-recurring fair value, as determined using the Black-Scholes model, was charged to interest expense during the three months ended September 30, 2005. The warrants will be automatically revoked in the event we achieve $200,000 in EBITDA, as defined, for any one month period through April 30, 2006. We also agreed to limit our acquisitions of additional oil and gas properties to a maximum of $100,000 plus any new funds raised, until we achieve a trailing three month EBITDA to interest coverage ratio of 2.0:1. The limitation does not include any evaluation costs, so that we may continue to review new projects.

6. Stock-Based Compensation

SFAS 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25").

Options
During the three months ended September 30, 2005, we granted stock options to purchase 186,000 shares of our common stock, as described below:

In August 2005, we granted options to purchase 28,000 shares of common stock with an exercise price equal to market price, to each of two independent board members. The options have a ten year life and a one year vesting term. In addition, we granted 130,000 options to two employees with an exercise price equal to market price as of the date of grant. They have a ten year life and a four year vesting term. All of these stock options were granted under our 2004 Stock Plan.

The following table illustrates the effect on net loss and loss per share for the three months ended September 30, 2005 and 2004, as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. Fair value was calculated using the Black-Scholes option pricing model.


                                                                               Three Months Ended September 30

                                                                                     2005            2004
                                                                                -------------   -------------
Pro forma impact of Fair Value Method (SFAS 148):
     Net loss attributable to common stockholders, as reported                    $(800,059)     $(302,636)
     Plus compensation expense determined under Intrinsic Value Method (APB 25)      42,884         27,328
     Less compensation expense determined under Fair Value Method                  (256,357)       (30,992)
                                                                                 -----------     ----------
     Pro forma net loss attributable to common stockholders                     $(1,013,532)     $(306,300)

Loss per share (basic and diluted):
     As reported                                                                    $(0.03)        $(0.01)
     Pro Forma                                                                      $(0.04)        $(0.01)


Warrants
During the three months ended September 30, 2005, we issued revocable warrants to purchase 200,000 shares of our common stock, cancelled warrants to purchase 2,066 shares of our common stock and honored the exercise of warrants for 2,934 shares of our common stock, as described below:

Pursuant to our amended agreement with Prospect, we issued revocable warrants to purchase 200,000 shares of our common stock, exercisable at $1.36 per share over five years. The warrants will be automatically revoked in the event we achieve $200,000 in EBITDA, as defined, for any one month period through April 30, 2006. Using the Black-Scholes model to compute fair value, a non-recurring charge of $32,509 was recorded to interest expense for the three months ended September 30, 2005. The following assumptions were used in the calculation: term = 2.33 years, volatility = 140%, discount rate = 4.55%, and a 20% probability of actually issuing the warrants.

The shares of common stock issuable upon exercise of the Prospect Warrants are subject to a registration rights agreement, pursuant to which we have granted the holder certain piggyback registration rights.

During the three months ended September 30, 2005, 5,000 warrants were exercised, resulting in the issuance of 2,934 shares of our common stock. The remaining 2,066 warrants were cancelled as part of a cashless exercise of the subject warrants.

7. Commodity Hedging and Price Risk Management Activities

Pursuant to the terms of the Prospect Facility, we entered into financial instruments covering approximately 50% of our expected oil and gas production from proved developed producing properties over the next two years. We used reserve report data prepared by W. D. Von Gonten & Co., our independent petroleum engineering firm, to estimate our future production for hedging purposes. As we may elect under FAS 133, Accounting for Derivative Instruments and Hedging Activities, we have designated our physical delivery contracts as normal delivery sale contracts. For the oil price floors (the "Puts") we purchased, we have not fulfilled the documentation requirements of FAS 133. As a result, the Put contracts are "marked-to-market", with the unrealized gain or loss reflected in our statement of operations. At September 30, 2005, we had the following financial instruments in place:

      (i) 2,100 Bbls of oil to be delivered monthly from March 2005 through February 2006 to Plains Oil Marketing LLC, at $48.35 per barrel, plus or minus changes in basis between: (a) the arithmetic daily average of the prompt month "Light Sweet Crude Oil" contract reported by the New York Mercantile Exchange, and (b) Louisiana field posted price. This is accounted for as a normal delivery sales contract. This contract was extended for the months of March 2006 through May 2006 for 70 Bbls of oil per day at a fixed price of $52.55 per barrel of oil, and extended again for the months of June 2006 through August 2006 for 90 Bbls of oil per day at a fixed price $63.45 per barrel of oil.

      (ii) 100 Mcfd of natural gas at a fixed price of $6.21, delivered through our Delhi Field sales tap into Gulf South's pipeline, for the account of Texla for deliveries from March 2005 to May 2006. This is accounted for as a normal delivery sales contract.

      (iii) Purchase of a non-physical Put contract at $38 per barrel for 2,000 Bbls of crude oil production from March 2006 through February 2007. This is accounted for as a "mark-to-market" derivative investment. For the three months ended September 30, 2005, $1,444 was expensed to reflect the changes in the market value of the Put from June 30, 2005 to September 30, 2005.

8. Related Party Transactions

Laird Q. Cagan, Chairman of our Board, is a Managing Director and co-owner of Cagan McAfee Capital Partners, LLC ("CMCP"). CMCP performs financial advisory services to us pursuant to a written agreement, earning a monthly retainer of $15,000. In addition, Mr. Cagan, as a registered representative of Chadbourn Securities, Inc. ("Chadbourn"), has served as the Company's placement agent in private equity financings, typically earning cash fees equal to 8% of gross equity proceeds and warrants equal to 8% of the shares purchased, exercisable over seven years, net of any similar payments made to third parties.

For the three months ended September 30, 2005, $45,000 was expensed and paid to CMCP. During the three months ended September 30, 2004, we expensed $45,000 in monthly retainers to CMCP. At September 30, 2004, amounts due and owing to CMCP totaled $105,000 under the agreement. Also during this period, we charged $27,500 to stockholders' equity as a reduction of the proceeds from common stock sales placed by Chadbourn Securities and Laird Q. Cagan, and issued warrants to purchase up to a total of 17,700 shares of common stock to CMCP, Chadbourn Securities and Laird Q. Cagan in connection with the placement of our common shares. These warrants were issued with a $1.50 exercise price and a seven year term.

On August 10, 2004, Mr. Cagan loaned us $475,000 as a partial bridge financing for our first acquisition in the Tullos Field Area. This loan was paid off in full, including interest, in February 2005.

Eric McAfee, also a Managing Director of CMCP, has served as Vice Chairman of the Board of Verdisys, Inc., the provider of certain horizontal drilling services to the Company. Subsequently in 2004, Mr. McAfee resigned from the Board of Directors of Verdisys, but continues to hold shares in both companies. Mr. McAfee has represented to the Company that he is also a 50% owner of Berg McAfee Companies, LLC, which owns approximately 30% of Verdisys, Inc. NGS paid $130,000 to Verdisys (Blast Energy) during 2003 and $25,960 during 2004 for horizontal drilling services.

John Pimentel, a member of our Board of Directors, is associated with CMCP.

9. Liquidity and Capital Resources

At September 30, 2005, we had $1,727,437 of unrestricted cash and positive working capital of $1,815,992, as compared to $2,548,688 of unrestricted cash and positive working capital of $2,599,232 at June 30, 2005, and $50,832 of unrestricted cash and negative working capital of $872,492 at September 30, 2004. In 2005, our working capital was positively impacted by the $3,000,000 of gross proceeds we received from the sale of our common stock in May of 2005, and the re-financing of our short-term debt with long-term debt and equity under the Prospect Facility in February 2005.

An amendment to the Prospect Facility dated September 22, 2005 was effected in order to allow us to proceed with the delayed drilling program of proved undeveloped reserve locations in our Delhi Field, the results of which we are relying on to achieve the EBITDA coverage ratio required of us by Prospect. We believe the timely drilling and production of our proved undeveloped reserves, based on the reserve report prepared by W.D. Von Gonten & Co dated July 1, 2005, will provide sufficient additions to earnings to comply with Prospect's EBITDA coverage ratio and sufficient cash to maintain our operations for at least the next twelve months. Although the drilling program has commenced, we can give no assurance that the assumptions in the reserve report will be achieved or that the development program will be completed in the timely manner necessary to comply with Prospect's EBITDA covenant coverage. If such a covenant breach occurs and is not waived by Prospect, the debt would become immediately due and payable. Since we do not have sufficient liquid assets to prepay our debt in full, we would be required to refinance all or a portion of our existing debt or obtain additional financing. If we were unable to refinance our debt or obtain additional financing, we would be required to curtail portions of our development program, sell assets, and/or reduce capital expenditures.

10.  Subsequent Events

On October 19, 2005 we filed Amendment No. 1 to our Form SB-2 originally filed with Securities and Exchange Commission ("SEC") on June 6, 2005. The amendment was primarily made to include audited financial statements for our fiscal year ended June 30, 2005, as requested by the SEC in their initial review. The SEC is currently reviewing the amended registration statement and we can give no assurance that our registration statement will become or be maintained effective. Pursuant to a registration rights agreement, we have incurred a penalty of $60,000 payable to the Rubicon Fund, representing 1% of gross proceeds from the offering, payable for any month for which the registration statement is not effective, beginning October 6, 2005. Notwithstanding the foregoing, penalties accrue until Rubicon's shares become tradable under Rule 144, but in no event can the penalty cumulatively exceed 8% or $240,000. This liability has been previously accrued for on our balance sheet, but is unpaid as of this filing.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Natural Gas Systems, Inc.

We have audited the accompanying statements of revenues and direct operating expenses of the Delhi Field acquired on September 23, 2003, for the period from January 1, 2003 to September 23, 2003 and for the nine-month period ended December 31, 2002. The statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free from material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the direct operating revenues and direct operating expenses of the Delhi Field acquired on September 23, 2003, for the period from January 1, 2003 to September 23, 2003 and for the nine-month period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Hein & Associates LLP
Houston, Texas

July 30, 2004

                            NATURAL GAS SYSTEMS, INC.

     STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE DELHI FIELD
                         ACQUIRED ON SEPTEMBER 23, 2003

                                 FOR THE
                               PERIOD FROM        FOR THE
                                JANUARY 1,       NINE-MONTH
                                 2003 TO        PERIOD ENDED
                              SEPTEMBER 23,     DECEMBER 31,
                                   2003             2002
                             -------------     -------------
OIL AND GAS SALES            $     148,506     $      64,491
DIRECT OPERATING EXPENSES          141,854            55,202
                             -------------     -------------

NET REVENUE                  $       6,652     $       9,289
                             =============     =============

                            NATURAL GAS SYSTEMS, INC.

          NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PREPARATION

The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the Delhi Field oil and gas properties acquired by Natural Gas Systems, Inc. (the "Company") on September 23, 2003 from Delta Exploration and Development Co. and Camark Production Co. The properties were acquired for $1,000,000 in cash and an interest-free note payable in the amount of $1,495,000.

Revenues are recorded when the Company's share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations.

The historical summaries presented herein were prepared for the purpose of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

2. SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

The following estimates of proved reserves have been made by independent engineers, based on the 80% net revenue interest purchased by the Company. The estimated net interest in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

The changes in proved reserves of the Delhi Field properties acquired on September 23, 2003 for the period from January 1, 2003 to September 23, 2003 and for the nine months ended December 31, 2002 are set forth below.

                                   NATURAL GAS


                                           OIL        (THOUSAND
                                        (BARRELS)    CUBIC FEET)
                                        ---------    -----------
Reserves at April 1, 2002                 248,074        778,700
Production                                 (2,461)            --
Revisions, extensions and discoveries          --             --
                                        ---------    -----------
Reserves at January 1, 2003               245,613        778,700
Production                                 (4,394)            --
Revisions, extensions and discoveries          --             --
                                        ---------    -----------
Reserves at September 23, 2003            241,219        778,700
                                        =========    ===========


The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves as of September 23, 2003 and December 31, 2002 is as follows:


                                                           SEPTEMBER 23, 2003    DECEMBER 31, 2002
                                                           ------------------    -----------------
Future cash inflows                                        $       11,097,902    $      11,437,004
Future production costs                                            (2,892,314)          (3,054,627)
Future development costs                                             (357,000)            (357,000)
Future income taxes                                                (1,658,000)          (1,718,000)
                                                           ------------------    -----------------
Future net cash flows                                               6,190,588            6,307,377
10% annual discount                                                (1,290,548)          (1,669,865)
                                                           ------------------    -----------------
Standardized measure of discounted future net cash flows   $        4,900,040    $       4,637,512
                                                           ==================    =================


The primary changes in the standardized measure of discounted estimated future net cash flows for the period from January 1, 2003 to September 23, 2003 and for the nine-month period ended December 31, 2002, were as follows:


                                                             2003           2002
                                                         -----------    -----------
Beginning of period                                      $ 4,637,512    $ 3,254,254
Sales of oil and gas produced, net of production costs        (6,652)        (9,289)
Effect of change in prices                                  (267,891)     1,846,310
Accretion of discount                                        463,751        325,425
Net change in income taxes                                    47,492       (609,524)
Revision of estimates and other                               25,828       (169,664)
                                                         -----------    -----------
End of period                                            $ 4,900,040    $ 4,637,512
                                                         ===========    ===========

Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flows related to proved oil and gas reserves, less Natural Gas Systems' tax basis of the properties involved as if the purchase had occurred at April 1, 2002.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

On September 23, 2003, Natural Gas Systems, Inc. (the "Company") acquired interests in the Delhi Field for considering of $2,495,000. Unaudited pro forma financial statements have not been prepared to demonstrate the effect on the Company's financial position and results of operations as if the properties had been acquired on December 31, 2002 (with respect to the pro forma balance sheet) and at January 1, 2003 and April 1, 2002 (with respect to the pro forma statements of income) because the Company did not exist prior to September 23, 2003.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to Nevada law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with Nevada law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.


SEC registration fee.............................................       $  1,495
Accounting fees and expenses.....................................         30,000
Legal fees and expenses..........................................         60,000
Printing and related expenses....................................         12,000
Transfer agent fees and expenses.................................          1,000

Total............................................................       $104,495


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 23, 2003, Natural Gas Systems, Inc., a Delaware corporation ("Old NGS"), a subsidiary of Natural Gas Systems, Inc., a Nevada corporation (our "company"), issued 18,000,000 million shares to various founders. Included in this issuance, Mr. Herlin also purchased 1,000,000 shares of common stock (included in the issuance of 18,000,000 shares above) of Old NGS at a price of $.001 per share, with Old NGS having a repurchase right under a reverse vesting arrangement over 27 months. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933.

Old NGS also granted on September 23, 2003 stock options to purchase 350,000 shares of Old NGS common stock at an exercise price of $0.001 per share. Of these options, Robert S. Herlin was granted a stock option to purchase up to 250,000 shares of Old NGS common stock at an exercise price of $0.001 per share, vesting over four years, pursuant to Mr. Herlin's executive employment agreement. In addition, a stock option of 100,000 shares was granted to Mr. Lee, the company's corporate counsel. These securities were issued pursuant to an exemption from registration provided by Rule 701 of the Securities Act of 1933, as amended.

On November 10, 2003, Old NGS granted Sterling McDonald a stock option to purchase up to 250,000 shares of common stock of Old NGS at an exercise price of $0.25 per share, vesting over 48 months, pursuant to Mr. McDonald's executive employment agreement. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 701 of the Securities Act of 1933, as amended.

In early 2004, Old NGS issued 3,000,000 shares of our common stock at a price of $1.00 per share to approximately 100 accredited investors. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In May 2004, we sold 749,478 shares of our common stock at a price of $1.00 per share (net of warrants exercised at $0.01 per share) to three accredited investors We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In connection with these two offerings, we paid a placement agent fee to Chadbourn Securities, Inc., an NASD broker dealer, and Laird Q. Cagan, chairman of our board of directors and a registered representative of Chadbourn Securities, Inc., and their assigns (collectively, the "Placement Agent") comprised of seven-year warrants to acquire up to 79,931 shares of our common stock at an exercise price of $1.00 per share, and cash in the amount of $60,000.

In 2004, we, as Reality Interactive, Inc., issued our then-president 7,000,000 shares of our common stock for services rendered valued at $7,000. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In 2004, we, as Reality Interactive, Inc., also issued a total of 695,000 shares of our common stock upon conversion of $230,000 of indebtedness. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On May 26, 2004, we, as Reality Interactive, Inc., entered into a merger with Old NGS whereby the shareholders of Old NGS received 21,749,478 shares of our common stock in exchange for all of the 21,749,748 shares of Old NGS common stock then outstanding. All stock options of Old NGS were exchanged in the merger for stock options exercisable for shares of our common stock. The operations and management of Old NGS became our own, and we changed our name to Natural Gas Systems, Inc. All of the shareholders of Old NGS were accredited investors. In connection with consulting services related to the merger, we issued seven-year warrants to acquire up to 240,000 shares of our common stock at an exercise price of $1.00 per share (including 165,000 warrants) to Cagan McAfee Capital Partners, an entity 50% owned and controlled by the Company's chairman, Laird Q. Cagan, and cash in the amount of $300,000. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

In June 2004, we sold 249,667 shares of our common stock at a price of $1.00 per share (net of warrants exercised at $0.01 per share) to one accredited investor. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In connection with this offering, we paid our Placement Agent $20,000.

In July 2004, we sold 200,000 shares of our common stock at a price of $1.50 per share (net of warrants exercised at $0.01 per share) to one accredited investor. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In connection with these two offerings, we paid our Placement Agent seven-year warrants to acquire up to 12,536 shares of our common stock at an exercise price of $1.50 per share.

During the nine months ended March 31, 2005, Mr. Cagan loaned us, through a series of advances, $920,000 pursuant to a secured promissory note bearing interest at 10% per annum. We issued and sold the foregoing security pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On October 22, 2004, our board of directors approved the grant of options to purchase up to 100,000 shares of our common stock at an exercise price of $1.27 per share, to each of our two independent board members, Messrs. Gene Stoever and Jed DiPaolo. The options vest annually over a two-year period beginning May 26, 2004, the date of the directors' election to our board. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On April 4, 2005, as compensation for services, we effectuated a grant to: (i) Tatum Partners of a warrant to purchase up to 262,500 shares of our common stock at an exercise price of $.001 per share, (ii) Robert S. Herlin, our president and chief executive officer, of a stock option to purchase up to 500,000 shares of our common stock at an exercise price of $1.80 per share and a warrant to purchase up to 287,500 shares of our common stock at an exercise price of $1.80 per share and (iii) Sterling McDonald, our chief financial officer, of a stock option to purchase up to 350,000 shares of our common stock at an exercise price of $1.80 per share. In addition, options to purchase 150,000 shares of our common stock, with an exercise price equal to $1.80 were granted to a key employee and independent contractor. We granted the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

From October 2004 to February 2005, we sold a total of 139,400 Units, at a price of $2.00 per Unit, to a total of 11 investors. All investors were accredited investors. Each Unit consisted of one share of our common stock and warrants to acquire up to one-third of a share of our common stock at an exercise price of $0.01 per share. All of the Warrants were immediately exercised, resulting in the issuance by us of an additional 54,800 shares of our common stock. In connection with this offering, we paid a fee to the Placement Agent comprised of seven-year warrants to acquire up to 12,536 shares of our common stock at an exercise price of $1.50 per share, and cash in the amount of $17,840. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On October 20, 2004, we entered into a Stock Purchase Agreement with Seaside Investments PLC ("Seaside"). The Seaside agreement provided for the issuance by NGS to Seaside of 1,000,000 shares of NGS common stock ("NGS Common Stock") in exchange for up to 1,484,031 ordinary shares of Seaside ("Seaside Ordinary Shares"). The Seaside Agreement and related Escrow Agreement provided for the shares of NGS Common Stock and the Seaside Ordinary Shares to be placed in escrow pending the satisfaction of certain closing conditions, including the admission of the Seaside Ordinary Shares for listing on the London Stock Exchange (the "Seaside Listing"). The Seaside Agreement provided that in the event the Seaside Listing was not obtained by October 30, 2004, we would have the option to terminate the Seaside Agreement, in which case the Seaside Ordinary Shares and the shares of NGS Common Stock would be returned to Seaside and NGS, respectively. As of October 30, 2004, the Seaside Listing had not been obtained, and on November 12, 2004, NGS notified Seaside that, effective as of that date, NGS was terminating the Seaside Agreement. Accordingly, the shares of NGS Common Stock placed in escrow have been cancelled by NGS. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On February 2, 2005, we entered into a senior secured loan agreement (the "Loan Agreement") with Prospect Energy Corporation ("Prospect") providing for borrowings by us of up to $4.8 million (the "Secured Loan"). On February 3, 2005, we borrowed $3.0 million under the Loan Agreement. The Secured Loan bears interest at an annual rate equal to the greater of (a) 14% and (b) the Treasury Rate plus 9%, with interest payable in arrears on the last day of each month. The Secured Loan is due in full on February 2, 2010. Pursuant to the terms of the Loan Agreement, we were required to (i) pay Prospect a $96,000 cash fee,
(ii) reimburse Prospect for its legal fees incurred in connection with the transaction, and (iii) issue Prospect five-year warrants to purchase up to 450,000 shares of our common stock at an exercise price of $0.75 per share, and "revocable warrants" to purchase up to an additional 300,000 shares of our common stock at an exercise price of $0.75 per share. The revocable warrants are subject to cancellation by us prior to their exercise if we meet and maintain certain operating cash flow targets. On March 16, 2005, we borrowed an additional $1.0 million under the Loan Agreement and issued additional warrants and "revocable warrants" to Prospect (to purchase up to 150,000 shares and 100,000 shares, respectively). In connection with the Secured Loan, we also paid a third-party consultant a $30,000 cash fee and issued such party warrants to acquire up to 50,000 shares of our common stock at an exercise price of $2.00 per share. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

In May 2005, we sold 1,200,000 shares of our common stock at a price of $2.50 per share, to one accredited investor. In connection with this offering, we paid a fee to the Placement Agent comprised of seven-year warrants to acquire up to 96,000 shares of our common stock at an exercise price of $2.50 per share, and cash in the amount of $240,000. In January 2006, we agreed to issue this investor 160,000 shares of our common stock in order to induce this investor to enter into an amended and restated registration rights agreement with us that eliminated certain payment provisions contained in the original agreement, both retroactively and prospectively. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On May 5, 2005, we issued 120,000 shares of our common stock to Liviakis Financial Communications, our investor relations firm, at a purchase price of $.001 per share, as additional compensation for services rendered to us. The shares are subject to monthly vesting over a 12 month period. We issued and sold the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

On June 23, 2005, as compensation for services, we effectuated a grant to Daryl Mazzanti, our vice president of operations, of a stock option to purchase up to 350,000 shares of our common stock at an exercise price of $1.61 per share, a direct stock grant of 25,000 shares and a revocable warrant to purchase up to 200,000 shares of our common stock at an exercise price of $1.61 per share. On August 8, 2005, as compensation for services, we effectuated a grant to David Joe of a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.36 per share. On August 22, 2005, as compensation for services, we effectuated a grant to (i) Gene Stoever, a member of the board, of a stock option to purchase up to 28,000 shares of our common stock at an exercise price of $1.10 per share; (ii) E.J. DiPaolo, a member of the board, a stock option to purchase up to 28,000 shares of our common stock at an exercise price of $1.10 per share, and (iii) Cindy Sullivan a stock option to purchase up to 30,000 shares of our common stock at an exercise price of $1.10 per share. On December 12, 2005, as compensation for services, we effectuated a grant to William Dozier, a member of the board, of a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.21 per share. We granted the foregoing securities pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Effective September 22, 2005, in exchange for amending the Loan Agreement, dated February 2, 2005, we granted Prospect Energy Corporation certain revocable warrants to purchase up to 200,000 shares at an exercise price of $1.36. We granted the foregoing securities pursuant to an exemption from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS


                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------

3.1        Articles of Incorporation (15)

3.2        Certificate of Amendment to Articles of Incorporation (15)

3.3        Certificate of Amendment to Articles of Incorporation (1)

3.4        Articles of Merger (1)

3.5        Amended Bylaws (1)

4.1        Specimen form of the Company's Common Stock Certificate (1)

5.1        Opinion of Troy & Gould Professional Corporation (1)

10.1 Securities Purchase Agreement dated as of May 6, 2005, by and between the Company and Rubicon Master Fund (2)

10.2 Registration Rights Agreement dated as of May 6, 2005, by and between the Company and Rubicon Master Fund (2)

10.3 Amendment to Consulting Agreement, dated as of May 4, 2005, by and between the Company and Liviakis Financial Communications, Inc. (2)

10.4 Stock Grant Agreement, dated as of May 4, 2005, by and between the Company and Liviakis Financial Communications, Inc. (2)

10.5       Executive Employment Agreement, Robert S. Herlin, dated April 4, 2005
           (3)

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------
10.6       Herlin Stock Option Agreement, dated April 4, 2005 (3)

10.7       Herlin Warrant Agreement, dated April 4, 2005 (3)

10.8       Amended and Restated Tatum Resources Agreement, dated April 4, 2005
           (3)

10.9       Tatum Warrant Agreement, dated April 4, 2005 (3)

10.10 Executive Employment Agreement, Sterling H. McDonald, dated April 4, 2005 (3)

10.11      McDonald Stock Option Agreement, dated April 4, 2005 (3)

10.12 Certificate of Draw Request, dated as of February 16, 2005, between the Company and Prospect Energy Corporation ("Prospect") (4)

10.13 Loan Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.14 Mortgage, Collateral Assignment, Security Agreement and Financing Statement by NGS Sub. Corp., dated as of February 2, 2005 (5)

10.15      Company Promissory Note in favor of Prospect (5)

10.16 Security Agreement, dated as of February 2, 2005, between NGS Sub. Corp. and Prospect (5)

10.17 Security Agreement, dated as of February 2, 2005, between Natural Gas Systems, Inc., a Delaware corporation, and Prospect (5)

10.18 Guaranty Agreement, dated as of February 2, 2005, by Natural Gas Systems, Inc., a Delaware corporation, NGS Sub. Corp., Arkla Petroleum, L.L.C. and Four Star Development Corporation, in favor of Prospect (5)

10.19 Warrant Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.20 Company Common Stock Purchase Warrant in favor of Prospect, dated as of February 2, 2005 (5)

10.21 Revocable Warrant Agreement, dated as of February 2, 2005, between the Company and Prospect (5)`

10.22 Company Revocable Common Stock Purchase Warrant in favor of Prospect, dated as of February 2, 2005 (5)

10.23 Registration Rights Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.24 Definitive Asset Purchase Agreement, dated as of February 2, 2005, by and between Chadco, Inc., Alan Chadwick McCartney, Sonya Lynn McCarty McCartney and NGS Sub. Corp. (5)

10.25 Amendment to Secured Promissory Note - Laird Q. Cagan, dated September 20, 2004 (6)

10.26      Form of Subscription Agreement (7)

10.27      Form of Registration Rights Agreement (7)

10.28      Asset Purchase Agreement for Delhi Field, dated September 24, 2003
           (8)

10.29      Asset Purchase Agreement for Tullos Field, dated September 3, 2004
           (8)

10.30 Engagement Agreement - Cagan McAfee Capital Partners, LLC, dated September 23, 2003 (8)

10.31 Addendum to Engagement Agreement - Cagan McAfee Capital Partners, LLC, dated May 5, 2004 (8)

10.32      Lateral Drilling Services Agreement - Verdisys, Inc., January 27,
           2004 (8)

10.33      Secured Promissory Note - Laird Q. Cagan, dated August 10, 2004 (8)

10.35 Agreement and Plan of Reorganization dated as of April 12, 2004 among Reality Interactive, Inc., Reality Acquisition Corp., Global Marketing Associates, Inc., Dean H. Becker and the Company (9)

10.36      Plains Marketing Agreement (1)

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------
10.37      2004 Stock Plan (10)

10.38      2003 Stock Option Plan (10)

10.39 Amendment to Prospect Loan Agreement, dated September 27, 2005, between the Company and Prospect (11)

10.40 Revocable Warrant Agreement , dated as of September 27, 2005, between the Company and Prospect (11)

10.41 Master Services Agreement, dated September 29, 2005, between NGS Technologies, Inc., our wholly-owned subsidiary, and MTEM, LTD. (13)

10.42      Executive Employment Agreement, Daryl M. Mazzanti, dated June 23,
           2005 (14)

10.43      Stock Option Agreement, dated June 23, 2005 (14)

10.44      Stock Option Grant Agreement, dated June 23, 2005 (14)

10.45      Revocable Warrant Agreement, dated June 23, 2005 (14)

10.46 Securities Purchase Agreement dated as of January 13, 2006, by and between the Company and Rubicon Master Fund (16)

10.47 Amended and Restated Registration Rights Agreement dated as of January 13, 2006, by and between the Company and Rubicon Master Funds (16)

21.1       List of Subsidiaries (11)

23.1       Consent of Hein & Associates, LLP, independent auditors (12)

23.2 Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1) (1)

23.3       Consent of W. D. Von Gonten & Co. (12)

23.4       Consent of Robert A. Olson (12)

24.1       Power of Attorney (reference is made to signature page) (1)


------------


(1) Previously filed herewith as an exhibit to this registration statement.

(2) Previously filed as an exhibit to the Company's Current Report on Form 8-K on May 11, 2005, which exhibit is hereby incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Current Report on Form 8-K on April 8, 2005, which exhibit is hereby incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Current Report on Form 8-K on March 21, 2005, which exhibit is hereby incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's Current Report on Form 8-K on February 8, 2005, which exhibit is hereby incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB on November 17, 2004, which exhibit is hereby incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Current Report on Form 8-K on October 26, 2004, which exhibit is hereby incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Report on Form 10-KSB on September 28, 2004, which exhibit is hereby incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Current Report on Form 8-K/A on April 27, 2004, which exhibit is hereby incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's Definitive Information Statement on Schedule 14C, which exhibit is hereby incorporated by reference.

(11) Previously filed as an exhibit to the Company's Report on Form 10-KSB on September 28, 2005, which exhibit is hereby incorporated herein by reference.

(12) Filed herewith.

(13) Previously filed as an exhibit to the Company's Current Report on Form 8-K on October 7, 2005, which exhibit is hereby incorporated herein by reference.

(14) Previously filed as an exhibit to the Company's Current Report on Form 8-K on June 29, 2005, which exhibit is incorporated herein by reference.

(15) Previously filed as an exhibit to the Company's Current Report on Form 8-K on February 7, 2002, which exhibit is hereby incorporated herein by reference.

(16) Previously filed as an exhibit to the Company's Current Report on Form 8-K on January 20, 2006, which exhibit is hereby incorporated herein by reference.

ITEM 28. UNDERTAKINGS

B. Rule 415 Offering

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  C. Request for Acceleration of Effective Date

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Houston, Texas, on January 23, 2006.

                            NATURAL GAS SYSTEMS, INC.



                By: /s/ Robert S. Herlin
                    -------------------------------------
                    Robert S. Herlin, President



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                     TITLE                             DATE


By: /s/ Robert S. Herlin      President (principal executive    January 23, 2006
   ------------------------     officer) and Chief Executive
   Robert S. Herlin             Officer and Director




By:         *                 Chairman of the Board             January 23, 2006
   ------------------------
   Laird Q. Cagan


By:         *                 Chief Financial Officer           January 23, 2006
   ------------------------     (principal financial and
   Sterling McDonald            accounting officer)


By:/s/ William Dozier         Director                          January 16, 2006
   ------------------------
   William Dozier


By:                           Director
   ------------------------
   E.J. DiPaolo


By:         *                 Director                          January 23, 2006
   ------------------------
   Gene Stoever


* By: /s/ Robert S. Herlin
      ---------------------
      Robert S. Herlin
      Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------
3.1        Articles of Incorporation (15)

3.2        Certificate of Amendment to Articles of Incorporation (15)

3.3        Certificate of Amendment to Articles of Incorporation (1)

3.4        Articles of Merger (1)

3.5        Amended Bylaws (1)

4.1        Specimen form of the Company's Common Stock Certificate (1)

5.1        Opinion of Troy & Gould Professional Corporation (1)

10.1 Securities Purchase Agreement dated as of May 6, 2005, by and between the Company and Rubicon Master Fund (2)

10.2 Registration Rights Agreement dated as of May 6, 2005, by and between the Company and Rubicon Master Fund (2)

10.3 Amendment to Consulting Agreement, dated as of May 4, 2005, by and between the Company and Liviakis Financial Communications, Inc. (2)

10.4 Stock Grant Agreement, dated as of May 4, 2005, by and between the Company and Liviakis Financial Communications, Inc. (2)

10.5       Executive Employment Agreement, Robert S. Herlin, dated April 4, 2005
           (3)

10.6       Herlin Stock Option Agreement, dated April 4, 2005 (3)

10.7       Herlin Warrant Agreement, dated April 4, 2005 (3)

10.8       Amended and Restated Tatum Resources Agreement, dated April 4, 2005
           (3)

10.9       Tatum Warrant Agreement, dated April 4, 2005 (3)

10.10 Executive Employment Agreement, Sterling H. McDonald, dated April 4, 2005 (3)

10.11      McDonald Stock Option Agreement, dated April 4, 2005 (3)

10.12 Certificate of Draw Request, dated as of February 16, 2005, between the Company and Prospect Energy Corporation ("Prospect") (4)

10.13 Loan Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.14 Mortgage, Collateral Assignment, Security Agreement and Financing Statement by NGS Sub. Corp., dated as of February 2, 2005 (5)

10.15      Company Promissory Note in favor of Prospect (5)

10.16 Security Agreement, dated as of February 2, 2005, between NGS Sub. Corp. and Prospect (5)

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------
10.17 Security Agreement, dated as of February 2, 2005, between Natural Gas Systems, Inc., a Delaware corporation, and Prospect (5)

10.18 Guaranty Agreement, dated as of February 2, 2005, by Natural Gas Systems, Inc., a Delaware corporation, NGS Sub. Corp., Arkla Petroleum, L.L.C. and Four Star Development Corporation, in favor of Prospect (5)

10.19 Warrant Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.20 Company Common Stock Purchase Warrant in favor of Prospect, dated as of February 2, 2005 (5)

10.21 Revocable Warrant Agreement, dated as of February 2, 2005, between the Company and Prospect (5)`

10.22 Company Revocable Common Stock Purchase Warrant in favor of Prospect, dated as of February 2, 2005 (5)

10.23 Registration Rights Agreement, dated as of February 2, 2005, between the Company and Prospect (5)

10.24 Definitive Asset Purchase Agreement, dated as of February 2, 2005, by and between Chadco, Inc., Alan Chadwick McCartney, Sonya Lynn McCarty McCartney and NGS Sub. Corp. (5)

10.25 Amendment to Secured Promissory Note - Laird Q. Cagan, dated September 20, 2004 (6)

10.26      Form of Subscription Agreement (7)

10.27      Form of Registration Rights Agreement (7)

10.28      Asset Purchase Agreement for Delhi Field, dated September 24, 2003
           (8)

10.29      Asset Purchase Agreement for Tullos Field, dated September 3, 2004
           (8)

10.30 Engagement Agreement - Cagan McAfee Capital Partners, LLC, dated September 23, 2003 (8)

10.31 Addendum to Engagement Agreement - Cagan McAfee Capital Partners, LLC, dated May 5, 2004 (8)

10.32      Lateral Drilling Services Agreement - Verdisys, Inc., January 27,
           2004 (8)

10.33      Secured Promissory Note - Laird Q. Cagan, dated August 10, 2004 (8)

10.35 Agreement and Plan of Reorganization dated as of April 12, 2004 among Reality Interactive, Inc., Reality Acquisition Corp., Global Marketing Associates, Inc., Dean H. Becker and the Company (9)

10.36      Plains Marketing Agreement (1)

EXHIBIT
NUMBER     DESCRIPTION
-------    ---------------------------------------------------------------------
10.37      2004 Stock Plan (10)

10.38      2003 Stock Option Plan (10)

10.39 Amendment to Prospect Loan Agreement, dated September 27, 2005, between the Company and Prospect (11)

10.40 Revocable Warrant Agreement , dated as of September 27, 2005, between the Company and Prospect (11)

10.41 Master Services Agreement, dated September 29, 2005, between NGS Technologies, Inc., our wholly-owned subsidiary, and MTEM, LTD. (13)

10.42      Executive Employment Agreement, Daryl M. Mazzanti, dated June 23,
           2005 (14)

10.43      Stock Option Agreement, dated June 23, 2005 (14)

10.44      Stock Option Grant Agreement, dated June 23, 2005 (14)

10.45      Revocable Warrant Agreement, dated June 23, 2005 (14)

10.46 Securities Purchase Agreement dated as of January 13, 2006, by and between the Company and Rubicon Master Fund (16)

10.47 Amended and Restated Registration Rights Agreement dated as of January 13, 2006, by and between the Company and Rubicon Master Funds (16)

21.1       List of Subsidiaries (11)

23.1       Consent of Hein & Associates, LLP, independent auditors (12)

23.2 Consent of Troy & Gould Professional Corporation (reference is made to Exhibit 5.1) (1)

23.3       Consent of W. D. Von Gonten & Co. (12)

23.4       Consent of Robert A. Olson (12)

24.1       Power of Attorney (reference is made to signature page) (1)

------------


(1) Previously filed herewith as an exhibit to this registration statement.

(2) Previously filed as an exhibit to the Company's Current Report on Form 8-K on May 11, 2005, which exhibit is hereby incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Current Report on Form 8-K on April 8, 2005, which exhibit is hereby incorporated herein by reference.

(4) Previously filed as an exhibit to the Company's Current Report on Form 8-K on March 21, 2005, which exhibit is hereby incorporated herein by reference.

(5) Previously filed as an exhibit to the Company's Current Report on Form 8-K on February 8, 2005, which exhibit is hereby incorporated herein by reference.

(6) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB on November 17, 2004, which exhibit is hereby incorporated herein by reference.

(7) Previously filed as an exhibit to the Company's Current Report on Form 8-K on October 26, 2004, which exhibit is hereby incorporated herein by reference.

(8) Previously filed as an exhibit to the Company's Report on Form 10-KSB on September 28, 2004, which exhibit is hereby incorporated herein by reference.

(9) Previously filed as an exhibit to the Company's Current Report on Form 8-K/A on April 27, 2004, which exhibit is hereby incorporated herein by reference.

(10) Previously filed as an exhibit to the Company's Definitive Information Statement on Schedule 14C, which exhibit is hereby incorporated by reference.

(11) Previously filed as an exhibit to the Company's Report on Form 10-KSB on September 28, 2005, which exhibit is hereby incorporated herein by reference.

(12) Filed herewith.

(13) Previously filed as an exhibit to the Company's Current Report on Form 8-K on October 7, 2005, which exhibit is hereby incorporated herein by reference.

(14) Previously filed as an exhibit to the Company's Current Report on Form 8-K on June 29, 2005, which exhibit is incorporated herein by reference.

(15) Previously filed as an exhibit to the Company's Current Report on Form 8-K on February 7, 2002, which exhibit is hereby incorporated herein by reference.

(16) Previously filed as an exhibit to the Company's Current Report on Form 8-K on January 20, 2006, which exhibit is hereby incorporated herein by reference.